      As filed with the Securities and Exchange Commission on July 7, 1999.

                                                 Registration Statement No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              ASSOCIATED BANC-CORP
             (Exact Name of Registrant as Specified in its Charter)

                WISCONSIN                                 6711                              39-1098068
     (State or Other Jurisdiction of          (Primary Standard Industrial               (I.R.S. Employer
      Incorporation or Organization)           Classification Code Number)            Identification Number)

                                1200 HANSEN ROAD
                                 P.O. BOX 13307
                            GREEN BAY, WI 54307-3307
                                 (920) 491-7000
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                                 HARRY B. CONLON
                              ASSOCIATED BANC-CORP
                                1200 HANSEN ROAD
                                 P.O. BOX 13307
                            GREEN BAY, WI 54307-3307
                                 (920) 491-7000
            (Name, Address, Including Zip Code and Telephone Number,
                   Including Area Code, of Agent for Service)

                                 with copies to:

    JAMES M. BEDORE, ESQ.                          JAMES C. MELVILLE, ESQ.
REINHART, BOERNER, VAN DEUREN,                KAPLAN, STRANGIS AND KAPLAN, P.A.
  NORRIS & RIESELBACH, S.C.                          5500 NORWEST CENTER
   1000 NORTH WATER STREET                         90 SOUTH SEVENTH STREET
        P.O. BOX 92900                            MINNEAPOLIS, MN 55402-4137
   MILWAUKEE, WI 53202-0900                             (612) 375-1138
       (414) 298-1000

         Approximate date of commencement of proposed sale of the securities to the public: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


================================================================================
                             (THE FACING SHEET CONTINUES, AND THE CALCULATION OF
                            THE REGISTRATION FEE APPEARS, ON THE FOLLOWING PAGE)

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

                         CALCULATION OF REGISTRATION FEE

------------------------ ---------------------- ---------------------- ---------------------- ----------------------
  Title of Each Class                             Proposed Maximum       Proposed Maximum
   Of Securities To            Amount To              Offering               Aggregate              Amount Of
     Be Registered         Be Registered(1)        Price Per Unit         Offering Price        Registration Fee
------------------------ ---------------------- ---------------------- ---------------------- ----------------------
Common Stock, $0.01
par value per share            2,784,375           Not Applicable         Not Applicable            $6,949(2)
------------------------ ---------------------- ---------------------- ---------------------- ----------------------

================================================================================



(1) This number is subject to adjustment in the accordance with the terms of the Agreement and Plan of Merger between the Registrant and Riverside Acquisition Corp. Accordingly, this Registration Statement covers any additional shares of the Common Stock of the Registrant which may be required to be issued by reason of such adjustments. Subject to increase in accordance with Rule 416(a) and (b) under the Securities Act of 1933, as amended, pursuant to stock splits or stock dividends.

(2) Pursuant to Rule 457(f)(2), the registration fee was computed on the basis of $24,993,653, the book value of the Common Stock of Riverside Acquisition Corp. to be exchanged in the Merger as of March 31, 1999, the latest practicable date.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                           RIVERSIDE ACQUISITION CORP.
                            800 LASALLE PLAZA AVENUE
                        MINNEAPOLIS, MINNESOTA 55402-2008

                             ________________, 1999

Dear Fellow Shareholder:

         You are cordially invited to attend our special meeting of shareholders to be held on ______________, 1999 at 10:00 a.m. (local time) at the offices of Kaplan, Strangis and Kaplan, P.A., 5500 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota. At the special meeting, you will vote on a proposal to approve an agreement for the merger of Associated Banc-Corp and Riverside Acquisition Corp.

         Subject to receipt of regulatory approval, approval by the shareholders of Riverside and satisfaction of other conditions, the merger agreement provides that Riverside will combine its business and operations with those of Associated through a statutory merger. If the merger is completed, you will receive a number of whole shares of Associated common stock in exchange for your shares of Riverside common stock which will vary based upon the average price of Associated common stock during a 10 trading-day period before the consummation of the merger. If the average price is less than $32.00, you will receive
111.375 shares of Associated common stock for each share of Riverside common stock you own. If the average price is at least $32.00 and not greater than $38.00, you will receive the number of shares of Associated common stock equal to $3,564 divided by the average price for each share of Riverside common stock you own. If the average price is greater than $38.00, you will receive 93.78947 shares of Associated common stock for each share of Riverside common stock you own. You will receive cash in lieu of any fractional share interest in Associated common stock.

         Riverside has the right to terminate the merger agreement if the average price of Associated common stock as of a designated valuation date is below $28.50 per share. If Riverside chooses to exercise such right, Associated may avoid such termination by increasing the conversion ratio to approximately $3,174 divided by the average price. Associated has the right to terminate the merger agreement if the average price of Associated common stock as of the designated valuation date is above $41.50 per share. If Associated chooses to exercise such right, Riverside may avoid such termination by decreasing the conversion ratio to approximately $3,892 divided by the average price. The accompanying proxy statement/prospectus contains a detailed description of this formula for the exchange of shares of Associated common stock for shares of Riverside common stock in the merger.

         Associated common stock trades on the NASDAQ National Market. The shares of Associated common stock to be issued in the merger will offer greater liquidity than that of the shares of Riverside common stock.

         The accompanying Proxy Statement/Prospectus describes the merger in greater detail. We encourage you to read it carefully.

         The Board of Directors of Riverside has determined that the merger is in the best interests of Riverside and its shareholders. Accordingly, the Board has by unanimous vote approved the merger agreement and the merger and recommends that shareholders vote in favor of the merger agreement.

         Your participation in the special meeting, in person or by proxy, is especially important because the items to be voted on are very important to Riverside and its shareholders. Whether or not you plan to attend the special meeting, we urge you to complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope to ensure that your shares will be represented at the special meeting. You may revoke your proxy at any time before it is voted.

         On behalf of the Board of Directors, we thank you for your support and urge you to vote "for" the approval of the merger agreement.


                                                     Very truly yours,

                                                     /s/ David E. Cleveland
                                                     ---------------------------
                                                     David E. Cleveland,
                                                     Chairman of the
                                                     Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE MERGER DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR THE ASSOCIATED COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER, NOR HAVE THEY DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The Proxy Statement/Prospectus is dated __________, 1999 and is first being mailed to shareholders on or about __________, 1999.

                           RIVERSIDE ACQUISITION CORP.
                            800 LASALLE PLAZA AVENUE
                        MINNEAPOLIS, MINNESOTA 55402-2008

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ____________, 1999


TO THE SHAREHOLDERS OF RIVERSIDE ACQUISITION CORP.

         Notice is hereby given that a Special Meeting of Shareholders (including any adjournments or postponements thereof, the "Special Meeting") of holders of the Common Stock, no par value per share (the "Common Stock"), of Riverside Acquisition Corp., a Minnesota corporation ("Riverside" or the "Company"), will be held at the offices of Kaplan, Strangis and Kaplan, P.A., 5500 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota, on __________, 1999 at 10:00 a.m. (local time). The Proxy Statement/Prospectus for the Special Meeting is attached and a Proxy Card is enclosed.

         The Special Meeting is for the purpose of considering and acting upon the following proposals:

         1. To approve the Agreement and Plan of Merger dated as of March 10, 1999, as amended, between Associated Banc-Corp ("Associated") and the Company (the "Merger Agreement") providing for the merger of the Company with and into Associated (the "Merger") (a copy of the Merger Agreement is attached as Exhibit A to the Proxy Statement/Prospectus following this notice and an amendment to the Merger Agreement is attached as Exhibit A-1 to the Proxy Statement/Prospectus).

         2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

         THE DIRECTORS OF THE COMPANY HAVE UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMEND THAT THE SHAREHOLDERS APPROVE THE MERGER AGREEMENT.

         Only holders of record of Common Stock at the close of business on _________, 1999, are entitled to notice of, and to vote at, the Special Meeting. The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock is required to approve the Merger Agreement. Each share of the Common Stock is entitled to one vote. Shareholders of Associated are not required to approve the Merger Agreement and no further corporate authorization by Associated is required to consummate the Merger. Holders of Common Stock who do not vote their shares in favor of the Merger Agreement and who strictly comply with Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act (the "MBCA") have the right to dissent from the Merger Agreement and make written demand for payment of the "fair value" of their shares ("Dissenting Shares"). For a description of the rights of holders of Dissenting Shares, see Sections 302A.471 and 302A.473 of the MBCA, a copy of which is included as Exhibit B to the accompanying Proxy Statement/Prospectus. In addition, the description of the procedures to be followed in order to obtain payment for Dissenting Shares is set forth under the caption "The Merger - Dissenters' Rights" in the Proxy Statement/Prospectus.

         It is very important that your shares be represented at the Special Meeting. You are urged to complete and sign the accompanying Proxy Card, which is solicited by the Board of Directors of the Company, and mail it promptly in the enclosed envelope. All Proxies are important, so please complete each Proxy Card sent to you and return it in the envelope provided. Your Proxy will not be used if you attend and vote at the Special Meeting in person.

                  BY ORDER OF THE BOARD OF DIRECTORS

                  /s/ Michael J. Mollerus
                  ---------------------------
                  Michael J. Mollerus
                  Secretary

Minneapolis, Minnesota
_____________, 1999

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

                           RIVERSIDE ACQUISITION CORP.
                                       AND
                              ASSOCIATED BANC-CORP
                           PROXY STATEMENT/PROSPECTUS

                                TABLE OF CONTENTS

                                                                                                      PAGE
                                                                                                      ----
QUESTIONS AND ANSWERS ABOUT THE MERGER.......................................................          1

SUMMARY......................................................................................          3

RISK FACTORS.................................................................................          8

SELECTED FINANCIAL DATA OF ASSOCIATED BANC-CORP
AND RIVERSIDE ACQUISITION CORP...............................................................         10

COMPARATIVE STOCK PRICES AND DIVIDENDS.......................................................         12
         Associated Common Stock.............................................................         12
         The Company Common Stock............................................................         12

COMPARATIVE UNAUDITED PER SHARE DATA.........................................................         13

INTRODUCTION.................................................................................         14

ASSOCIATED BANC-CORP.........................................................................         14

THE SPECIAL MEETING..........................................................................         14
         Matters to Be Considered at the Special Meeting.....................................         14
         Required Vote.......................................................................         14
         Voting of Proxies...................................................................         15
         Revocability of Proxies.............................................................         15
         Record Date; Stock Entitled to Vote; Quorum.........................................         15
         Solicitation of Proxies.............................................................         15

THE MERGER...................................................................................         16
         Background of the Merger............................................................         16
         Reasons for the Merger..............................................................         20
         Recommendation of the Board of Directors of the Company.............................         21
         Merger Consideration................................................................         21
         Conversion of Shares; Procedures for Exchange of Certificates;
            Fractional Shares................................................................         23
         Termination Based on Stock Price....................................................         25
         Regulatory Approvals Required.......................................................         26
         The Effective Time..................................................................         27
         Description of Associated Common Stock Issuable in the Merger.......................         27
         Comparison of Shareholder Rights....................................................         28
                  Authorized Capital Stock...................................................         28

                  Appraisal Rights and Dissenters' Rights....................................         29
                  Required Vote..............................................................         29
                  Classified Board of Directors..............................................         29
                  Removal of Directors.......................................................         30
                  Newly Created Directorships and Vacancies
                     on the Board of Directors...............................................         30
                  Certain Business Combinations..............................................         30
                  Advance Notice of Proposals to Be Brought
                     at the Annual Meeting...................................................         31
                  Advance Notice of Nominations of Directors.................................         31
                  Call of Shareholders' Meetings.............................................         31
                  Shareholder Action Without a Meeting.......................................         31
                  Dividends; Stock Repurchases...............................................         32
                  Indemnification of Directors, Officers and Employees.......................         32
                  Limitation of Personal Liability of Directors..............................         32
         Resale of Associated Common Stock Issued Pursuant to the Merger.....................         33
         Pre-Merger Dividend Policy..........................................................         33
         Post-Merger Dividend Policy.........................................................         33
         Conduct of Business Pending the Merger..............................................         33
         Certain Material Federal Income Tax Consequences....................................         34
         Anticipated Accounting Treatment....................................................         36
         Dissenters' Rights..................................................................         36
         Interests of Certain Persons in the Merger..........................................         38
         Other Related Party Transactions....................................................         39
         Management After the Merger.........................................................         39
CERTAIN PROVISIONS OF THE MERGER AGREEMENT...................................................         39
         The Merger..........................................................................         39
         Representations and Warranties......................................................         40
         Certain Covenants...................................................................         40
         No Solicitation of Transactions.....................................................         42
         Conditions to Consummation of the Merger............................................         42
         Termination.........................................................................         43
         Termination Fee.....................................................................         45
         Amendment and Waiver................................................................         45
         Expenses............................................................................         45

CERTAIN INFORMATION CONCERNING ASSOCIATED....................................................         46

CERTAIN INFORMATION CONCERNING THE COMPANY...................................................         48
         Principal Stockholders of the Company...............................................         48

EXPERTS......................................................................................         49

LEGAL OPINIONS...............................................................................         49

FUTURE SHAREHOLDER PROPOSALS.................................................................         49

WHERE YOU CAN FIND MORE INFORMATION..........................................................         50

Exhibit A:        Agreement and Plan of Merger between Associated Banc-Corp
                           and Riverside Acquisition Corp. dated as of March 10, 1999 ..............   A-1
Exhibit A-1:      First Amendment to Agreement and Plan of Merger between
                           Associated Banc-Corp and Riverside Acquisition Corp. ....................
                           dated as of June 24, 1999 ...............................................   A-65
Exhibit B:        Sections 302A.471 and 302A.473 of the Minnesota Business
                           Corporation Act .........................................................   B-1
Exhibit C:        Riverside Acquisition Corp. and Subsidiaries Financial
                           Statements and Management's Discussion and Analysis
                           of Financial Condition and Results of Operations ........................   C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER


Q:       WHY ARE THE TWO COMPANIES PROPOSING TO MERGE? HOW WILL I BENEFIT?

A: We believe you will benefit from the merger because the potential for the combined company exceeds, in our opinion, what either company could accomplish individually.

         We believe the merger will increase the financial strength and resources of Riverside and enable Associated to increase its presence and heighten its visibility in Minnesota. We believe that you will benefit as a result of the greater liquidity, marketability and dividend paying capacity of the Associated common stock which you will receive in the merger.

Q:       WHAT DO I NEED TO DO NOW?

A: Just indicate on your proxy card how you want to vote, and sign, date and return it as soon as possible. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the merger. If you do not return your proxy or if you do not vote or you abstain at the meeting, it will have the effect of a vote not to approve the merger agreement.

         You may attend the special meeting and vote your shares in person, rather than completing and returning your proxy card. If you do complete and return your proxy card, you may revoke it at any time up to and including the day of the special meeting by following the directions on page 15.

         PLEASE REMEMBER THAT THE REQUIRED VOTE OF SHAREHOLDERS IS BASED ON THE TOTAL NUMBER OF OUTSTANDING SHARES, AND NOT UPON THE NUMBER OF SHARES WHICH ARE ACTUALLY VOTED.

Q:       SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A. No. After the merger is completed, we will send you instructions on how to receive the merger consideration in exchange for your shares of Riverside common stock.

Q:       WHAT WILL I RECEIVE IN THE MERGER?

A: If the merger is completed, you will receive whole shares of Associated common stock in exchange for the shares of Riverside common stock that you own. The number of shares you receive will vary based upon the average price of Associated common stock during the 10 trading days ending on the third business day prior to the day on which the merger occurs.

         o If the average price is less than $32.00, each share of Riverside common stock will convert into 111.375 Associated shares.

         o If the average price is at least $32.00 and not greater than $38.00, each share of Riverside common stock will convert into the number of Associated shares equal to $3,564 divided by the average price.

         o If the average price is greater than $38.00, each share of Riverside common stock will convert into 93.78947 Associated shares.

         If the average price is less than $28.50, Riverside may terminate the merger agreement unless Associated elects to increase the conversion ratio so that each Riverside share will convert into approximately $3,174 divided by the average price. If the average price is greater than $41.50, Associated may terminate the merger agreement unless Riverside elects to decrease the conversion ratio so that each Riverside share will convert into approximately $3,892 divided by the average price.

         You will receive cash instead of any fractional Associated shares that you would otherwise receive, based on the average price. To review a detailed description of this formula, see pages 21 to 23.

Q:       WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A. The merger agreement prohibits Riverside from declaring or paying any dividends. After the merger, we presently anticipate that Associated will pay dividends at the current quarterly rate of $0.29 per share. However, the directors of Associated will use their discretion to decide whether to declare dividends and the amount of any dividends.

Q:       WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible. In addition to shareholder approvals, we must obtain regulatory approvals. We expect the merger to be completed shortly after the special meeting.

Q:       WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO ME?

A. The merger will be tax-free for federal income tax purposes. To review the tax consequences to shareholders in greater detail, see pages 34 and 35.

Q:       WHO CAN I CONTACT IF I HAVE MORE QUESTIONS ABOUT THE MERGER?

A:       Riverside Acquisition Corp.
         c/o Kaplan, Strangis and Kaplan, P.A.
         5500 Norwest Center
         90 South Seventh Street
         Minneapolis, Minnesota 55402-4137
         Attention:  James C. Melville, Esq.
         Phone Number:  (612) 375-1138

Q: WHO CAN I CONTACT IF I WOULD LIKE ADDITIONAL COPIES OF THE PROXY STATEMENT/PROSPECTUS?

A:       Associated Banc-Corp
         1200 Hansen Road
         P.O. Box 13307
         Green Bay, Wisconsin 54307-3307
         Attention: Brian R. Bodager, Esq.
         Phone Number: (920) 491-7000

                                     SUMMARY

         This summary highlights selected information from this document and does not contain all the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" (pages 50 and 51). We have included page references parenthetically to direct you to a more complete description of the topics presented in this Summary.


THE COMPANIES (PAGES 46-49)

ASSOCIATED BANC-CORP
1200 Hansen Road
P.O. Box 13307
Green Bay, WI 54307-3307
(920) 491-7000

Associated is a diversified multi-bank holding company headquartered in Green Bay, Wisconsin. At March 31, 1999, Associated had $11.3 billion in assets, 3,967 employees, and provided services through more than 200 banking locations in over 150 communities. Associated offers a variety of financial products and services to complement its traditional line of banking products.

RIVERSIDE ACQUISITION CORP.
800 LaSalle Plaza Avenue
Minneapolis, MN  55402-2008
(612) 338-8600

Riverside Acquisition Corp. is a one-bank holding company which owns 100% of the stock of Riverside Bancshares Corporation. Riverside Bancshares Corporation is a bank holding company that owns 100% of the stock of Riverside Bank, a state banking corporation. At March 31, 1999, Riverside Acquisition Corp. had assets of $335.6 million. Riverside Bank has five offices in the Minneapolis-St. Paul metropolitan area.

THE SPECIAL MEETING (PAGES 14-15)

The special meeting of shareholders will be held at the offices of Kaplan, Strangis and Kaplan, P.A., 5500 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota, at 10:00 a.m. on ____________, 1999. At the special meeting, shareholders of Riverside will be asked to approve the merger agreement.

RECOMMENDATION TO SHAREHOLDERS (PAGE 21)

The Board of Directors of Riverside believes the merger is fair to you and in your best interest and unanimously recommends that you vote "for" approving the merger agreement.

RECORD DATE; VOTING POWER (PAGE 15)

You are entitled to vote at the special meeting if you owned shares on _________, 1999, the Record Date. Each shareholder is entitled to one vote for each share of common stock.

On the Record Date, there were outstanding 25,000 shares of common stock.

VOTE REQUIRED (PAGES 14-15)

Approval of the merger agreement will require the affirmative vote of a majority of the voting power of the common stock.

Each share of common stock will be entitled to one vote at the special meeting.

THE MERGER (PAGES 39-40)

The merger will combine our businesses under a single holding company. As a result of the merger, Associated will become the holding company for Riverside's direct subsidiary, Riverside Bancshares Corporation and its banking subsidiary, Riverside Bank, and will remain the holding company of Associated's current banks and subsidiaries.

The merger agreement is attached as Exhibit A to this document and an amendment to the merger agreement is attached as Exhibit A-1 to this document. We encourage you to read the merger agreement and the amendment. They are the legal documents governing the merger.

WHAT SHAREHOLDERS WILL RECEIVE IN THE MERGER (PAGES 21-22)

The merger agreement establishes a formula to calculate the conversion ratio for the merger. The conversion ratio represents the number of shares of Associated common stock which will be received in exchange for one share of Riverside common stock in the merger. The formula for the conversion ratio values the Associated common stock based on the Daily Average Price of the Associated common stock, which is the average of the closing prices of a share of Associated common stock as quoted on the NASDAQ National Market during the ten trading-day period ending on the third business day immediately prior to the day the merger is completed.

o If the Daily Average Price is less than $32.00, you will receive 111.375 shares of Associated common stock for each share of Riverside common stock you own.

o If the Daily Average Price is at least $32.00 and not greater than $38.00, you will receive the number of shares of Associated common stock equal to $3,564 divided by the Daily Average Price for each share of Riverside common stock you own.

o    If the Daily Average Price is greater than $38.00, you will receive
     93.78947 shares of Associated common stock for each share of Riverside common stock you own.

If the average price of Associated common stock as of a designated valuation date is less than $28.50, Riverside may terminate the merger agreement unless Associated elects to increase the conversion ratio so that each Riverside share will convert into approximately $3,174 divided by the Daily Average Price. If the average price is greater than $41.50, Associated may terminate the merger agreement unless Riverside elects to decrease the conversion ratio so that each Riverside share will convert into approximately $3,892 divided by the average price.

Associated will not issue fractional shares. Instead you will receive cash for any fractional share of Associated common stock you would otherwise receive, based on the Daily Average Price of Associated common stock described above.

Please refer to pages A-8 to A-10 of the merger agreement, which is attached as an exhibit to this document, for a complete description of the formula for the exchange ratio.

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS (PAGES 48-49)

At the close of business on the Record Date, directors and executive officers of Riverside possessed sole or shared voting power with respect to 10,866 shares of common stock, which represented approximately 43.5% of the outstanding shares.

DIVIDEND POLICY OF ASSOCIATED AFTER THE MERGER (PAGE 33)

After the merger, it is presently expected that dividends will continue at Associated's current quarterly dividend rate of $0.29 per share. Associated's Board of Directors determines the level of dividends to be declared each quarter based on various economic and financial factors.

FEDERAL INCOME TAX CONSIDERATIONS (PAGES 34-35)

We must receive an opinion from Associated's outside counsel stating that, as a general matter, shareholders will not recognize gain or loss for federal income tax purposes as a result of the merger, except if they receive cash for fractional shares or pursuant to the exercise of dissenters' rights.

TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES TO YOU OF THE MERGER WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISORS FOR A FULL EXPLANATION OF THE TAX CONSEQUENCES TO YOU OF THE MERGER.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 38-39)

Executives of Riverside Bank hold interests in a phantom stock plan for which they will receive payment as a result of the merger. Additionally, the President of Riverside Bank will enter into an employment agreement with Associated.

LISTING OF ASSOCIATED COMMON STOCK

Associated will file an application to list the shares of Associated common stock to be issued in the merger on the NASDAQ National Market under Associated's current symbol "ASBC."

STATUS OF ASSOCIATED COMMON STOCK (PAGES 33)

Shares of Associated common stock received in the merger will be freely-tradable except for shares issued to affiliates of Riverside. Riverside has concluded that its only affiliates who will receive Associated common stock in the merger are its directors and Thomas M. Redmond who owns approximately 55% of the outstanding shares of Riverside common stock.

CONDITIONS TO THE MERGER (PAGES 42-43)

We will complete the merger only if several conditions are satisfied, including the following:

o    shareholders of Riverside vote in favor of the merger agreement;

o no legal restraints or prohibitions exist which prevent the merger from being completed;

o    we receive all necessary regulatory approvals;

o Associated's counsel delivers an opinion concerning certain federal income tax consequences of the merger;

o The sum of the fractional shares of Associated common stock paid in cash and the number of shares of Associated common stock that is not issued in the merger due to the exercise of dissenters' rights does not exceed 10% of the maximum number of shares of Associated common stock which could otherwise have been issued in the merger;

o Riverside has consolidated after-tax earnings for the six months ending June 30, 1999 of at least $2,200,000 and Riverside Bank has after-tax earnings for the six months ending June 30, 1999 of at least $2,700,000 if the merger occurs on or before October 31, 1999 and if the merger occurs after October 31, 1999, Riverside has consolidated after-tax earnings for the nine months ending September 30, 1999 of at least $3,300,000 and Riverside Bank has after-tax earnings for the nine months ending September 30, 1999 of at least $4,000,000, in each case excluding certain adjustments relating to loan loss reserves and expenses related to the phantom stock plan or to the merger;

o Associated is reasonably satisfied as to the Year 2000 compliance plan of Riverside, Riverside Bancshares Corporation and Riverside Bank; and

o Associated receives a satisfactory report from its environmental consultant regarding the environmental condition of Riverside's real property.

TERMINATION OF THE MERGER AGREEMENT (PAGES 43-45)

Our boards of directors can jointly agree to terminate the merger agreement at any time without completing the merger. In addition, the merger agreement may be terminated:

o    by either party if we do not complete the merger by October 25, 1999;

o by Associated if the shareholders of Riverside do not vote in favor of the merger agreement;

o by either party if the other party breaches or does not materially comply with the representations or warranties it made or obligations it has under the merger agreement, and, as a result, the conditions to completing the merger cannot be satisfied;

o by Associated if the board of directors of Riverside withdraws or modifies its recommendation for the merger;

o by Riverside if Riverside enters into a definitive agreement to be acquired by a third party after its Board of Directors determines that the proper discharge of the directors' duties under Minnesota law requires that Riverside terminate the merger agreement and enter into the agreement with the third party;

o by Riverside if the average price of Associated common stock as of a designated valuation date is less than $28.50 per share and Associated does not choose to increase the conversion ratio to approximately $3,174 divided by the average price;

o by Associated if the average price of Associated common stock as of a designated valuation date is greater than $41.50 per share and Riverside does not choose to decrease the conversion ratio to approximately $3,892 divided by the average price; or

o by either party if the Federal Reserve Board or the Minnesota Department of Commerce Financial Examination Division denies approval of the merger.

TERMINATION FEE (PAGE 45)

If the merger agreement is terminated under certain circumstances relating to third party offers, the withdrawal or modification of the recommendation of the board of directors of Riverside in favor of the merger agreement or the failure of the shareholders to approve the merger agreement, Riverside will be obligated to pay Associated a fee of $2,670,000.

REGULATORY APPROVALS (PAGES 26-27)

The merger is subject to prior approval by certain regulatory authorities including the Federal Reserve Board and the Minnesota Department of Commerce.

DISSENTERS' RIGHTS (PAGES 36-38)

Shareholders of Riverside who follow certain procedural requirements may be entitled to receive cash in the amount of the fair value of their shares instead of the shares of Associated common stock offered pursuant to the merger. The fair value of the shares of Riverside common stock would be determined pursuant to Minnesota law.

ANY SHAREHOLDER WHO WISHES TO EXERCISE DISSENTERS' RIGHTS MUST NOT VOTE IN FAVOR OF THE MERGER AGREEMENT AND MUST COMPLY WITH ALL OF THE PROCEDURAL REQUIREMENTS PROVIDED BY MINNESOTA LAW. A COPY OF THE DISSENTERS' RIGHTS STATUTE IS ATTACHED AS EXHIBIT B TO THIS DOCUMENT. WE ENCOURAGE YOU TO READ THE STATUTE CAREFULLY AND TO CONSULT WITH LEGAL COUNSEL IF YOU DESIRE TO EXERCISE YOUR DISSENTERS' RIGHTS.

ACCOUNTING TREATMENT (PAGE 36)

The merger will be accounted for by Associated under the purchase method of accounting.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

We have made forward-looking statements in this document, and in documents that we incorporate by reference, that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Associated, Riverside or the combined company. When we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements.

Shareholders should note that many factors, some of which are discussed elsewhere in this document and in the documents that we incorporate by reference, could affect the future financial results of Associated, Riverside or the combined company and could cause those results to differ materially from those expressed in our forward-looking statements contained or incorporated by reference in this document. These factors include the following:

o    operating, legal and regulatory risks;

o economic, political and competitive forces affecting our banking, securities, asset management and credit services businesses; and

o the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

                                  RISK FACTORS

         In deciding whether to vote in favor of the Merger, shareholders of Riverside should consider the following factors, in addition to the other matters set forth or incorporated by reference in this document.

         Omitted Industry Financial Information. Riverside has excluded certain financial disclosures required of bank holding companies under rules promulgated by the Securities and Exchange Commission from the Management's Discussion and Analysis of Financial Condition and Results of Operations of Riverside attached hereto as Exhibit C. The omitted industry financial information relates to, among other things, certain disclosures as to Riverside's investments and deposits. Associated and Riverside have determined that as Riverside has not been required to make such disclosures in the past to its shareholders, it has not compiled and would be unable to create such financial information from existing financial records without incurring considerable expense, effort and delay. Associated and Riverside have determined that the omission of certain bank holding company financial disclosure is not material to the shareholders of Riverside.

         Uncertain Legislative and Regulatory Environment. The banking and financial services businesses in which Riverside and Associated engage are highly regulated. The laws and regulations affecting such businesses may be changed dramatically in the near future. Such changes could affect the ability of banks to engage in nationwide branch banking and the ability of bank holding companies to engage in non-banking businesses, such as securities underwriting and insurance, in which they have been allowed to engage only on a limited basis. Such changes may also affect the capital that banks and bank holding companies are required to maintain, the premiums paid for or the availability of deposit insurance or other matters directly affecting earnings. Neither Riverside nor Associated can predict what changes will occur or the effect that any such changes would have on the ability of the combined entity to compete effectively or to take advantage of new opportunities after the merger.

         Competition. The markets in which Riverside and Associated operate are highly competitive. Competition in such markets is likely to increase in light of the changing legislative and regulatory environment in which Riverside and Associated operate. In addition, consolidation and mergers in the banking industry are expected to continue, resulting in stronger and more effective competitors. Neither Riverside nor Associated can predict the degree to which competition in the industry will increase in the future or the effect any such increased competition will have on the combined entity.

         Rapid Technological Changes. Evolving technology will play a major role in the processing and delivery of financial services. The effective use of new technology will enable banking and financial service businesses to improve information concerning their customers and markets. It will also enable them to reduce overhead expenses while improving the quality of service to customers. Communications technology will substantially improve the ability of financial institutions to exchange information with their customers and employees. Banks and financial institutions that are unwilling or unable to access this evolving new technology could experience lower earnings and a loss of competitiveness.

         Uncertain Economic Environment. Until recently, banks and financial service companies in the Midwest have experienced a relatively long period of price stability and a growing economy. Price stability enables banks to better protect themselves against interest rate risks. A strong economy enhances the opportunity of the commercial sector of the economy to improve earnings and performance. It also provides an environment for financial institutions to experience positive and profitable growth. Recent economic changes present additional risks for all banks and financial service companies.

         Nature of Business. The financial performance of Riverside results primarily from its retail banking activities conducted from five offices located in the Minneapolis-St. Paul metropolitan area. Shareholders of Riverside who receive shares of Associated Common Stock will own an interest in a diversified multi-bank holding company with more than 200 banking offices, substantially all of which are located in various communities in Wisconsin, Illinois and Minnesota, and which is engaged in several non-banking businesses including commercial property lease financing, commercial and residential mortgage banking, trust services, full service brokerage and discount brokerage services, reinsurance and general insurance agency activities. Financial performance of Associated is accordingly dependent on its activities and the economic factors in such markets and businesses. See "Certain Information Concerning Associated."

         Business Combinations. Associated seeks additional expansion opportunities and accordingly may enter into business combinations with banking and non-banking entities involving the issuance of its shares or payment of cash consideration which may not require a vote of holders of Associated Common Stock.

         Share Price Fluctuation. The price of shares of Riverside Common Stock is based upon the financial condition of Riverside and the market value for similar non-publicly traded bank holding companies and other factors. The share price of Associated Common Stock on the NASDAQ National Market is by nature subject to the general price fluctuations in the market for publicly-traded equity securities. Such fluctuations are not necessarily related to a change in the financial performance or condition of Associated.

                 SELECTED FINANCIAL DATA OF ASSOCIATED BANC-CORP
                        AND RIVERSIDE ACQUISITION CORP.
                    (In thousands, except per share amounts)

         The following financial information is provided to aid in your analysis of the financial aspects of the merger. The information regarding Associated Banc-Corp ("Associated") as of and for each of the years in the five-year period ended December 31, 1998 has been derived from audited consolidated financial statements for 1994 through 1998. The information regarding Riverside Acquisition Corp. (the "Company" or "Riverside") as of and for each of the years in the five-year period ended December 31, 1998 has been derived from the audited consolidated balance sheets of the Company for the years ended December 31, 1998 and 1997, the unaudited consolidated balance sheets of the Company or its predecessor, Riverside Bancshares Corporation, for the three years ended December 31, 1996, the audited consolidated statements of income of the Company for the three years ended December 31, 1998 and the unaudited consolidated statements of income of the Company or its predecessor, Riverside Bancshares Corporation, for the two years ended December 31, 1995. The selected historical data as of and for the three months ended March 31, 1999 and 1998 are derived from the unaudited consolidated financial statements of Associated and the Company. The information is only a summary and should be read in conjunction with the historical financial statements (and related notes) of Associated contained in the annual reports and other information that Associated files with the Securities and Exchange Commission, which are incorporated by reference in this document, and the historical financial statements (and related notes) of Riverside contained in Exhibit C hereto. See "Where You Can Find More Information."


                             SELECTED FINANCIAL DATA
                          OF ASSOCIATED AND THE COMPANY
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              AS OF AND FOR THE
                                                THREE MONTHS
                                               ENDED MARCH 31,
                                        ---------------------------
                                            1999            1998
                                        ------------   ------------
                                         (UNAUDITED)    (UNAUDITED)
ASSOCIATED:
CONDENSED STATEMENT OF INCOME
  Interest income                       $    195,977   $    198,624
  Interest expense                            99,180        104,108
                                        ------------   ------------
  Net interest income                         96,797         94,516
                                        ------------   ------------
  Provision for possible loan losses           4,451          3,758
  Net interest income after provision
    for possible loan losses                  92,346         90,758
  Noninterest income                          44,617         41,576
  Noninterest expense                         78,993         71,575
                                        ------------   ------------
  Income before income taxes and
    extraordinary item                        57,970         60,759
  Income tax expense                          19,019         20,899
  Extraordinary item                              --             --
                                        ------------   ------------
  Net income                            $     38,951   $     39,860
                                        ============   ============
PER COMMON SHARE DATA:
  Basic earnings per share
    Income before extraordinary item    $       0.62   $       0.63
    Net income                                  0.62           0.63
  Diluted earnings per share
    Income before extraordinary item    $       0.61   $       0.62
    Net income                                  0.61           0.62
  Cash dividends per share                      0.29           0.23
SELECTED BALANCE SHEET DATA:
  Total Assets                          $ 11,302,194   $ 10,692,268
  Long-Term Borrowings                        27,848         30,150
  Stockholders' Equity                       903,531        836,826


                                                                 AS OF AND FOR THE YEAR
                                                                    ENDED DECEMBER 31,
                                        -------------------------------------------------------------------------
                                            1998           1997           1996            1995            1994
                                        ------------   ------------   ------------    ------------   ------------
ASSOCIATED:
CONDENSED STATEMENT OF INCOME
  Interest income                       $    785,765   $    787,919   $    731,763    $    696,858   $    613,725
  Interest expense                           411,028        411,637        375,922         360,499        292,735
                                        ------------   ------------   ------------    ------------   ------------
  Net interest income                        374,737        376,282        355,841         336,359        320,990
                                        ------------   ------------   ------------    ------------   ------------
  Provision for possible loan losses          14,740         31,668         13,695          14,029          9,035
  Net interest income after provision
    for possible loan losses                 359,997        344,614        342,146         322,330        311,955
  Noninterest income                         167,951         95,302        116,274         104,989         84,155
  Noninterest expense                        294,985        323,648        293,231         252,927        245,310
                                        ------------   ------------   ------------    ------------   ------------
  Income before income taxes and
    extraordinary item                       232,963        116,268        165,189         174,392        150,800
  Income tax expense                          75,943         63,909         57,487          62,381         54,203
  Extraordinary item                              --             --           (686)             --             --
                                        ------------   ------------   ------------    ------------   ------------
  Net income                            $    157,020   $     52,359   $    107,016    $    112,011   $     96,597
                                        ============   ============   ============    ============   ============
PER COMMON SHARE DATA:
  Basic earnings per share
    Income before extraordinary item    $       2.49   $       0.83   $       1.70    $       1.82   $       1.59
    Net income                                  2.49           0.83           1.69            1.82           1.59
  Diluted earnings per share
    Income before extraordinary item    $       2.46   $       0.82   $       1.67    $       1.79   $       1.55
    Net income                                  2.46           0.82           1.66            1.79           1.55
  Cash dividends per share                      1.04           0.89           0.76            0.65           0.57
SELECTED BALANCE SHEET DATA:
  Total Assets                          $ 11,250,667   $ 10,690,442   $ 10,120,413    $  9,393,609   $  9,130,522
  Long-Term Borrowings                        26,004         15,270         33,239          36,907         94,537
  Stockholders' Equity                       878,721        813,692        803,562         725,211        626,591

                                          AS OF AND FOR THE
                                             THREE MONTHS                           AS OF AND FOR THE YEAR
                                            ENDED MARCH 31,                           ENDED DECEMBER 31,
                                         ---------------------    -------------------------------------------------------------
                                           1999        1998          1998        1997         1996         1995        1994(1)
                                         ---------   ---------    ---------    ---------    ---------    ---------    ---------
                                        (UNAUDITED) (UNAUDITED)                                         (UNAUDITED)  (UNAUDITED)
THE COMPANY:
CONDENSED STATEMENT OF INCOME
  Interest income                        $   6,201   $   6,000    $  25,075    $  21,618    $  16,363    $  14,103    $  10,334
  Interest expense                           1,891       2,068        8,284        7,325        5,031        4,289        2,177
                                         ---------   ---------    ---------    ---------    ---------    ---------    ---------
  Net interest income                        4,310       3,932       16,791       14,293       11,332        9,813        8,158
                                         ---------   ---------    ---------    ---------    ---------    ---------    ---------
  Provision for possible loan losses           190         250          974        1,425          991          723          341
  Net interest income after provision
    for possible loan losses                 4,120       3,682       15,816       12,868       10,341        9,090        7,816
  Noninterest income                           807         856        3,302        2,871        2,611        2,221        2,032
  Noninterest expense                        2,754       2,516       12,320        9,496        7,938        6,695        6,118
                                         ---------   ---------    ---------    ---------    ---------    ---------    ---------
  Income before income taxes                 2,173       2,023        6,798        6,243        5,014        4,616        3,731
  Income tax expense                           856         859        2,903        2,644        2,175        1,933        1,508
  Minority interest in consolidated
    earnings                                    --          (1)          (5)          (9)         (15)         (16)         (19)
                                         ---------   ---------    ---------    ---------    ---------    ---------    ---------
  Net income                             $   1,316   $   1,162    $   3,890    $   3,589    $   2,824    $   2,666    $   2,205
                                         =========   =========    =========    =========    =========    =========    =========
PER COMMON SHARE DATA:
  Basic and diluted earnings per share   $   52.65   $   46.49    $  155.61    $  143.57    $  112.97    $  106.65    $   88.20
  Cash dividends per share               $      --   $      --    $      --    $      --    $      --    $      --    $      --
SELECTED BALANCE SHEET DATA:
  Total Assets                           $ 335,550   $ 316,667    $ 339,455    $ 292,392      248,892(2) $ 189,718    $ 141,894
  Stockholders' Equity                      24,994      20,860       23,669       19,641       15,853(2)    13,165        9,176

(1) Riverside Bancshares Corporation was acquired by the Company on January 3, 1995. Prior thereto the Company had no operations. 1994 financial data for the Company reflects the financial performance of Riverside Bancshares Corporation.

(2)   Unaudited.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

ASSOCIATED COMMON STOCK

         Associated Common Stock trades on the NASDAQ National Market. The following table sets forth, for the periods indicated, the high and low sales prices per share as reported on the NASDAQ National Market and the regular cash dividends declared for Associated Common Stock.

                                                                  Associated Common Stock
                                                         ----------------------------------------
                                                          High             Low           Dividend
                                                         ------           ------         --------
                  1997
                      First Quarter                      $32.41           $27.61         $ 0.1934
                      Second Quarter                      31.59            28.59           0.2320
                      Third Quarter                       39.16            31.20           0.2320
                      Fourth Quarter                      47.00            36.59           0.2320
                  1998
                      First Quarter                      $43.80           $38.09         $ 0.2320
                      Second Quarter                      43.70            36.25           0.2320
                      Third Quarter                       42.38            31.44           0.2900
                      Fourth Quarter                      37.00            26.75           0.2900
                  1999
                      First Quarter                      $35.25           $30.31         $ 0.2900

         On March 9, 1999, the last trading day before the announcement of the proposed merger between Associated and the Company, the last sale price of Associated Common Stock as reported on the NASDAQ National Market was $33.25 per share. On June 23, 1999, the last sale price of Associated Common Stock as reported on the NASDAQ National Market was $39.94 per share. Shareholders are urged to obtain current market prices for Associated Common Stock.

         On June 18, 1999, there were approximately 10,422 holders of record of Associated Common Stock.

THE COMPANY COMMON STOCK

         The Common Stock, no par value per share (the "Company Common Stock"), of the Company is not listed on any exchange nor quoted in the over-the-counter market, and no established "bid" or "ask" price is available. In the opinion of the Company, due to the lack of an active market for shares of the Company Common Stock, transactions in Company Common Stock of which the Company is aware are not frequent enough to constitute representative prices. The last sale of Company Common Stock of which the Company is aware was at $572.88 per share in June, 1998.

         The Company has not previously paid dividends. Pursuant to the Merger Agreement, the Company may not pay dividends on the Company Common Stock prior to the Effective Time. See "The Merger - Pre-Merger Dividend Policy."

         On ___________, 1999, the Record Date for the Special Meeting, there were __ holders of record of Company Common Stock.

                      COMPARATIVE UNAUDITED PER SHARE DATA

         The following table sets forth for Associated Common Stock and Company Common Stock unaudited historical, pro forma and pro forma equivalent per share financial information as of and for the three months ended March 31, 1999 and as of and for the year ended December 31, 1998. The following data assumes that each outstanding share of Company Common Stock will be converted into 96.34872 shares of Associated Common Stock, based upon an assumed Daily Average Price of $36.99063 (based on the average closing price of Associated Common Stock for the ten trading day period ending June 23, 1999).

         The information presented herein should be read in conjunction with the audited consolidated financial statements of Associated for the year ended December 31, 1998, and the unaudited consolidated financial statements for the three months ended March 31, 1999, incorporated by reference (see "Where You Can Find More Information"), and the audited consolidated financial statements of the Company, including the notes thereto, attached hereto as Exhibit C.

                                          AS OF AND FOR THE   AS OF AND FOR THE
                                            THREE MONTHS         YEAR ENDED
                                           ENDED MARCH 31,      DECEMBER 31,
                                                1999                1998
                                          -----------------   -----------------
ASSOCIATED
Basic Net Income Per Common Share:
   Historical                               $       0.62       $       2.49
   Pro forma (1)                                    0.60               2.40
Diluted Net Income Per Common Share:
   Historical                               $       0.61       $       2.46
   Pro forma (1)                                    0.60               2.38
Dividends Per Common Share:
   Historical                               $       0.29       $       1.04
   Pro forma                                        0.29               1.04
Book Value Per Common Share:
   Historical                               $      14.27       $      13.97
   Pro forma (1)                                   15.10              14.82

THE COMPANY
Basic Net Income Per Common Share:
   Historical                               $      52.65       $     155.61
   Pro forma equivalent (2)                        57.81             231.24
Diluted Net Income Per Common Share:
   Historical                               $      52.65       $     155.61
   Pro forma equivalent (2)                        57.81             229.31
Dividends Per Common Share:
   Historical                               $      --          $      --
   Pro forma equivalent (2)                        27.94             100.20
Book Value Per Common Share:
   Historical                               $     999.76       $     946.76
   Pro forma equivalent (2)                     1,454.87           1,427.89

(1) Associated pro forma per share amounts give effect to the Merger through the issuance of 2.4 million shares based upon an exchange ratio of 96.34872 of Associated common stock for each share of Company common stock. In addition, the estimated intangibles of $67.7 million resulting from the transaction are assumed to be amortized upon respective asset lives and the remaining goodwill on a straight line basis over 25 years.

(2) The Company pro forma equivalent per share amounts are calculated by multiplying the Associated pro forma per share amounts by the assumed conversion ratio of 96.34872 shares.


                                  INTRODUCTION

         This Proxy Statement/Prospectus is being furnished to holders of the Company Common Stock in connection with the solicitation of proxies by the Company's Board of Directors for use at the Special Meeting of Shareholders of the Company (the "Special Meeting") and at any adjournment or postponement thereof. The Special Meeting will be held at the offices of Kaplan, Strangis and Kaplan, P.A., 5500 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota on __________, 1999. The Special Meeting will commence at 10:00 a.m.

         At the Special Meeting, the shareholders of the Company will be asked to approve the Agreement and Plan of Merger, dated as of March 10, 1999, as amended, between Associated and the Company (the "Merger Agreement"), as more fully described herein. The Merger Agreement provides for the merger of Associated and Riverside Acquisition Corp. (the "Merger"). See "The Special Meeting," "The Merger," and "Certain Provisions of the Merger Agreement." The approximate date on which this Proxy Statement/Prospectus is first being mailed to shareholders of the Company is on or about _________, 1999.

                              ASSOCIATED BANC-CORP

         Associated is a diversified multi-bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") pursuant to the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Associated owns directly or indirectly all of the capital stock of 9 commercial banks located in Wisconsin, Illinois and Minnesota, and all of the capital stock of 34 nonbanking subsidiaries located in Arizona, California, Delaware, Illinois, Missouri, Nevada and Wisconsin. As of March 31, 1999, Associated had total assets of $11.3 billion. The principal executive offices of Associated are located at 1200 Hansen Road, P.O. Box 13307, Green Bay, Wisconsin 54307-3307 and its telephone number is (920) 491-7000. See "Certain Information Concerning Associated."

                               THE SPECIAL MEETING

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

         At the Special Meeting, holders of the Company Common Stock will consider and vote upon a proposal to approve the Merger Agreement and any other matters that may properly come before the Special Meeting. For a detailed description of the Merger and the Merger Agreement, see "The Merger" and "Certain Provisions of the Merger Agreement."

REQUIRED VOTE

         The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company Common Stock is required to approve the Merger Agreement. Each share of the Company Common Stock outstanding on the Record Date (as defined herein) is entitled to one vote. Shareholders of Associated are not required to approve the Merger Agreement and no further corporate authorization by Associated is required to consummate the Merger.

VOTING OF PROXIES

         Shares represented by all properly executed proxies for the Company Common Stock received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the holders thereof. Proxies which do not contain voting instructions will be voted FOR approval of the Merger Agreement.

         It is not expected that any matter other than that referred to herein will be brought before the Special Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

REVOCABILITY OF PROXIES

         The grant of a proxy on the enclosed form of proxy does not preclude a shareholder from voting in person. A shareholder may revoke a proxy at any time prior to its exercise by delivering to the Secretary of the Company a duly executed proxy or revocation of proxy bearing a later date or by voting in person at the Special Meeting. Attendance at the Special Meeting will not of itself constitute revocation of a proxy.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

         Only holders of record of the Company Common Stock at the close of business on ___________, 1999 (the "Record Date") will be entitled to receive notice of and to vote at the Special Meeting.

         At the Record Date, 25,000 shares of the Company Common Stock were outstanding. Shares representing a majority of the outstanding shares of the Company Common Stock entitled to vote must be represented in person or by proxy at the Special Meeting in order for a quorum to be present. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of the Merger Agreement. If a broker or other holder of record indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

SOLICITATION OF PROXIES

         The Company will bear the cost of the solicitation of proxies from its shareholders, except that Associated and the Company will share equally the cost of printing this Proxy Statement/Prospectus and all regulatory filing fees in connection therewith. In addition to solicitation by mail, the directors, officers and employees of the Company may solicit proxies from shareholders of the Company by telephone or telegram, or in person, but will receive no additional compensation for such services.

         SHAREHOLDERS SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THEIR PROXY CARDS. AS SOON AS PRACTICABLE FOLLOWING THE EFFECTIVE TIME, THE COMPANY SHAREHOLDERS WILL BE PROVIDED WITH MATERIALS RELATING TO THE EXCHANGE OF THEIR STOCK CERTIFICATES. SEE "THE MERGER - CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES."

                                   THE MERGER

         This section of the Proxy Statement/Prospectus describes certain aspects of the proposed Merger. To the extent that it relates to the Merger Agreement, the following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement which is attached hereto as Exhibit A (including an amendment to the Merger Agreement which is attached hereto as Exhibit A-1) and is incorporated herein by reference. All shareholders are urged to read the Merger Agreement and the other exhibits to this Proxy Statement/Prospectus in their entirety.

BACKGROUND OF THE MERGER

         In September 1973, Riverside Bank (the "Bank") was organized under the name "Riverside Community State Bank of Minneapolis." The Bank's founding shareholders, David E. Cleveland, R. Glen Berryman, Duane E. Joseph and J. Kimball Whitney, together with approximately 400 other investors, subscribed for 10,000 shares of the Bank's capital stock at an aggregate purchase price of $1,000,000.

         The Bank was formed in response to a Department of Housing and Urban Development urban revitalization program that envisioned the development of comprehensive, neighborhood-based business services. The Bank was intended to be the banking component for that infrastructure in the Cedar-Riverside section of Minneapolis. Within a few years after the Bank's formation, however, it became evident that the Cedar-Riverside neighborhood alone would be unable to support the Bank's continuing viability.

         In September 1975, the Bank expanded its geographic reach with the opening of a branch office near St. Mary's Hospital in Minneapolis, which was followed in October 1977 with the opening of a second branch in Dinkytown, a neighborhood adjacent to the University of Minnesota campus.

         In September 1981, Riverside Bancshares Corporation ("RBC") was formed as a one-bank holding company by Messrs. Cleveland, Berryman, Joseph and Whitney for the purpose of purchasing the outstanding shares of the Bank held by other investors. By mid-February 1982, RBC had acquired 9,412 shares of the Bank's 15,000 then outstanding shares. Since that time RBC has from time to time purchased the remaining shares of the Bank from investors as the opportunity arose. The Bank became a wholly owned subsidiary of RBC in March 1999.

         In 1982, Mr. Cleveland resigned his position as President of the Bank and RBC to assist in the formation of Resource Bank and Trust located in Minneapolis, Minnesota, where he remained until 1987. During this period, the Bank continued to focus its lending strategies to meet the needs of small, community-based businesses, the Dinkytown branch was closed and a new facility was opened at the Riverplace retail complex in Minneapolis.

         Following Mr. Cleveland's return to the Bank in March 1987, a strategic decision was made to expand the Bank's lending services to include mid-size businesses. Consistent with the Bank's decision to broaden its lending strategy to include mid-size businesses, the Bank opened its first suburban branch office in Bloomington, Minnesota in 1988. Following this strategic redirection, the Bank increased its market share in its core businesses while achieving levels of profitability and asset quality that were competitive with similarly situated bank holding companies by increasing the number and size of the customers served, expanding banking related activities in its target markets, and expanding its product offerings for its business customers.

         In 1994, Messrs. Berryman, Joseph and Whitney determined that for estate planning and other reasons they desired to sell their respective interests in RBC and the Bank. In response to their wishes, on January 3, 1995, RBC was acquired by the Company, a bank holding company formed by Mr. Cleveland, Thomas M. Redmond, a private investor, and others.

         During the mid-1990's, the financial services industry witnessed substantial and rapid change characterized by increasing consolidation, intensifying competition and acquisition growth of many of the larger domestic banking organizations. In response to the changing regulatory and market conditions, the Company began to explore opportunities that would enhance the Bank's profitability and competitive position and thereby increase shareholder value.

         As part of the investigation and evaluation process of the Board of Directors, since 1995 Mr. Cleveland has met from time to time with senior executives of other industry participants to discuss changes in the banking industry and to understand the opportunities for strategic alliances or other business relationships or transactions that might be of benefit to the Company and its shareholders.

         In late 1997, as part of the Company's ongoing evaluation process, the Board of Directors of the Company began to more formally study and analyze various alternatives that would allow the Bank to remain competitive in a consolidating marketplace while providing liquidity for the Company's shareholders. The Board considered, among options, whether to: (i) continue to operate as an independent organization, (ii) become a publicly-held company,
(iii) acquire or merge with other similarly situated banks, or (iv) be acquired or enter into a business combination with a larger, publicly-held financial institution. It was determined that significant investments in technology, training, marketing, management development and services would be required to continue the Company's growth as an independent organization with no assurance that the Company could achieve sufficient growth to profitably compete in a consolidating marketplace. Additionally, the Company determined that growth through acquisition of similarly situated financial institutions that faced the same challenges would require larger capital investments in a competitive platform of products and services. It was deemed unlikely that the Company could consummate transactions that would be accretive to shareholder value due to the seller favorable acquisition pricing in the marketplace and the Company's lack of a publicly traded security with which to make acquisitions.

         The Board of Directors concluded that a business combination with a larger publicly-traded organization was attractive in that it would aid the Company in competitive respects and provide shareholders with liquidity for their investment. Alternatively, the Board of Directors recognized that an initial public offering by the Company might provide the Company's shareholders with greater liquidity and provide the Company with a publicly-traded security with which to make acquisitions, but understood that there was no assurance that sufficient capital could be obtained to remain competitive in a consolidating marketplace.

         By mid-1998, the Company was discussing an initial public offering with an investment banking firm and continuing preliminary exploratory discussions with a number of strategic partners. In October 1998, Associated announced that it would acquire Windsor Bancshares, a one-bank holding company based in Minneapolis. Shortly thereafter, the Company was contacted by an intermediary, who expressed Associated's interest in discussing a possible merger with the Company. A meeting was arranged, and on October 23, 1998, Mr. Cleveland met with Mr. H.B. Conlon, the Chairman and Chief Executive Officer of Associated, to discuss the strategic opportunities inherent in a combination of Associated and the Company. During the next few weeks Mr. Cleveland and Mr. Conlon had several telephonic discussions regarding a business combination. By the end of October 1998, the Board of Directors of the Company had been informed of Mr. Cleveland's discussions with Associated and it was decided that an initial public offering would not be pursued pending further discussions with Associated.

         On December 14, 1998, Mr. Conlon contacted Mr. Cleveland to confirm Associated's interest in pursuing a transaction and indicated that Associated estimated that the transaction would be in the $80-$90 million range. On the same day, Mr. Cleveland was contacted by the business development representative of another midwest based bank-holding company who also expressed an interest in initiating discussions for a potential business combination and provided a preliminary estimate that the transaction would be in the $70 to $80 million range.

         During the ensuing weeks, Mr. Cleveland continued his discussions with both Associated and the other bank holding company while at the same time consulting with the Company's investment banking contacts and others to assess which transaction presented the better opportunity to enhance shareholder value. Mr. Cleveland advised the Board members of the status of these ongoing discussions. Of primary importance to the Board in consideration of any transaction was the ability to maximize shareholder value, compatibility of the acquiror with the Bank's existing customers and markets, and the availability of professional opportunities for the Bank's officers and employees.

         On December 22-23, 1998, Mr. Cleveland met with Associated's senior management at Associated's corporate offices in Green Bay, Wisconsin, during which time substantive discussions focused on the two organizations' compatibility, strengths, performance, short- and long-term goals, and other issues of mutual interest. During the days following his return from Green Bay, Mr. Cleveland reported on his discussions with Associated to the Board of Directors and other significant shareholders. It was the consensus of the Board and the shareholders that Associated would be a preferred merger partner, both from the standpoint of the past and future potential market performance of Associated stock, and due to the compatibility of the two organizations' approach to various social issues and management philosophies.

         On January 8, 1999, Mr. Conlon and an investment banker representing Associated met in Minneapolis with Mr. Cleveland and other members of the Bank's senior management. At that time, Mr. Conlon extended a firm offer for the acquisition of the Bank and outlined the basic terms of Associated's proposal, subject to a due diligence review period. The Company's Board of Directors authorized Mr. Cleveland to enter into exclusive negotiations with Associated after analyzing the proposed terms of Associated's offer, the perceived level of interest by Associated in pursuing the transaction, the likelihood that a transaction with Associated would be consummated if mutually acceptable terms could be agreed upon, Associated's prior record of making acquisitions, and the perceived product and geographic synergies of the operations of Associated and the Company.

         The due diligence process commenced on January 18, 1999 and continued through February 1999, during which time financial and other information of the Company and Associated was exchanged and analyzed and various aspects of the transaction were discussed. The due diligence period reconfirmed Company management's belief that a transaction with Associated would achieve the necessary updates of bank services, training, technology and marketing to serve the Bank's customers better, and would also present professional opportunities to the Bank's employees and officers. During this period, Associated also conducted on-site due diligence of the Bank's loan files and premises.

         At a special meeting of the Board of Directors of the Company held on February 8, 1999, senior management, together with the Company's outside legal counsel, reported to the Board of Directors on the status of the proposed merger with Associated and outlined the terms of an initial draft of the Merger Agreement prepared by Associated. The Company's legal counsel reviewed the Board's fiduciary responsibilities and the Board discussed whether a fairness opinion would be obtained. The Board concluded that the incremental value of a fairness opinion was not justified by the additional expense in view of the fact that the Company had continually monitored the Bank's market value since 1994 through discussions with other strategic partners and had recently consulted with several investment bankers to evaluate the various strategic alternatives under consideration. The Board of Directors authorized Mr. Cleveland to pursue the transaction with Associated and recommended that he arrange to meet with Mr. Thomas Redmond, one of the Company's significant shareholders, to discuss the proposed transaction.

         On February 15, 1999, Mr. Cleveland and the Company's outside legal counsel met with other members of the Company's Board of Directors and Mr. Redmond to discuss the Merger and to review the terms of the proposed transaction. Following a substantive discussion of the proposal by Associated, the meeting participants directed the Company's management to continue negotiations with Associated.

         On February 19, 1999, Mr. Cleveland sent a letter to all of the Company's shareholders confirming his recent discussions with them that the Board was currently in negotiations regarding the financial terms of a possible merger with Associated that, if consummated, would result in the Company's shareholders receiving shares of Associated, a publicly-traded company. Mr. Cleveland also advised the shareholders that the Board of Directors had determined that the Company would not engage in an auction of the Company or seek the services of an investment banker due to, among other considerations, the preemptive nature of the financial aspects of the proposed transaction, the limited universe of potential strategic partners, the potential risks to the ongoing business of the Bank that could result from the uncertainty of a prolonged sales process, the right of the Board to engage in discussions regarding unsolicited expressions of interest after the signing of a definitive agreement and the overall costs associated with investment banking services. Each of the Company's shareholders evidenced their concurrence with the Board's decision not to engage the services of an investment banker by returning a signed counterpart of this letter to the Company.

         On March 10, 1999, at a special meeting of the Board of Directors of the Company, senior management and outside legal counsel reviewed with the Board the financial terms of the proposed transaction and a financial analysis of this transaction as compared to more than a dozen comparable transactions based on publicly available data. The Board noted that on March 9, 1999, the business day immediately preceding the day of the meeting, the closing price of Associated Common Stock on the NASDAQ National Market was $33.25 per share, resulting in a transaction value of approximately $89,100,000. The Board also noted that the transaction would result in the merged entity making approximately $4.6 million in phantom stock payments and assuming or retiring approximately $4 million in Company debt. The total dollar value of $89,100,000 represented approximately
22.90 times the Company's latest 12-month earnings as of December 31, 1998 and
3.76 times the Company's book value. These multiples were at or slightly below the median of all comparable transactions reviewed by the Board and compared favorably with proposed transactions discussed between management and other potential strategic partners. The Board also noted that the transaction value to the Company's shareholders would not fluctuate so long as the average daily price of the Associated Common Stock is at least $32.00 but not greater than $38.00, but recognized that the transaction value may fluctuate if the market value of Associated's Common Stock went outside of the range. The Board's legal counsel reviewed and discussed with the Board of Directors the fiduciary duties owed by the Company's Board of Directors to Company shareholders in connection with the proposed transaction, the Company's Articles of Incorporation and the definitive terms of the Merger Agreement.

         The Board of Directors reviewed and discussed the market performance of Associated Common Stock and the financial performance of Associated. In analyzing the value of consideration to be received by the Company's shareholders, the Board considered the relative financial condition, earnings, and history of dividend payments of Associated and the Company, in addition to the benefits to shareholders of liquidity and diversification in Associated Common Stock, and the prospective growth potential of Associated and the Company, based on their respective businesses, locations and market areas. The Board of Directors also reviewed the economic terms of the proposed employment agreement between Mr. Cleveland and Associated.

         Following a review and discussion of the definitive terms of the transaction and the fairness of the transaction to the shareholders from a financial perspective, the Company's Board of Directors, without Mr. Cleveland voting, (i) determined that the Merger is fair to and in the best interest of the Company and its shareholders, (ii) unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, (iii) directed that the Merger Agreement be submitted to a vote of Company shareholders, and (iv) recommended that such shareholders approve and adopt the Merger Agreement.

         After the Board meeting on March 10, 1999, the Merger Agreement was executed and the Company and Associated issued a joint press release announcing the transaction.

         On June 24, 1999, the First Amendment to the Merger Agreement was entered into by Associated and the Company. The primary purposes of the First Amendment were to change the date after which either party has the right to unilaterally terminate the Merger Agreement from December 10, 1999 to October 25, 1999 and to reflect the anticipated accounting treatment of the Merger from the pooling-of-interests method to the purchase method of accounting.


REASONS FOR THE MERGER

         The Company. The Company's Board of Directors, and the Board of Directors with Mr. Cleveland abstaining, unanimously determined that the Merger and the Merger Agreement are fair to and in the best interests of the Company and its shareholders. In the course of reaching its decision, the Company's Board of Directors consulted with the Bank's senior management, with the Company's legal counsel with respect to the legal duties of the Board, regulatory matters, the Merger Agreement and issues related thereto.

         Prior to approving the Merger, the Company's Board of Directors received information regarding, and analyzed and considered, among other things, the following factors:

         1. information concerning the business, earnings, operations, financial condition, capital levels and asset quality of Associated and the Company and the strategic fit of the operating philosophies of the two institutions;

         2. the current and prospective economic and competitive environments facing the Company characterized by intensifying competition from larger, better capitalized institutions, the increasing necessity for fee-based income producing products and the growing costs associated with regulatory compliance;

         3. the increased opportunity and resources the combined company would have to serve the Company's customers and to stay competitive in a consolidating industry;

         4. the valuation of the Company as implied by the $89,100,000 purchase price as compared with the financial terms of other comparable business combinations in the financial services industry completed during the preceding twelve month period;

         5. the marketability and liquidity of Associated Common Stock and the dividend history of Associated as compared to the illiquidity and lack of marketability of Company Common Stock and the Company's dividend history;

         6. the tax-free nature of the Merger for federal income tax purposes which would permit the Company's shareholders who received Associated Common Stock in the Merger to defer federal income taxation under certain circumstances;

         7. the potential for future appreciation of Associated Common Stock due to Associated's greater resources and strategies;

         8. the belief that the combined company would be well positioned to grow through future acquisitions or internal development, while not being so large as to diminish its attractiveness as a possible acquisition candidate;

         9. the enhanced possibility of career advancement which Bank employees might be provided as a result of the Merger;

         10. the likelihood that the Merger will be consummated given the terms and conditions of the Merger Agreement, the scope of the Company's disclosure and Associated's due diligence review of the Company's activities and conditions;

         11. the scope and results of management's discussions with other industry participants;

         12. the extensive negotiations between Associated and the Company over the amount of merger consideration, the treatment of phantom stock payments and the unique strategic value of the Company to Associated due to geographic and product line considerations; and

         13. the contractual right of the Company to take certain actions in response to unsolicited acquisition proposals, the circumstances under which the Company may terminate the Merger Agreement, the amount of termination fees and the circumstances under which such fees are payable.

         While each member of the Company's Board of Directors evaluated each of the foregoing, as well as other factors, the Board of Directors collectively did not assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The Company's Board of Directors collectively made its determination with respect to the Merger based on its unanimous conclusion that the Merger, in light of the factors that each of them individually considered as appropriate, is fair and in the best interests of the Company and its shareholders.

         Associated. Prior to authorizing the Merger, Associated's Board of Directors considered, among other things, the improving financial performance and condition, business operations, capital levels, asset quality and future growth prospects of the Company. The Board also considered the benefits to Associated of expanding in Minnesota by acquisition of the Company as opposed to the opening of a new branch bank, the positive impact of the Merger on Associated by enhancing its visibility in the region and the terms of the Merger Agreement.

         Associated's Board of Directors believes the Merger will (i) result in operational and managerial efficiencies which will better enable the Company to contain costs and grow more rapidly than historic growth rates; (ii) result in the Company having greater financial strength, increased competitiveness and market diversification, thereby also benefiting Associated and its customers; and (iii) result in an increase in long-term shareholder value for the shareholders of Associated.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY

         The Board of Directors of the Company has determined that the terms of the Merger are fair to, and in the best interests of, the Company, and its shareholders for the reasons stated immediately above.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

MERGER CONSIDERATION

         At the Effective Time, each outstanding share of Company Common Stock, except for shares for which dissenter rights have been perfected ("Dissenting Shares"), will convert automatically into the right to receive the number of shares of Associated Common Stock equal to the conversion ratio (the "Conversion Ratio") determined as follows:

         o The Conversion Ratio will equal (a) 89,100,000 divided by (b) the average of the closing prices of a share of Associated Common Stock on the NASDAQ National Market during the ten-day trading period ending on the third business day prior to the date on which the Effective Time occurs (the "Daily Average Price") divided by (c) the number of shares of Company Common Stock outstanding at the Effective Time, if the Daily Average Price is at least $32.00 but not greater than $38.00;

         o The Conversion Ratio will equal 2,784,375 divided by the number of shares of Company Common Stock outstanding at the Effective Time if the Daily Average Price is less than $32.00; and

         o The Conversion Ratio will equal 2,344,736.842 divided by the number of shares of Company Common Stock outstanding at the Effective Time if the Daily Average Price is greater than $38.00.

         Based on the 25,000 shares of Company Common Stock issued and outstanding on the Record Date, if the Daily Average Price is at least $32.00 but not greater than $38.00, each share of Company Common Stock will be converted into a number of shares of Associated Common Stock equal to $3,564 divided by the Daily Average Price. If the Daily Average Price is below $32.00, the Conversion Ratio will be 111.375 and if the Daily Average Price is above $38.00, the Conversion Ratio will be 93.78947.

         The following table indicates, based on the assumed Daily Average Prices indicated and the 25,000 shares of Company Common Stock issued and outstanding on the Record Date, the aggregate number of shares which would be issuable in the Merger, the resulting aggregate value of the merger consideration and the resulting adjusted Conversion Ratio:


----------------------------------------------------------------------------------------------------------------------
                                    Number of Shares of
    Assumed Daily Average        Associated Common Stock to   Aggregate Value of Merger
           Prices                        be Issued                  Consideration              Conversion Ratio
------------------------------- ---------------------------- ---------------------------- ----------------------------
            $44(1)                       2,211,513                   $97,306,579                   88.46053
------------------------------- ---------------------------- ---------------------------- ----------------------------
            42(1)                        2,316,823                   97,306,579                    92.67293
------------------------------- ---------------------------- ---------------------------- ----------------------------
            40                           2,344,737                   93,789,470                    93.78947
------------------------------- ---------------------------- ---------------------------- ----------------------------
            38                           2,344,737                   89,099,997                    93.78947
------------------------------- ---------------------------- ---------------------------- ----------------------------
            36                           2,475,000                   89,100,000                    99.00000
------------------------------- ---------------------------- ---------------------------- ----------------------------
            34                           2,620,588                   89,100,000                    104.82353
------------------------------- ---------------------------- ---------------------------- ----------------------------
            32                           2,784,375                   89,100,000                    111.37500
------------------------------- ---------------------------- ---------------------------- ----------------------------
            30                           2,784,375                   83,531,250                    111.37500
------------------------------- ---------------------------- ---------------------------- ----------------------------
            28(2)                        2,834,096                   79,354,686                    113.36384
------------------------------- ---------------------------- ---------------------------- ----------------------------
            26(2)                        3,052,103                   79,354,686                    122.08413
----------------------------------------------------------------------------------------------------------------------

(1) Assumes that the Company elects to decrease the Conversion Ratio to avoid Associated's termination right as described under "Termination Based on Stock Price" below.

(2) Assumes that Associated elects to increase the Conversion Ratio to avoid the Company's termination right as described under "Termination Based on Stock Price" below.

         Riverside shareholders should understand that the number of shares of Associated Common Stock that they will receive in the Merger will be determined by the Conversion Ratio, as described above. Because the market price of Associated Common Stock fluctuates, the market value of the Associated shares that Riverside shareholders will receive in the Merger (whether measured at the Effective Time of the Merger or at another date) may be less than or greater than the Daily Average Price used for determining the Conversion Ratio.

         Under certain limited conditions, the Conversion Ratio may be increased if the market value of Associated Common Stock is below $28.50 or the Conversion Ratio may be decreased if the market value of Associated Common Stock is above $41.50. See "The Merger - Termination Based on Stock Price" and "Certain Provisions of the Merger Agreement Termination."

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

         At the Effective Time and without any action on the part of Associated, the Company or the holders of the Company Common Stock, each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by Company shareholders exercising their dissenters' rights under the Minnesota Business Corporation Act (the "MBCA")) shall be converted into the right to receive shares of Associated Common Stock. See "The Merger - Dissenters' Rights." All such shares of the Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each stock certificate previously representing any such shares of the Company Common Stock (other than shares held by dissenting shareholders as described above) shall thereafter represent the right to receive the shares of Associated Common Stock into which such Company Common Stock has been converted. Certificates previously representing shares of the Company Common Stock shall be exchanged for the shares of Associated Common Stock to which such shares are entitled upon the surrender of such certificates as provided below. No fractional share of Associated Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made as provided below.

         As of the Effective Time, Associated shall deposit, or cause to be deposited, with a bank or trust company designated by Associated (the "Exchange Agent") for the benefit of the holders of shares of the Company Common Stock and for exchange in accordance with the terms of the Merger Agreement, certificates representing the shares of Associated Common Stock and an estimated amount of cash to make any cash payments in lieu of fractional shares (such certificates for shares of Associated Common Stock to be exchanged for the Company Common Stock, together with such cash amount, the "Company Exchange Fund") issuable pursuant to the terms of the Merger Agreement in exchange for outstanding shares of the Company Common Stock.

         As soon as reasonably practicable after the approval of the Merger by the shareholders of the Company, the Exchange Agent shall mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of the Company Common Stock whose shares were converted into the right to receive shares of Associated Common Stock, (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the certificates representing shares of the Company Common Stock in exchange for certificates representing shares of Associated Common Stock. At the Effective Time and upon surrender of a certificate previously representing shares of the Company Common Stock to the Exchange Agent together with such duly executed letter of transmittal, the holder of such certificate shall receive in exchange therefor a certificate representing that number of whole shares of Associated Common Stock to which such holder is entitled and cash in lieu of fractional shares, if any, and the certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares which is not registered in the transfer records of the Company, the shares of Associated Common Stock may be issued to a transferee if the certificate representing such shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered, each certificate previously representing shares of the Company Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the shares of Associated Common Stock to which the holder of such certificate is entitled.

         THE COMPANY SHAREHOLDERS SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE EXCHANGE AGENT WITHOUT A LETTER OF TRANSMITTAL NOR RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

         No dividends or other distributions declared or made after the Effective Time with respect to Associated Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate with respect to the shares of Associated Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder, until such certificate is surrendered. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of said certificate, which represents whole shares of Associated Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of cash payable with respect to a fractional share of Associated Common Stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time paid with respect to such whole shares of Associated Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time, but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Associated Common Stock.

         The shares of Associated Common Stock issued upon conversion of the shares of the Company Common Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of the Company Common Stock.

         No certificates or scrip representing fractional shares of Associated Common Stock shall be issued upon the surrender for exchange of the certificates, and such fractional share interest will not entitle the owner thereof to vote or to any rights as a shareholder of Associated. Each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying such fractional share interest to which such holder would otherwise be entitled by the average of the daily closing prices of a share of Associated Common Stock as quoted on the NASDAQ National Market during the ten consecutive trading day period ending three business days prior to the Effective Time. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall notify Associated and Associated shall make available such amounts to such holders of such fractional share interests subject to and in accordance with the terms of the Merger Agreement, as relevant.

         Any portion of the Exchange Fund which remains undistributed to the shareholders of the Company for six months after the Effective Time shall be delivered to Associated, upon demand, and any shareholders of the Company who have not theretofore complied with the procedures described above shall thereafter look only to Associated for payment of their claim for the shares of Associated Common Stock, any cash in lieu of fractional shares of Associated Common Stock and any dividends or distributions with respect to Associated Common Stock.

         Neither Associated nor the Company shall be liable to any holder of shares of the Company Common Stock for any such shares of the Company Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.



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

         Associated shall be entitled to deduct and withhold from any cash consideration payable pursuant to the Merger Agreement to any holder of shares of the Company Common Stock such amounts as Associated is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law.

         At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of shares of the Company Common Stock thereafter on said record books. From and after the Effective Time, the holders of certificates shall cease to have any rights with respect to such shares of the Company Common Stock except as otherwise provided in the Merger Agreement, or by law. On or after the Effective Time, any certificates presented to the Exchange Agent or Associated for any reason shall be converted into the shares of Associated Common Stock to which the holder of such certificate is entitled in accordance with the terms of the Merger Agreement as described above.

TERMINATION BASED ON STOCK PRICE

         The Merger Agreement generally provides that the Company may terminate the Merger Agreement if the Determination Price (as described below) is less than $28.50 and that Associated may terminate the Merger Agreement if the Determination Price is greater than $41.50.

         The Company may terminate the Merger Agreement at any time during a two-day period (the "Termination Notice Period") commencing on the second business day prior to (i) the day on which the Merger is to be consummated in accordance with the mutual agreement of the Company and Associated or, (ii) if the Company and Associated do not agree on a closing date, the day which is thirty days after certain conditions have been satisfied (the "Assumed Closing Date") if the Determination Price is less than $28.50.

         The "Determination Price" is the average of the closing prices of a share of Associated Common Stock as quoted on the NASDAQ National Market during the ten trading-day period ending on the third business day prior to the Assumed Closing Date.

         If the Company's Board of Directors elects to exercise the Company's termination right, it must give prompt notice to Associated. During the seven-day period commencing with its receipt of such notice, Associated has the option to avoid such termination of the Merger Agreement by electing to increase the Conversion Ratio to 79,354,686 divided by the Daily Average Price divided by the number of shares of Company Common Stock outstanding. Assuming that 25,000 shares of Company Common Stock (the number of such shares outstanding as of the date of the Record Date) were outstanding, each share of Company Common Stock would be converted into shares of Associated Common Stock with a value (based on the Daily Average Price) of approximately $3,174.

         Associated may terminate the Merger Agreement at any time during the Termination Notice Period if the Determination Price is greater than $41.50. If Associated elects to exercise this termination right, it must give prompt notice to the Company. During the seven-day period commencing with its receipt of notice, the Company's Board of Directors has the option to avoid such termination of the Merger Agreement by electing to decrease the Conversion Ratio to 97,306,579 divided by the Daily Average Price divided by the number of shares of Company Common Stock outstanding. Assuming that 25,000 shares of Company Common Stock were outstanding, each share of Company Common Stock would be converted into shares of Associated Common Stock with a value (based on the Daily Average Price) of approximately $3,892.

         It is not possible to know whether the termination rights described above will be triggered until the Termination Notice Period. The Company's Board of Directors has not decided whether it will exercise its right to terminate the Merger Agreement or avoid a termination of the Merger Agreement by Associated by decreasing the conversion ratio if such rights are triggered. Associated is under no obligation to increase the Conversion Ratio, and there can be no assurance that Associated would elect to increase the Conversion Ratio if the Company's Board of Directors were to exercise its right to terminate the Merger Agreement as set forth above. In making its decision as to whether to terminate or avoid the termination of the Merger Agreement, the Company's Board of Directors will take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at the time, including, without limitation, the market for commercial banking stocks in general, the relative value of Associated Common Stock in the market, and the advice of its financial and other advisors. By approving the Merger Agreement, the shareholders of the Company will confer on the Company's Board of Directors the power, consistent with its fiduciary duties, to elect to terminate the Merger Agreement as described above and to elect to decrease the Conversion Ratio as described above and consummate the Merger in the event the termination right of Associated is triggered, in either case without any further action by, or resolicitation of, the shareholders of the Company.

REGULATORY APPROVALS REQUIRED

         Federal. The Merger is subject to prior approval by the Federal Reserve Board under the BHC Act, which requires that the Federal Reserve Board take into consideration, among other factors, the financial and managerial resources and future prospects of the respective institutions and the convenience and needs of the communities to be served. The BHC Act prohibits the Federal Reserve Board from approving the Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Federal Reserve Board also has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position. Furthermore, the Federal Reserve Board must also assess the records of the bank subsidiaries of Associated and the Company under the Community Reinvestment Act of 1977, as amended (the "CRA"). The CRA requires that the Federal Reserve Board analyze, and take into account when evaluating an application, each bank's record of meeting the credit needs of its local communities, including low- and moderate-income neighborhoods, consistent with safe and sound operation.

         Under the BHC Act, the Merger may not be consummated until up to 30 days following the date of Federal Reserve Board approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. Although a challenge is improbable, there can be no assurance that the Department of Justice will not challenge the Merger or, if such a challenge is made, as to the result thereof. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically orders otherwise. The BHC Act provides for the publication of notice and public comment on the applications and authorizes the regulatory agency to permit interested parties to intervene in the proceedings.

         Associated filed an application with the Federal Reserve Bank of Chicago (the "Federal Reserve Bank") that was accepted for filing by the Federal Reserve Bank on June 1, 1999 and approved on ___________, 1999.

         Minnesota. The Merger is also subject to prior approval by the Minnesota Department of Commerce Financial Examination Division (the "Minnesota Department") under Section 48.93 of the Minnesota Statutes which requires that the Minnesota Department take into consideration (i) the financial condition of the acquiring institution; (ii) the competence, experience and integrity of the management of the acquiring institution; (iii) whether the acquisition will result in undue concentration of resources or substantial lessening of competition in Minnesota; and (iv) the CRA compliance record of the acquiring institution.

         Associated filed an application with the Minnesota Department on May 21, 1999 and on _____________, 1999, received notice that the Minnesota Department does not intend to disapprove the Merger.

         General. The Merger cannot proceed in the absence of all requisite regulatory approvals. See "Certain Provisions of the Merger Agreement - Conditions to Consummation of the Merger." In the Merger Agreement, Associated and the Company have agreed to take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed with respect to the Merger, including furnishing information to the Federal Reserve Board or in connection with approvals or filings with other governmental entities. Associated and the Company have also agreed to take all reasonable action necessary to obtain approvals of the Federal Reserve Board, the Minnesota Department and other governmental entities. However, the obligation to take reasonable actions is not to be construed as including an obligation to accept any terms or conditions to an agreement or other approval of, or any exemption by, any party that are not customarily contained in approvals of similar transactions granted by such regulators or if Associated in good faith determines that such terms or conditions would have a material adverse effect on its business or financial condition or would materially detract from the value of the Company to Associated. There can be no assurance that any regulatory approvals will not contain a term or condition that causes such approvals to fail to satisfy the conditions described above under "Certain Provisions of the Merger Agreement - Conditions to Consummation of the Merger."

         Associated and the Company are not aware of any other governmental approvals or actions that are required for consummation of the Merger except as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if such approvals or actions are obtained, there can be no assurance as to the timing thereof.

THE EFFECTIVE TIME

         The Merger will be consummated and will become effective upon the filing of Articles of Merger with the Department of Financial Institutions of the State of Wisconsin and the Secretary of State of the State of Minnesota or on such later date or time as specified in the Articles of Merger (the "Effective Time"). The filing with respect to the Merger will occur as promptly as practicable after the satisfaction or, if permissible, waiver of the conditions to the Merger as set forth in the Merger Agreement. The Merger Agreement may be terminated by either party if, among other reasons, the Merger is not consummated on or before October 25, 1999. Upon consummation of the Merger, the Company will be merged into Associated and will not continue its separate existence or operations, to which Associated as the surviving corporation will succeed. See "Certain Provisions of the Merger Agreement - Conditions to Consummation of the Merger" and "Certain Provisions of the Merger Agreement - Termination."

DESCRIPTION OF ASSOCIATED COMMON STOCK ISSUABLE IN THE MERGER

         The following description of Associated Common Stock issuable in the Merger is a summary and is qualified in its entirety by reference to the terms of such security, which is incorporated by reference herein and is set forth in full in Article III of Associated's Articles of Incorporation. The description set forth below is subject in all respects to the Wisconsin Business Corporation Law ("WBCL") and Associated's Articles of Incorporation.

         THE FOLLOWING DESCRIPTION OF ASSOCIATED COMMON STOCK SHOULD BE READ CAREFULLY BY THE COMPANY SHAREHOLDERS SINCE, AT THE EFFECTIVE TIME, THE COMPANY SHAREHOLDERS MAY RECEIVE PART OR ALL OF THE MERGER CONSIDERATION IN THE FORM OF SHARES OF ASSOCIATED COMMON STOCK.

         General. Associated has one class of common stock, the Associated Common Stock. Of the 100,000,000 shares of Associated Common Stock authorized, 63,295,216 shares were outstanding as of June 18, 1999, exclusive of shares held in its treasury. Of the 750,000 shares of Associated preferred stock with a par value of $1.00 per share authorized, none were issued and outstanding as of March 31, 1999.

         Dividend Rights. Dividends on Associated Common Stock will be payable out of the assets of Associated legally available therefor as, if and when declared by the Associated Board of Directors. No share of Associated Common Stock is entitled to any preferential treatment with respect to dividends.

         Voting Rights. Each holder of Associated Common Stock will be entitled at each shareholders' meeting of Associated, as to each matter to be voted upon, to cast one vote, in person or by proxy, for each share of Associated Common Stock registered in his or her name on the stock transfer books of Associated. Such voting rights are not cumulative.

         Rights Upon Liquidation. Subject to the rights of holders of any Associated preferred stock which may be issued from time to time, in the event of liquidation, dissolution or winding up of Associated, whether voluntary or involuntary, the holders of Associated Common Stock will be entitled to receive all assets of Associated remaining for distribution to its shareholders, on a pro rata basis.

         Miscellaneous. Shares of Associated Common Stock are not convertible into shares of any other class of capital stock. Shares of Associated Common Stock are not and will not be entitled to any preemptive or subscription rights. The issued and outstanding shares of Associated Common Stock are fully paid and nonassessable (except as otherwise provided under the WBCL).

COMPARISON OF SHAREHOLDER RIGHTS

         The following is a summary of material differences between the rights of holders of Company Common Stock and Associated Common Stock. As the Company is incorporated under the laws of the State of Minnesota and Associated is incorporated under the laws of the State of Wisconsin, rights of shareholders of Associated and the Company have a number of significant differences. Differences in the rights of shareholders of the Company and Associated generally arise from the change in governing law as well as from differences between the provisions of Associated's Articles of Incorporation and Bylaws and those of the Company. Shareholders of the Company, whose rights are governed by the Company's Articles of Incorporation, By-laws and the MBCA will, on consummation of the Merger, become shareholders of Associated. Their rights as Associated shareholders will then be governed by Associated's Articles of Incorporation and Bylaws and by the WBCL. The following is a summary of the material differences between the rights of shareholders of the Company and the rights of shareholders of Associated.

         AUTHORIZED CAPITAL STOCK

         The Company. Under the Company's Articles of Incorporation, the Company is authorized to issue up to 100,000 shares of Common Stock, without par value. The holders of Common Stock have one vote per share on all matters to come before the shareholders, except that shareholders have the right to cumulate votes with respect to the election of directors (See "The Merger - Comparison of Shareholder Rights - Removal of Directors"). The Company has no authorized shares of preferred stock and the Company's Board of Directors has no authority to create classes of preferred stock.

         Associated. Under Associated's Articles of Incorporation, Associated is authorized to issue 100,000,000 shares of common stock, par value $0.01 per share and 750,000 shares of preferred stock, $1.00 par value. All shares of Associated Common Stock are identical in rights and have one vote. For a description of Associated Common Stock, see "Description of Associated Common Stock Issuable in the Merger." The preferred stock shall be cumulative and dividends shall accrue thereon. The Board of Directors may divide the preferred stock into series and establish the relative rights and preferences of preferred stock issued in the future as specified in Associated's Articles of Incorporation without shareholder action and issue such stock in series. As of the date hereof, no shares of any series of Associated preferred stock are issued and outstanding.

         APPRAISAL RIGHTS AND DISSENTERS' RIGHTS

         The Company. Under the MBCA, shareholders have the right, in some circumstances, to dissent from certain corporate transactions by demanding payment in cash for their shares equal to the fair value of the shares as determined by agreement with the corporation or by a court. The MBCA, in general, affords dissenters' rights in the event of certain amendments to the articles of incorporation that materially and adversely affect the rights or preferences of the shares of the dissenting shareholder, the sale or other disposition of substantially all corporate assets, or certain mergers and statutory share exchanges involving the corporation, regardless of whether the shares of the corporation are listed on a national securities exchange or widely held. Shareholders of the Company have the right to dissent from the Merger. See "The Merger - Dissenters' Rights."

         Associated. Dissenters' rights under the WBCL are not available to holders of shares, such as shares of Associated Common Stock, which are registered on a national securities exchange or quoted on NASDAQ on the record date filed to determine shareholders entitled to notice of the meeting at which shareholders are to vote on the proposed corporate action. Associated Common Stock is quoted on the NASDAQ National Market.

         REQUIRED VOTE

         The Company. Under the MBCA, the Company's Articles of Incorporation generally can be amended if the proposed amendment is approved by the Company's Board of Directors and by holders of a majority of the voting power of the shares of the Company Common Stock present and entitled to vote at a meeting. Under the MBCA, the affirmative vote of a majority of the voting power of all shares of the Company Common Stock is required to approve mergers and certain other extraordinary transactions.

         Associated. Pursuant to 180.1706(1) of the WBCL, except as otherwise provided in a corporation's articles of incorporation or bylaws, any amendment to the articles of incorporation, merger or certain other extraordinary events involving a corporation organized before January 1, 1973, which did not expressly elect before January 1, 1991 to be governed by a majority or greater voting requirement, must be approved by the affirmative vote of two-thirds of the shares entitled to vote at a meeting called for that purpose. Associated's Articles of Incorporation were amended in 1992 to reduce the vote required pursuant to Section 180.1706(1) of the WBCL to a majority vote. Thus, the affirmative vote of a majority of the shares of Associated is required to adopt amendments to Associated's Articles of Incorporation which create dissenters' rights or approve mergers and certain other extraordinary transactions other than those described in "Comparison of Shareholder Rights - Certain Business Combinations."

         CLASSIFIED BOARD OF DIRECTORS

         The Company. The Company's Board of Directors consists of a single class of directors, each of whom serves for one year or until his or her successor is elected and qualified.

         Associated. The Board of Directors of Associated is divided into three classes as nearly equal in number as possible, with the directors in each class serving for staggered three-year terms. However, Associated's Bylaws require that a director retire as of the first annual meeting of shareholders subsequent to the director's 65th birthday unless such director's term is extended for a one-year term by a two-thirds vote of Associated's Board of Directors. At each annual meeting of Associated's shareholders, the successors to the class of directors whose term expires at the time of such meeting are elected by a majority of the votes cast, assuming a quorum is present. Associated's Board of Directors consists of 14 directors.

         REMOVAL OF DIRECTORS

         The Company. Shareholders of the Company have the right to cumulate their votes in the election of directors. Under the MBCA, a director may be removed, with or without cause, by the shareholders, or by a majority of the remaining directors if the director was named by the board to fill a vacancy and the shareholders have not elected directors in the interval between the time of appointment to fill a vacancy and the time of the removal. In a corporation having cumulative voting, unless the entire board is removed simultaneously, a director may not be removed from the board by the shareholders if the number of votes cast against removal of a director is equivalent to that number of votes sufficient to elect such director at an election of the board under cumulative voting.

         Associated. Shareholders of Associated may remove a director only for "cause." "Cause" is defined as conviction of a felony, declaration of unsound mind by an order of a court of competent jurisdiction, gross dereliction of duty or commission of an action which constitutes intentional misconduct or a knowing violation of law and that results in both an improper substantial personal benefit and a material injury to Associated.

         NEWLY CREATED DIRECTORSHIPS AND VACANCIES ON THE BOARD OF DIRECTORS

         The Company. Under the MBCA, unless a corporation's articles of incorporation or by-laws provide otherwise, (i) a vacancy on a corporation's board of directors resulting from the death, resignation, removal or disqualification of a director may be filled by the vote of a majority of directors then in office, although less than a quorum, (ii) a newly created directorship resulting from an increase in the number of directors may be filled by the vote of a majority of the directors serving at the time of the increase and (iii) in either case, any director so elected shall hold office only until a qualified successor is elected at the next regular or special meeting of shareholders. The Company's Articles of Incorporation and By-laws follow these provisions.

         Associated. Associated's Articles of Incorporation provide that newly created directorships and any vacancies on Associated's Board of Directors may only be filled by the Board of Directors. Associated's Bylaws provide that the remaining members of Associated's Board of Directors shall appoint a director in accordance with the WBCL.

         CERTAIN BUSINESS COMBINATIONS

         The Company. The Company's Articles of Incorporation and By-laws do not contain any supermajority voting provisions relating to the approval by holders of the Company Common Stock of mergers or other business combinations. Minnesota has enacted legislation aimed at regulating takeovers of certain corporations and protecting shareholders of such corporations in connection with certain business combinations. The two primary provisions of this nature, namely, the business combination provision and the control share acquisition provision, are applicable to the Company.

         Associated. Article VII of Associated's Articles of Incorporation provides that an affirmative vote of 80% of Associated's outstanding shares is required to approve a merger or other business combination involving a beneficial owner of 10% or more of Associated's outstanding voting shares (an "interested shareholder"). In addition, if the consideration offered in connection with such transaction does not satisfy certain "fair price" requirements, the affirmative vote of 80% of the "non-interested outstanding shares" (defined as voting shares not beneficially owned by an interested shareholder) of Associated will also be required to approve such a transaction. These requirements do not apply if (a) the board of directors approves the transaction and a majority of the directors voting to approve the transaction are "continuing directors" (defined as a director who was either (i) a director at the time the interested shareholder became "interested" and who is not otherwise affiliated with such shareholder, or (ii) a director designated (prior to his or her initial election as a director) as a continuing director by a majority of the then continuing directors or (b) the transaction is between Associated and a subsidiary of Associated and no interested shareholder (together with such shareholder's affiliates and associates) owns any of the outstanding shares of the subsidiary. The foregoing provision may only be amended, modified or repealed by the affirmative vote of not less than 80% of the outstanding shares and the non-interested outstanding shares of Associated.

         ADVANCE NOTICE OF PROPOSALS TO BE BROUGHT AT THE ANNUAL MEETING

         The Company. The Company's Articles of Incorporation and By-laws do not contain any provisions relating to advance notice of proposals to be brought before an annual meeting.

         Associated. Pursuant to Article II, Section 5 of Associated's Bylaws, any shareholder who intends to bring business before an annual meeting of shareholders (other than nominations for directors) must provide Associated with notice of such intention, the nature of such proposal and certain other information regarding the shareholder bringing the proposal, not less than 60 nor more than 75 days prior to the meeting, or within 10 days from the date notice or public disclosure of the date of such meeting is given, if such announcement date is less than 70 days before the meeting date.

         ADVANCE NOTICE OF NOMINATIONS OF DIRECTORS

         The Company. The Company's Articles of Incorporation and By-laws do not contain any provisions relating to advance notice of nominations of directors.

         Associated. Pursuant to Article II, Section 6 of Associated's Bylaws, any shareholder who intends to nominate directors for election at a meeting called for that purpose must provide Associated with notice of such intention, certain information regarding the proposed nominee and certain information regarding the nominating shareholder, not less than 60 days nor more than 75 days prior to the meeting, or within 10 days from the date notice or public disclosure of the date of such meeting is publicly announced, if such announcement date is less than 70 days before the meeting date.

         CALL OF SHAREHOLDERS' MEETINGS

         The Company. Under the MBCA, a special meeting may be called by holders of 10% or more of the outstanding shares entitled to vote, except that a special meeting for the purpose of considering whether to directly or indirectly facilitate or effect a business combination must be called by holders of 25% or more of the outstanding shares.

         Associated. Under the WBCL, holders of 10% or more of all the outstanding shares entitled to vote have the right to demand a special shareholders' meeting.

         SHAREHOLDER ACTION WITHOUT A MEETING

         The Company. Under the MBCA, any action which may be taken by the shareholders at a meeting may be taken without a meeting only by unanimous written consent of all shareholders entitled to vote on the action.

         Associated. Under the WBCL, any action which may be taken by the shareholders at a meeting may be taken without a meeting only by unanimous written consent of all shareholders entitled to vote on the action, unless the articles of incorporation permit approval by the consent of the shareholders who would be entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted. Associated's Articles of Incorporation do not contain a provision permitting less than unanimous written consent to take action without a meeting.

         DIVIDENDS; STOCK REPURCHASES

         The Company. Under the MBCA, a corporation may pay dividends or repurchase shares if the corporation will be able to pay its debts in the ordinary course of business after paying the dividend or repurchasing the shares, regardless of whether the corporation has surplus or net profits, subject to certain limitations for the benefit of certain preference shares.

         Associated. Under the WBCL, a corporation may pay dividends, repurchase shares or make other distributions to its shareholders unless, after giving effect to such dividend, repurchase or other distribution, (i) the corporation would not be able to pay its debts as they become due in the ordinary course of business, or (ii) the corporation's total assets would be less than the sum of total liabilities plus the amount that would be needed, if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

         INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

         The Company. Unless limited by the articles of incorporation or by-laws of a corporation, the MBCA provides for mandatory indemnification of a director, officer, employee or committee member against certain liabilities and expenses if such person (i) acted in good faith; (ii) received no improper personal benefit; (iii) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (iv) depending upon the capacity in which such person was serving, either believed the conduct was in the best interests of the corporation or believed that the conduct was not opposed to the best interests of the corporation.

         Associated. Unless limited by the articles of incorporation of the corporation, the WBCL provides for mandatory indemnification of a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding, if such person was a party to such proceeding because he or she was a director or officer of the corporation. In all other cases, the corporation must indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was a director or officer of the corporation, unless liability was incurred because he or she breached or failed to perform a duty owed to the corporation and such breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Associated's Articles of Incorporation contain no provisions limiting the indemnification of directors and officers of Associated and Associated's Bylaws authorize indemnification of officers and directors of Associated consistent with the description of the indemnification provisions in the WBCL as described above.

         LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

         The Company. The MBCA permits a corporation to eliminate a director's personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty, except for conduct involving: (i) any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) declarations of illegal distributions and certain violations of Minnesota securities laws; or (iv) participation in a transaction from which the director received an improper personal benefit. The Company's Articles of Incorporation eliminate the liability of directors to the fullest extent permitted by the MBCA.

         Associated. Unless limited by the articles of incorporation of the corporation, the WBCL provides for the elimination of a director's personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty, unless the person asserting liability proves that the breach constitutes any of the following: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Associated's Articles of Incorporation contain no provisions limiting the foregoing provision of the WBCL.

RESALE OF ASSOCIATED COMMON STOCK ISSUED PURSUANT TO THE MERGER

         The Associated Common Stock issued pursuant to the Merger will be registered under the Securities Act of 1933, as amended (the "Securities Act") and be freely tradable under the Securities Act except for shares issued to any shareholder of the Company who may be deemed to be an "affiliate" of the Company for purposes of Rule 145 under the Securities Act. Each affiliate identified by the Company will enter into an agreement with Associated providing that such affiliate will be subject to Rule 145(d) of the Securities Act, and shall not transfer any Associated Common Stock received in the Merger except in compliance with the Securities Act. This Proxy Statement/Prospectus does not cover resales of Associated Common Stock received by any person who may be deemed to be an affiliate of the Company. The Company has concluded that the only affiliates of the Company are its directors and Mr. Thomas M. Redmond.

PRE-MERGER DIVIDEND POLICY

         The Company. Pursuant to the Merger Agreement, the Company is prohibited from declaring or paying any dividend on, or making any other distribution in respect of, its outstanding shares of capital stock without the prior written consent of Associated.

         Associated. Associated expects to continue to declare, until the Effective Time, its regularly scheduled dividends.

POST-MERGER DIVIDEND POLICY

         It is the current intention of the Board of Directors of Associated to continue to declare cash dividends on the Associated Common Stock following the Merger. The dividend is currently in the amount of $0.29 per quarter or $1.16 per year, in each case per share. Shareholders should note that no such dividends payable following the date hereof have currently been declared and that future dividends will be determined by the Associated Board of Directors in light of the earnings and financial condition of Associated and its subsidiaries and other factors, including applicable governmental regulations and policies. In that regard, Associated is a legal entity separate and distinct from its banking and non-banking subsidiaries, and the principal sources of Associated's income are dividends and interest from such subsidiaries. The payment of dividends by Associated's banking subsidiaries is subject to certain restrictions under applicable governmental regulations. See also "The Merger - Pre-Merger Dividend Policy."

CONDUCT OF BUSINESS PENDING THE MERGER

         Pursuant to the Merger Agreement, the Company has agreed to carry on its business, and the business of its subsidiaries, in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Merger Agreement, subject to certain covenants and other agreements agreed to by the Company in the Merger Agreement. See "Certain Provisions of the Merger Agreement - Certain Covenants."

CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         Associated and the Company have received an opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. that the Merger will qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Code and that each of Associated and the Company will be a party to such reorganization within the meaning of Section 368(b) of the Code. Accordingly, the Company and Associated will recognize no gain or loss for federal income tax purposes as a result of the Merger and no gain or loss will be recognized by any holder of the Company Common Stock upon receipt of Associated Common Stock pursuant to the Merger (except upon the receipt of cash in lieu of fractional shares of Associated Common Stock or consideration received as a result of the exercise of dissenters' rights). The Internal Revenue Service ("Service") has not been asked to rule upon the tax consequences of the Merger and such request will not be made. The opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. is based entirely upon the Code, regulations now in effect thereunder, current administrative rulings and practice, and judicial authority, all of which are subject to change. Unlike a ruling from the Service, an opinion of an advisor is not binding on the Service and there can be no assurance, and none is hereby given, that the Service will not take a position contrary to one or more positions reflected herein or that the opinion will be upheld by the courts if challenged by the Service. The tax treatment of each holder of Company Common Stock will depend in part upon such shareholder's particular situation. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, insurance companies, tax-exempt organizations, broker-dealers, persons who are not citizens or residents of the United States or who are legal entities formed under the laws of jurisdictions outside the United States, and holders of Company Common Stock who acquired their shares through the exercise of employee stock options or otherwise as compensation. This discussion also assumes that the holders of Company Common Stock hold their Common Stock as a capital asset.

         EACH SHAREHOLDER OF THE COMPANY IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISORS AS TO THE EFFECT OF SUCH FEDERAL INCOME TAX CONSEQUENCES ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.

         Based upon the opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., which in turn is based upon various representations and subject to various assumptions and qualifications, the following federal income tax consequences to the shareholders of the Company will result from the Merger:

                  (i) Provided that the Merger of the Company with and into Associated qualifies as a statutory merger under applicable law, the Merger will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) of the Code, and the Company and Associated will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code for purposes of this reorganization.

                  (ii) No gain or loss will be recognized by the holders of the Company Common Stock upon the exchange of the Company Common Stock solely for Associated Common Stock pursuant to the Merger, except with respect to cash received in lieu of fractional shares of Associated Common Stock or consideration received as a result of the exercise of dissenters' rights.

                  (iii) A Company shareholder's aggregate basis in the Associated Common Stock (including any fractional share interest to which he or she may be entitled) received in the Merger will be the same as the aggregate basis of the Company Common Stock exchanged therefor.

                  (iv) The holding period of the Associated Common Stock received by a holder of Company Common Stock pursuant to the Merger will include the period during which the Company Common Stock exchanged therefor was held, provided that the Company Common Stock surrendered was held as a capital asset as of the time of the Merger.

                  (v) The receipt by a holder of Company Common Stock of cash in lieu of a fractional share of Associated Common Stock will be treated as if he or she received such fractional share from Associated and then had it redeemed for cash. Such receipt of cash will be treated under
         Section 302(b)(1) of the Code as full payment in exchange for the fractional share.

         In rendering its tax opinion, Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. will rely on certain written representations as to factual matters made by appropriate officers of Associated and the Company. Such representations are customary for opinions of this type; however, this tax opinion cannot be relied upon if any such representation is, or later becomes, inaccurate.

         Associated has announced a stock repurchase program whereby it may redeem shares of Associated Common Stock in the public market, including shares which it may issue to the Company's shareholders in the Merger. If the Service treats this stock repurchase program as being in connection with the Merger and if Associated were to redeem an amount of shares from the former shareholders of the Company, either directly or indirectly as a part of this stock repurchase program, in excess of 50% of the consideration received in the Merger, the Merger may be taxable to the shareholders of the Company, including those who do not sell any shares of Associated Common Stock. The Service could claim that any shareholders of the Company who sell shares of Associated Common Stock while the stock repurchase program is in effect have indirectly sold their shares to Associated, even if Associated is not the actual buyer and even if the shareholders of the Company may not know who the actual buyer is. The tax opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. assumes that the former shareholders of the Company do not sell (or are not deemed to have sold through the stock repurchase program) to Associated a sufficient number of the shares of Associated Common Stock they receive in the Merger such that less than 50% of the merger consideration would be deemed to be in the form of Associated Common Stock.

         Backup Withholding. Any cash received in the Merger by holders of Company Common Stock may be subject to backup withholding at a rate of 31%. Backup withholding will not apply, however, to a taxpayer who (i) furnishes a correct taxpayer identification number ("TIN") and certifies that he or she is not subject to backup withholding on Form W-9 (or an appropriate substitute form), (ii) provides a certificate of foreign status on Form W-8 (or an appropriate substitute form), or (iii) is otherwise exempt from backup withholding. The Service may impose a $50 penalty upon any taxpayer who fails to provide the correct TIN, as required.

         THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION OF A SHAREHOLDER OF THE COMPANY WHETHER TO VOTE IN FAVOR OF THE MERGER. BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH HOLDER OF COMPANY COMMON STOCK, EACH HOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

         The foregoing is only a general description of certain material federal income tax consequences of the Merger for holders of the Company Common Stock who are citizens or residents of the United States and who hold their shares as capital assets, without regard to the particular facts and circumstances of the tax situation of each holder of the Company Common Stock. It does not discuss all of the consequences that may be relevant to holders of the Company Common Stock entitled to special treatment under the Code (such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations or foreign persons). The summary set forth above does not purport to be a complete analysis of all potential tax effects of the transactions contemplated by the Merger Agreements or the Merger itself. No information is provided herein with respect to the application and effect of state, local and foreign tax laws and the possible effects of changes in federal laws or other tax laws.

ANTICIPATED ACCOUNTING TREATMENT

         The business combination resulting from the Merger will be accounted for under the purchase method of accounting. Under this method of accounting, the total consideration paid in the Merger will be allocated among the Company's assets and liabilities based on the fair values of the assets acquired and the liabilities assumed and any amount of consideration in excess of the total fair value of such assets and liabilities will be recorded as good will. The consolidated financial statements of Associated will include the results of operations of the Company from the date of acquisition.

DISSENTERS' RIGHTS

         Sections 302A.471 and 302A.473 of the MBCA provide to each shareholder the right to dissent from the Merger, and obtain payment for the "fair value" of such shareholder's shares following the consummation of the Merger.

         The following summary of the applicable provisions of Sections 302A.471 and 302A.473 of the MBCA is not intended to be a complete statement of such provisions and is qualified in its entirety, by reference to such sections, the full text of which is attached as Exhibit B to this Proxy Statement/Prospectus. These sections should be reviewed carefully by any shareholder who wishes to exercise dissenters' rights or who wishes to preserve the right to do so, since failure to comply with the procedures set forth herein or therein will result in the loss of dissenters' rights.

         Under the MBCA, holders of Company Common Stock will have the right, by fully complying with the applicable provisions of Sections 302A.471 and 302A.473, to dissent with respect to the Merger and to receive from Associated as the surviving corporation in the Merger (the "Surviving Corporation") payment in cash of the "fair value" of their shares of Company Common Stock after the Merger is completed. The term "fair value" means the value of the shares of Company Common Stock immediately before the Effective Time.

         All references in Sections 302A.471 and 302A.473 and in this summary to a "shareholder" are to a record holder of the shares of Company Common Stock as to which dissenters' rights are asserted. A person having beneficial ownership of shares of Company Common Stock that are held of record in the name of another person, such as a broker, nominee, trustee or custodian, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner in order to perfect whatever dissenters' rights such beneficial owner may have.

         Shareholders of record who desire to exercise their dissenters' rights must satisfy all of the following conditions. A written notice of intent to demand fair value for shares must be delivered to the executive offices of the Company before the taking of the shareholder vote on the Merger. This written demand must be in addition to and separate from any proxy or vote against the Merger. Voting against, abstaining from voting or failing to vote on the Merger does not constitute a demand for appraisal within the meaning of the MBCA.

         Shareholders electing to exercise their dissenters' rights under the MBCA must not vote for adoption of the Merger. A shareholder's failure to vote against the Merger will not constitute a waiver of dissenters' rights. However, if a shareholder returns a signed proxy but does not specify a vote against adoption of the Merger or direction to abstain, the proxy will be voted for adoption of the Merger, which will have the effect of waiving that shareholder's dissenters' rights.

         Company shareholders may not assert dissenters' rights as to less than all of the shares registered in such holder's name except where certain shares are beneficially owned by another person but registered in such holder's name. If a record owner, such as a broker, nominee, trustee or custodian, wishes to dissent with respect to shares beneficially owned by another person, such shareholder must dissent with respect to all of such shares and must disclose the name and address of the beneficial owner on whose behalf the dissent is made. A beneficial owner of shares of

Company Common Stock who is not the record owner of such shares may assert dissenters' rights as to shares held on such person's behalf, provided that such beneficial owner submits a written consent of the record owner to the Company at or before the time such rights are asserted.

         A shareholder who elects to exercise dissenters' rights must send his or her written demand, before the taking of the vote on the Merger, to the Secretary of Riverside Acquisition Corp., 2655 Campus Drive, Plymouth, Minnesota 55441. The written demand should specify the shareholder's name and mailing address, the number of shares owned and that the shareholder intends to demand the value of his or her shares.

         After approval of the Merger by the shareholders at the Special Meeting, the Surviving Corporation will send a written notice to each shareholder who filed a written demand for dissenters' rights. The notice will contain the address to which the shareholder shall send a demand for payment and the stock certificates in order to obtain payment and the date by which they must be received, a form to be used in connection therewith and other related information.

         In order to receive fair value for his or her shares, a dissenting shareholder must, within 30 days after the date such notice was given, send his or her stock certificates, and all other information specified in the notice from the Surviving Corporation, to the address specified in such notice. A dissenting shareholder will retain all rights as a shareholder until the Effective Time. After a valid demand for payment and the related stock certificates and other information are received, or after the Effective Time, whichever is later, the Surviving Corporation will remit to each dissenting shareholder who has complied with statutory requirements the amount that the Surviving Corporation estimates to be the fair value of such shareholder's shares, with interest commencing five days after the Effective Time at a rate prescribed by statute. Remittance will be accompanied by the Company's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the Effective Time, together with the latest available interim financial data, an estimate of the fair value of the shareholder's shares and a brief description of the method used to reach the estimate, a brief description of the procedure to be followed if such holder is demanding supplemental payment and copies of Sections 302A.471 and 302A.473 of the MBCA.

         If the dissenting shareholder believes that the amount remitted by the Surviving Corporation is less than the fair value of such holder's shares, plus interest, the shareholder may give written notice to the Surviving Corporation of such holder's own estimate of the fair value of the shares, plus interest, within 30 days after the mailing date of the remittance and demand payment of the difference. Such notice must be given at the executive offices of Company at the address set forth above. A shareholder who fails to give such written notice within this time period is entitled only to the amount remitted by the Surviving Corporation.

         Within 60 days after receipt of a demand for supplemental payment, the Surviving Corporation must either pay the shareholder the amount demanded or agreed to by such shareholder after discussion with the Surviving Corporation or petition a court for the determination of the fair value of the shares, plus interest. The petition must name as parties all shareholders who have demanded supplemental payment and have not reached an agreement with the Surviving Corporation. The court, after determining that the shareholder or shareholders in question have complied with all statutory requirements, may use any valuation method or combination of methods it deems appropriate to use, whether or not used by the Surviving Corporation or the dissenting shareholder, and may appoint appraisers to recommend the amount of the fair value of the shares. The court's determination will be binding on all Company shareholders who properly exercised dissenters' rights and did not agree with the Surviving Corporation as to the fair value of the shares. Dissenting shareholders are entitled to judgment for the amount by which the court-determined fair value per share, plus interest, exceeds the amount per share, plus interest, remitted to the shareholders by the Surviving Corporation. The shareholders shall not be liable to the Surviving Corporation for any amounts paid by the Surviving Corporation which exceed the fair value of the shares as determined by the court, plus interest. The costs and expenses of such a proceeding, including the expenses and compensation of any appraisers, will be determined by the court and assessed against the Surviving Corporation, except that the court may, in its discretion, assess part or all of those costs and expenses against any shareholder whose action in demanding supplemental payment is found to be arbitrary, vexatious or not in good faith. The court may award fees and expenses to an attorney for the dissenting shareholders out of the amount, if any, awarded to such shareholders. Fees and expenses of experts or attorneys may also be assessed against any person who acted arbitrarily, vexatiously or not in good faith in bringing the proceeding.

         The Company may withhold the remittance of the estimated fair value, plus interest, for any shares owned by any person who was not a shareholder or who is dissenting on behalf of a person who was not a beneficial owner on March 10, 1999, the date on which the proposed Merger was first announced to the public (the "Public Announcement Date"). The Surviving Corporation will forward to any such dissenting shareholder who has complied with all requirements in exercising dissenters' rights the notice and all other materials sent after shareholder approval of the Merger to all shareholders who have properly exercised dissenters' rights, together with a statement of the reason for withholding the remittance and an offer to pay the dissenting shareholder the amount listed in the materials if the shareholder agrees to accept that amount in full satisfaction. The shareholder may decline this offer and demand payment by following the same procedure as that described for demand of supplemental payment by shareholders who owned their shares as of the Public Announcement Date. Any shareholder who did not own shares on the Public Announcement Date and who fails properly to demand payment will be entitled only to the amount offered by the Company. Upon proper demand by any such shareholder, rules and procedures applicable in connection with receipt by the Company of the demand for supplemental payment given by a dissenting shareholder who owned shares on the Public Announcement Date will also apply to any shareholder properly giving a demand but who did not own shares of record or beneficially on the Public Announcement Date, except that any such shareholder is not entitled to receive any remittance from the Company until the fair value of the shares, plus interest, has been determined pursuant to such rules and procedures.

         Shareholders considering exercising dissenters' rights should bear in mind that the fair value of their shares determined under Sections 302A.471 and 302A.473 of the MBCA could be more than, the same as or, in certain circumstances, less than the consideration they would receive pursuant to the Merger Agreement if they do not seek appraisal of their shares.

         Cash received pursuant to the exercise of dissenters' rights may be subject to federal or state income tax. See "The Merger - Certain Material Federal Income Tax Consequences."

         ANY HOLDER WHO FAILS TO COMPLY FULLY WITH THE STATUTORY PROCEDURE SUMMARIZED ABOVE WILL FORFEIT HIS OR HER RIGHTS OF DISSENT AND WILL RECEIVE THE MERGER CONSIDERATION FOR HIS OR HER SHARES. SEE EXHIBIT B.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         It is anticipated that David E. Cleveland, President and a director of the Company, will, at the Effective Time of the Merger, enter into an employment agreement with Associated to serve as Regional President and Chief Executive Officer for the greater Minneapolis/St. Paul Region for a period of three years. The terms of the employment agreement have not been fully negotiated. However, it is contemplated that Mr. Cleveland will receive an annual base salary of $275,000 and will be eligible to participate in incentive compensation plans consistent with other similarly situated officers of Associated.

         Ten key employees of Riverside Bank including Gwen N. Stanley, Senior Vice President and Chief Financial Officer of the Bank, Michael T. Zenk, Senior Vice President of the Bank, and Kate Barr, Senior Vice President of the Bank, none of whom are shareholders of the Company, hold an aggregate of 1,280 Phantom Shares (the "Phantom Shares") that were granted under the Riverside Bancshares Corporation Amended and Restated Phantom Stock Plan (the "Phantom Stock Plan"). The Phantom Shares entitle the holders thereof to receive a cash bonus award upon the occurrence of certain events. The consummation of the contemplated Merger constitutes an event which will result in the automatic vesting of all outstanding grants of Phantom Shares and entitles those holders to a cash bonus award for each vested Phantom Share in an amount based upon the value of consideration received by Company shareholders in the Merger. If the Daily Average Price is at least $32.00 but not greater than $38.00, the holders of Phantom Shares will receive cash payments aggregating approximately $4,600,000.

OTHER RELATED PARTY TRANSACTIONS

         In the ordinary course of conducting their banking and financial services businesses, each of Associated, the Company and their respective subsidiaries, may do business and engage in banking transactions with the other party and its subsidiaries, which may include but not be limited to interests or participation in loans and interbank advances.

MANAGEMENT AFTER THE MERGER

         In the Merger, the Company will be merged into Associated and the separate corporate existence of the Company will cease.

         The officers and directors of Associated prior to the Merger will continue as officers and directors of the Surviving Corporation. The directors of the Bank prior to the Effective Time will continue as directors after the Effective Time until their successors shall have been duly elected and qualified.

                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT

         The following is a brief summary of certain provisions of the Merger Agreement, which is attached as Exhibit A to this Proxy Statement/Prospectus and the amendment to the Merger Agreement which is attached as Exhibit A-1 to this Proxy Statement/Prospectus. The Merger Agreement is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.

THE MERGER

         The Merger Agreement provides that, following the approval of the Merger Agreement by the shareholders of the Company and the satisfaction or waiver of the other conditions to the Merger, the Company will be merged with and into Associated. If the Merger Agreement is approved by the shareholders of the Company, the Merger will become effective upon the Effective Time.

         At the Effective Time, each outstanding share of Company Common Stock, except for Dissenting Shares, will convert automatically into the right to receive the number of shares of Associated Common Stock equal to the Conversion Ratio determined as follows:

         o The Conversion Ratio will equal (a) 89,100,000 divided by (b) the Daily Average Price divided by (c) the number of shares of Company Common Stock outstanding at the Effective Time, if the Daily Average Price is at least $32.00 but not greater than $38.00;

         o The Conversion Ratio will equal 2,784,375 divided by the number of shares of Company Common Stock outstanding at the Effective Time if the Daily Average Price is less than $32.00; and

         o The Conversion Ratio will equal 2,344,736.842 divided by the number of shares of Company Common Stock outstanding at the Effective Time if the Daily Average Price is greater than $38.00.

         Based on the 25,000 shares of Company Common Stock issued and outstanding on the Record Date, if the Daily Average Price is at least $32.00 but not greater than $38.00, each share of Company Common Stock will be converted into a number of shares of Associated Common Stock equal to $3,564 divided by the Daily Average Price. If the Daily Average Price is below $32.00, the Conversion Ratio will be 111.375 and if the Daily Average Price is above $38.00, the Conversion Ratio will be 93.78947.

         Riverside shareholders should understand that the number of shares of Associated Common Stock that they will receive in the Merger will be determined by the Conversion Ratio, as described above. Because the market price of Associated Common Stock fluctuates, the market value of the Associated shares that Riverside shareholders will receive in the Merger (whether measured at the Effective Time of the Merger or at another date) may be less than or greater than the Daily Average Price used for determining the Conversion Ratio.

         Additionally, under certain limited circumstances the Conversion Ratio may be increased if the market value of Associated Common Stock is below $28.50 or the Conversion Ratio may be decreased if the market value of Associated Common Stock is above $41.50. See "The Merger - Termination Based on Stock Price" and "Certain Provisions of the Merger Agreement - Termination."

REPRESENTATIONS AND WARRANTIES

         The Merger Agreement contains customary representations and warranties relating to, among other things, (i) each of Associated's and the Company's and their respective subsidiaries' organization and similar corporate matters; (ii) each of Associated's and the Company's capital structure; (iii) authorization, execution, delivery, performance and enforceability of the Merger Agreement and other related matters; (iv) documents filed by Associated with the Securities and Exchange Commission (the "Commission") and each of Associated and the Company with the Federal Reserve Board and state banking authorities and the accuracy of information contained therein; (v) the accuracy of information supplied by each of Associated and the Company in connection with the Registration Statement and this Proxy Statement/Prospectus; (vi) compliance with laws including employment and lending laws; (vii) no material pending or threatened litigation except as otherwise disclosed in filings by Associated with the Commission and the Company in the regulatory reports; (viii) filing of tax returns and payment of taxes; (ix) certain material contracts and contracts relating to certain employment, consulting and benefits matters of the Company;
(x) matters relating to retirement and other employee plans of the Company; (xi) the absence of any burdensome contracts, agreements or restrictions; (xii) absence of certain material changes or events since December 31, 1998 with respect to the Company and its subsidiaries and since December 31, 1997 with respect to Associated and its subsidiaries, relating to the occurrence of a material adverse effect in the business operations, properties (including intangible properties), condition (financial or otherwise), assets or liabilities (including contingent liabilities) of Associated or its subsidiaries, taken as a whole, and the Company or its subsidiaries, taken as a whole; (xiii) maintenance by the Company of books of account and accounting controls, loan documentation and disclosure; (xiv) no action taken that would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code; (xv) certain environmental matters relating to the properties of the Company; (xvi) good title to the properties of the Company and its subsidiaries, free of liens except as specified; (xvii) certain insurance matters relating to the Company; and (xviii) absence of substandard or related party loans by the Bank.

CERTAIN COVENANTS

         Pursuant to the Merger Agreement, Associated and the Company have each agreed that prior to the Effective Time (and unless the prior written consent of the other shall have been obtained) each of them and their respective subsidiaries will operate their respective businesses in a manner that does not violate any law.

         Pursuant to the Merger Agreement, the Company has also agreed that prior to the Effective Time (and unless the prior written consent of Associated shall have been obtained) the Company and its subsidiaries will (i) carry on their business only in the usual, regular and ordinary course consistent with past practices; (ii) use reasonable efforts to preserve intact their business organization and assets, maintain their rights and franchises, retain the services of their officers and key employees and maintain their relationships with customers;
(iii) use reasonable efforts to maintain and keep their properties good repair and condition; (iv) use reasonable efforts to keep insurance and bonds in full force and effect; (v) perform in all material respects all obligations under all material contracts, leases, and documents relating to or affecting their assets, properties, and business; (vi) comply with and perform in all material respects all obligations and duties imposed by all applicable laws; (vii) purchase and sell securities and other investments in accordance with certain guidelines;
(viii) comply with certain capital requirements; and (ix) maintain as of December 31, 1998 and thereafter an aggregate loan loss reserve of not less than 1.75% of period ending loans (excluding overdrafts less than 30 days old).

         The Company has also agreed that prior to the Effective Time (and unless the prior written consent of Associated shall have been obtained), neither the Company nor its subsidiaries will: (i) grant any general increase in compensation (except in accordance with past practice or as required by law or increases which are not material), effect any change in retirement benefits to any class of employees or officers (unless required by applicable law) which would increase its retirement benefit liabilities, adopt, enter into, amend or modify any employee benefit plan or make any adjustments pursuant to any employee benefit plan, or enter into or amend any employment, severance or similar agreements or arrangements with any directors or officers, other than as is consistent with the normal severance policies; (ii) declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock; (iii) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (iv) merge with or into any other corporation or bank, permit any other corporation or bank to merge into it or consolidate with any other corporation or bank, or effect any reorganization or recapitalization, purchase or otherwise acquire any assets or stock of any corporation, bank or other business, liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practice, or split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (v) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of its capital stock (including shares held in treasury) or any rights, warrants or options to acquire, any such shares; (vi) propose or adopt any amendments to its corporate charter or Bylaws in any way materially adverse to Associated; (vii) purchase any shares of Associated Common Stock (except in fiduciary capacities for the account of customers); (viii) change any of its methods of accounting in effect at December 31, 1998, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1998, except as may be required by law or generally accepted accounting principles; (ix) except for the required loan loss reserve, change any lending, investment, liability management or other material policies concerning the business or operations of the Company or the Bank in any material respect; organize any new subsidiaries or enter into any new non-banking line of business whether or not permissible under applicable federal or state law, or make any material changes in its operations; (x) incur or assume any material obligation or liability (excluding deposit liabilities and repurchase agreements in the ordinary course of business and any loan renewal of a loan not then classified as "substandard," "doubtful," "loss," "other loans especially mentioned" or any comparable classifications) in an amount greater than $1,000,000, (xi) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingent or otherwise) for the obligations of any other person or entity; (xii) mortgage, license, pledge or grant a security interest in any of its material assets or allow to exist any material lien thereon (except for immaterial liabilities and obligations incurred in the ordinary course of business consistent with past practices or as may be required under existing agreements to which the Company or the Bank is a party); (xiii) acquire assets (including equipment) in excess of $400,000 in the aggregate (excluding loans to customers and investments permitted above); (xiv) pay, discharge, or satisfy any debts or claims not in the ordinary course of business and consistent with past practices; (xv) settle any claim, action, suit, litigation, proceeding, arbitration, investigation or controversy of any kind, for any amount in excess of $100,000 or in any manner which would restrict in any material respect the operations or business of the Company or the Bank; (xvi) purchase any new financial product or instrument which involves entering into a contract with a term of six months or longer (excluding loans to customers and investments permitted above); (xvii) take any action or fail to take any action which individually or in the aggregate can be expected to have a material adverse effect on the Company and the Bank, taken as a whole; or (xviii) incur or pay legal or accounting, fees in connection with the Merger in excess of an aggregate of $325,000.

NO SOLICITATION OF TRANSACTIONS

         The Merger Agreement provides that the Company and its subsidiaries will not initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Competing Transaction (as defined below) or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to take any such action. Notwithstanding the foregoing, the Board of Directors of the Company is not prohibited from furnishing or permitting any of its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives to furnish information to any party that requests information as to the Company if the Board of Directors of the Company, after consultation with independent legal counsel, determines in good faith that such action is reasonably required for the Board of Directors of the Company to comply with its fiduciary duties imposed by Minnesota law, and if prior to furnishing such information to such party, the Company receives from such party an executed confidentiality agreement in reasonably customary form and provides Associated seven days' notice of the Company's intent to furnish such information.

         For purposes of the Merger Agreement, a "Competing Transaction" means any of the following involving the Company or any of the Company's subsidiaries:
(i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of assets in a single transaction or series of transactions, excluding from the calculation of such percentage any such transactions undertaken in the ordinary course of business and consistent with past practice; (iii) any sale of 10% or more of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock); (iv) any tender offer or exchange offer for 10% or more of outstanding shares of capital stock; (v) any solicitation of proxies in opposition to approval by the Company's shareholders of the Merger; (vi) the filing of an acquisition application (or the giving of acquisition notice) whether in draft or final form under the BHC Act or the Change in Bank Control Act with respect to the Company or its subsidiaries; (vii) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock; or (viii) any public announcement of a proposal, plan or intention to do any of the foregoing.

CONDITIONS TO CONSUMMATION OF THE MERGER

         The respective obligations of each party to effect the Merger are subject to various conditions which include, in addition to other customary closing conditions, the following: (i) the Merger shall have been approved by the holders of the Company Common Stock; (ii) the Registration Statement shall have been declared effective by the Commission under the Securities Act (and no stop order suspending the effectiveness of the Registration Statement shall have been issued) and Associated shall also have received all other federal and state securities permits and authorizations necessary to issue Associated Common Stock pursuant to the Merger Agreement; (iii) the Merger shall have been approved by the Federal Reserve Board, the Minnesota Department and all other required regulatory agencies, which approvals shall not contain any condition which is not reasonably satisfactory to Associated or the Company, and any waiting periods with respect to the Merger shall have expired; (iv) the shares of Associated Common Stock to be issued in the Merger have been authorized for listing on the NASDAQ National Market, subject to notice of issuance, and (v) there shall not be any injunction or restraining order preventing the consummation of the Merger in effect.

         In addition, Associated's or the Company's respective obligation to effect the Merger is subject to one or more of the following additional conditions (any of which may be waived by such party): (i) the representations and warranties of the other party to the Merger Agreement shall be true and correct in all material respects and the other party shall have performed in all material respects all agreements and covenants required to be performed by it under the Merger Agreement and any agreements entered into in connection therewith, and the other party shall have obtained all material consents and approvals required to consummate the Merger; (ii) there shall not be any pending action, proceeding or investigation before any court or administrative agency or by any government agency or any other person (a) challenging or seeking material damages in connection with the Merger, or the conversion of the Company Common Stock into Associated Common Stock pursuant to the Merger, or (b) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by Associated or its subsidiaries of all or any portion of the business or assets of the Company or any of its subsidiaries, which in either case is reasonably likely to have a material adverse effect on either the Company and its subsidiaries, taken as a whole, or Associated and its subsidiaries, taken as a whole; (iii) Associated and the Company shall have received the opinion of independent counsel to Associated that the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code (see "The Merger - Certain Material Federal Income Tax Consequences," above); (iv) the number of shares of Associated Common Stock which would have been issuable pursuant to the Merger Agreement that will not be issued due to the exercise of dissenters' rights is not more than 10% of the maximum aggregate number of shares of Associated Common Stock which could be issuable as a result of the Merger; (v) Associated and the Company each shall have received the opinion of counsel to the other party regarding certain issues under the Securities Act and state corporate law; (vi) Associated shall have received from each affiliate of the Company a signed letter regarding certain restrictions on the resale of Associated Common Stock under Rule 145 of the Securities Act; (vii) Associated shall have received a written environmental evaluation by Associated's environmental consultant of the Company's real property stating that the Company's property complies with environmental laws and that there are no material contingent liabilities or that the Company shall have taken reasonably appropriate action in response to any environmental condition identified by Associated's environmental consultant;
(viii) the Company shall have consolidated after-tax earnings for the six months ending June 30, 1999 of at least $2,200,000 and the Bank shall have after-tax earnings for the six months ended June 30, 1999 of at least $2,700,000 if the Merger occurs on or before October 31, 1999 and if the Merger occurs after October 31, 1999, the Company shall have consolidated after-tax earnings for the nine months ending September 30, 1999 of at least $3,300,000 and the Bank shall have after-tax earnings for the nine months ending September 30, 1999 of at least $4,000,000, in each case excluding certain adjustments relating to loan loss reserves and expenses related to the Phantom Stock Plan or to the Merger;
(ix) Associated shall be reasonably satisfied that the Company and the Bank have undertaken a Year 2000 compliance plan designed to comply with applicable banking regulations; and (x) the Bank shall have provided to Associated evidence that the Bank has achieved a satisfactory rating and performance under the CRA.

TERMINATION

         The Merger Agreement may be terminated at any time prior to the Effective Time by the applicable Board of Directors, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

         1. by mutual consent of Associated and the Company;

         2. by either the Company or Associated if (a) there has been a breach in any material respect of any representation, warranty, covenant or agreement on the part of the Company, on the one hand, or Associated, on the other hand, respectively, set forth in the Merger Agreement, or (b) any representation or warranty of the Company, on the one hand, or Associated, on the other hand, respectively, shall be discovered to have become untrue in any material respect, in either case which breach or other condition has not been cured within 20 business days following receipt by the non-terminating party of notice of such breach or other condition (provided that the Merger Agreement may not be terminated by the breaching party or party making any representation or warranty which shall have become untrue in any material respect);

         3. by either Associated or the Company if any permanent injunction preventing the consummation of the Merger shall have become final and nonappealable;

         4. by either Associated or the Company if the Federal Reserve Board or the Minnesota Department denies approval of the Merger and neither Associated nor the Company has, within 30 days after the entry of such order denying approval, filed a petition seeking review of such order as provided by applicable law;

         5. by either Associated or the Company if the Merger has not been consummated by October 25, 1999 for a reason other than the failure of the terminating party to comply with its obligations under the Merger Agreement;

         6. by Associated or the Company if all of the conditions to the terminating party's obligation to consummate the Merger have not been satisfied on or before October 25, 1999;

         7. by Associated, if at any time prior to the Special Meeting, the Company's Board of Directors withdraws or modifies or changes in a manner adverse to the interests of Associated its recommendation to the Company shareholders to vote in favor of the Merger;

         8. by the Company, if the Company enters into a definitive agreement with a third party immediately after such termination providing for an Acquisition Transaction (as defined below) on terms determined, in good faith, by the Board of Directors of the Company, after consultation with independent counsel and financial advisors, to be such that termination of the Merger Agreement and entry into such third-party agreement is required in order to discharge properly the directors' duties in accordance with Minnesota law;

         9. by the Company, if the Determination Price (already defined) is less than $28.50, provided that if the Company makes an election to terminate the Merger Agreement under this paragraph and Associated agrees that the Conversion Ratio shall be increased to equal 79,354,686 divided by the Daily Average Price divided by the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, then no termination shall have occurred and the Merger Agreement shall remain in full force and effect in accordance with its terms (except that the Conversion Ratio shall have been so modified); or

         10. by Associated, if the Determination Price is greater than $41.50, provided that if Associated makes an election to terminate the Merger Agreement under this paragraph and the Company agrees that the Conversion Ratio shall be decreased to equal 97,306,579 divided by the Daily Average Price divided by the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, then no termination shall have occurred and the Merger Agreement shall remain in full force and effect in accordance with its terms (except that the Conversion Ratio shall have been so modified).

         The Merger Agreement defines an "Acquisition Transaction" as a transaction or series of transactions that, directly or indirectly, in substance constitutes a disposition of all or substantially all of the assets or business of the Company or the Bank, taken as a whole, whether by means of (i) a merger or consolidation, share exchange or any similar transaction, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition or (iii) a purchase or other acquisition (including by way of a merger or consolidation, share exchange or otherwise) of securities representing 50% or more of the voting power of the Company or 50% or more of the Bank; provided, however, in each of the situations described in clauses (i), (ii) or (iii), that the Acquisition Transaction shall represent consideration having an aggregate value (reasonably determined) to the Company or its shareholders in excess of the consideration to be received in the Merger.

         In the event of termination of the Merger Agreement by either the Company or Associated, other than as a result of a material breach by the non-terminating party or as described under "The Merger - Termination Fee" below, each party will pay its own expenses and the Merger Agreement will become void and there will be no liability or obligation on the part of Associated or the Company other than under certain specified provisions of the Merger Agreement dealing with confidential treatment of non-public information. In the event of termination of the Merger Agreement by a material breach, in addition to other remedies at law or equity for breach, the party to have breached will reimburse the non-breaching party's expenses under the Merger Agreement.

TERMINATION FEE

         If (i) Associated terminates the Merger Agreement pursuant to the section of the Merger Agreement described in paragraph 7 of the preceding section or the Company terminates the Merger Agreement pursuant to the section of the Merger Agreement described in paragraph 8 of the preceding section and, in either case, prior thereto or within twelve months after such termination the Company shall have entered into an agreement to engage in an Acquisition Transaction, or (ii) the Merger Agreement is terminated by Associated solely due to the failure of the holders of Company Common Stock to approve the Merger at the Special Meeting, then the Company will be obligated to pay Associated a fee equal to $2,670,000. If such fee becomes payable under the circumstances described in clause (i) above, the Company will be obligated to pay the fee to Associated within two business days after the date of entering into the agreement for an Acquisition Transaction and if such fee becomes payable under the circumstances described in clause (ii) above, the Company will be obligated to pay the fee to Associated within two business days of termination of the Merger Agreement.

AMENDMENT AND WAIVER

         The Merger Agreement may be amended at any time prior to the Effective Time by action taken or authorized by the respective Boards of Directors of Associated and the Company (except that after the Merger Agreement shall have been approved by the shareholders of the Company, no amendment may be entered into which would reduce the amount or change the consideration into which each share of the Company Common Stock shall be converted upon consummation of the Merger without further shareholder approval). At any time prior to the Effective Time, either of the parties to the Merger Agreement may extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and waive compliance with any of the agreements or conditions contained in the Merger Agreement.

EXPENSES

         Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expense (except that the parties shall share equally in the expense of printing and filing the Registration Statement and this Proxy Statement/Prospectus and all Commission and other regulatory filing fees incurred in connection with the Merger Agreement), except if the Merger Agreement is terminated due to the breach of the Merger Agreement by either party thereto, then, in addition to other remedies at law or equity for breach of the Merger Agreement, the party so found to have breached the Merger Agreement shall indemnify the other party for its expenses.

                    CERTAIN INFORMATION CONCERNING ASSOCIATED

         Associated is a registered bank holding company pursuant to the BHC Act. It was incorporated in Wisconsin in 1964 and was inactive until 1969, when permission was received from the Federal Reserve Board to acquire three banks. Associated currently owns 9 commercial banks located in Wisconsin, Minnesota and Illinois serving their local communities and, measured by total assets held at March 31, 1999, was the third largest commercial bank holding company headquartered in Wisconsin. As of June 30, 1999, Associated owned 34 nonbanking subsidiaries located in Arizona, California, Delaware, Illinois, Missouri, Nevada and Wisconsin.

         Associated provides advice and specialized services to its bank and nonbank subsidiaries (the "Associated Affiliates") in various areas of banking policy and operations, including auditing, data processing, marketing/advertising, investing, personnel services, trust services and other financial services functionally related to banking. Responsibility for the management of the Associated Affiliates remains with their respective Boards of Directors and officers. Services rendered to the Associated Affiliates by Associated are intended to assist the local management of the Associated Affiliates to expand the scope of the banking services offered by them. At March 31, 1999, bank affiliates of Associated provided services through over 200 locations in over 150 communities.

         Associated, through the Associated Affiliates, provides a complete range of banking services to individuals and small- to medium-sized businesses. These services include checking and savings accounts, NOW, Super NOW and money market deposit accounts, business loans, personal loans, residential and commercial mortgage loans, MasterCard, VISA and other consumer-oriented financial services, including IRA and Keogh accounts, and safe deposit and night depository facilities. Automated teller machines ("ATMs"), which provide 24 hour banking services to customers of the Associated Affiliates, have been installed in many locations in the Associated Affiliates' service areas. The Associated Affiliates are members of an interstate shared ATM network which allows their customers to perform banking transactions from their checking, savings or credit card accounts at ATM terminals in a multi-state environment. Among the services designed specifically to meet the needs of businesses are various types of specialized financing, cash management services and transfer/collection facilities.

         The Associated Affiliates provide lending, depository and related financial services to commercial, industrial, financial and governmental customers. Term loans, revolving credit arrangements, letters of credit, inventory and accounts receivable financing, real estate construction lending and international banking services are available.

         Additional emphasis is given to non-credit services for commercial customers, such as advice and assistance in the placement of securities, corporate cash management and financial planning. The Associated Affiliates make available check clearing, safekeeping, loan participation, lines of credit, portfolio analyses, data processing and other services to approximately 120 correspondent financial institutions.

         Three of the Associated Bank Affiliates, a trust company subsidiary, and an investment management subsidiary, offer a wide variety of fiduciary, investment management, advisory and corporate agency services to individuals, corporations, charitable trusts, foundations and institutional investors. They also administer (as trustee and in other fiduciary and representative capacities) pension, profit sharing and other employee benefit plans, and personal trusts and estates.

         Investment subsidiaries provide discount and full-service brokerage services, including the sale of fixed and variable annuities, mutual funds, and securities, to the Associated Affiliates' customers and the general public. Insurance subsidiaries provide commercial and individual insurance services, including various life, property, casualty, credit, and mortgage products to the Associated Affiliates' customers and the general public. Several investment subsidiaries located in Nevada hold, manage, and trade cash, stocks, and securities transferred from the Associated Affiliates and reinvest investment income. A leasing subsidiary provides lease financing for a variety of capital equipment for commerce and industry. An appraisal subsidiary provides real estate appraisals for customers, government agencies, and the general public.

         The Associated Affiliates also provide certain mortgage banking services including the origination and warehousing of mortgage loans and the sale of loans to investors. The primary focus is on one- to four-family residential and multi-family properties, all of which the mortgage loans are salable into the secondary mortgage market.

         Associated and the Associated Affiliates are not dependent upon a single or a few customers, the loss of which would have a material adverse effect on Associated. No material portion of Associated's or the Associated Affiliates' business is seasonal.

         At March 31, 1999 Associated and the Associated Affiliates, as a group, employed 3,967 full-time equivalent employees.

                   CERTAIN INFORMATION CONCERNING THE COMPANY

         The Company is a bank holding company incorporated under the laws of the State of Minnesota with its principal office in Minneapolis, Minnesota. The Company owns all the issued and outstanding stock of Riverside Bancshares Corporation, a bank holding company incorporated under the laws of the State of Minnesota. Riverside Bancshares Corporation owns all of the issued and outstanding stock of the Bank, a state banking corporation under the laws of the State of Minnesota. As of March 31, 1999, the Company had total assets of approximately $335.6 million and the Bank had deposits of approximately $297.8 million.

         The Bank has offices in Minneapolis, Bloomington, Brooklyn Park and Plymouth, Minnesota. Each of the offices offers a range of financial services to commercial and individual customers, including checking accounts, short- and medium-term loans and various savings programs.

         The Company and the Bank are not dependent upon a single or a few customers, the loss of which would have a material adverse effect on the Company or the Bank. No material portion of the Company or the Bank's business is seasonal.

         At March 31, 1999, the Company and Bank employed approximately 122 full-time and 10 part-time employees.

PRINCIPAL STOCKHOLDERS OF THE COMPANY

         The following table sets forth, as of the Record Date, certain information regarding the beneficial ownership of the Company Common Stock by
(i) each person who is a beneficial owner of more than 5% of the outstanding Company Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company, and (iv) all directors and officers as a group. The address of the directors and executive officers is the executive offices of the Company. Except as otherwise noted, the named beneficial owner has sole voting and/or investment power of the shares of Company Common Stock indicated.

  NAME                                                       SHARES          PERCENT
  ----                                                       ------          -------
David E. Cleveland
   Director and President (1)                                   8,366          33.5%
Daniel A. Boeckermann
   Director                                                  833.3334           3.3
Michael J. Mollerus
   Director and Secretary                                    833.3333           3.3
Larry A. Perkins
    Director and Treasurer                                   833.3333           3.3
All Directors and Executive Officers
    (4 persons) (1)                                            10,866          43.5
Thomas M. Redmond (2)                                          13,750          55.0

------------------

  (1) Includes 6,125 shares of Company Common Stock held by the Cleveland Family Limited Partnership (the "Partnership"). Mr. Cleveland is a General Partner in the Partnership and disclaims beneficial ownership of these shares, except to the extent of his proportionate partnership interest in the Partnership. Also includes 2,241 shares of Company Common Stock held by David E. Cleveland, as trustee under the David E. Cleveland Revocable Trust for the benefit of Mr. Cleveland.

(2)      Mr. Redmond's address is 4951 South Tierra Del Sol, Las Vegas, Nevada
         89113.

                                     EXPERTS

         The consolidated financial statements of Associated as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated herein by reference, which are based in part on the report of Ernst & Young LLP, independent certified public accountants, incorporated herein by reference, and upon the authority of said firms as experts in accounting and auditing.

         The consolidated financial statements of the Company as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of McGladrey & Pullen, LLP, independent certified public accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

         The validity of the shares issued in connection with the Merger and certain other matters will be passed upon for Associated by Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., Milwaukee, Wisconsin.

Associated has retained Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. to render an opinion on the federal income tax consequences of the Merger and in connection therewith, Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. has reviewed the discussion herein entitled "The Merger - Certain Material Federal Income Tax Consequences." Such opinion has been included in the registration statement in reliance upon the authority of said firm as experts in tax matters.

                          FUTURE SHAREHOLDER PROPOSALS

         If the Merger is consummated, shareholders of the Company will become shareholders of Associated. Proposals of a shareholder submitted pursuant to Rule 14a-8 of the Securities and Exchange Commission for inclusion in the proxy statement for Associated's 2000 annual meeting of shareholders must be received by Associated at its executive offices not later than November 23, 1999.

         A shareholder that intends to present business other than pursuant to Rule 14a-8 at Associated's 2000 annual meeting must comply with the requirements set forth in Associated's Bylaws. To bring business before an annual meeting, Associated's Bylaws require, among other things, that the shareholder submit written notice thereof to Associated's executive offices not less than 60 days nor more than 75 days prior to the meeting. Therefore, Associated must receive notice of a shareholder proposal submitted other than pursuant to Rule 14a-8 no sooner than February 11, 2000, and no later than February 28, 2000. If notice is received before February 11, 2000, or after February 28, 2000, it will be considered untimely and the Company will not be required to present such proposal at the 2000 annual meeting.

                       WHERE YOU CAN FIND MORE INFORMATION

         Associated files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any such reports, statements or other information at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Associated's Commission filings are also available to the public from commercial document retrieval services and at the world wide web site maintained by the Commission at "http://www.sec.gov."

         Associated has filed a Registration Statement on Form S-4 (the "Registration Statement") to register with the Commission the Associated Common Stock to be issued to shareholders of Riverside in the Merger. This Proxy Statement/Prospectus is a part of the Registration Statement and constitutes a prospectus of Associated in addition to being a proxy statement of Riverside for the Special Meeting. As allowed by Commission rules, this Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement, which are incorporated herein by reference.

         The Commission allows us to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information that we incorporate by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information superseded by information in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that Associated has previously filed with the Commission. These documents contain important information about Associated and its financial condition.

  ASSOCIATED COMMISSION FILINGS                     PERIOD
  Annual Report on Form 10-K                        Year ended December 31, 1998
  Quarterly Report on Form 10-Q                     Quarter ended March 31, 1999
  1999 Notice of Annual Meeting and                 Dated March 23, 1999
     Proxy Statement
  Description of the Associated Common
     Stock set forth in Associated's Registration
     Statement pursuant to Section 12 of the
     Exchange Act

         Associated also is incorporating by reference all additional documents that it will file with the Commission between the date of this Proxy Statement/Prospectus and the date of the Special Meeting.

         Associated has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to Associated, and the Company has supplied all such information relating to the Company.

         Documents which Associated incorporates by reference are available from Associated without charge, excluding all exhibits unless Associated has specifically incorporated by reference an exhibit in this Proxy
Statement/Prospectus. Shareholders may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from Associated at the following address:

         Associated Banc-Corp
         1200 Hansen Road
         P.O. Box 13307
         Green Bay, WI 54307-3307
         (920) 491-7000


         If you would like to request documents from Associated, please do so by ____________, 1999 to receive them before the Special Meeting.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED ___________, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THE PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF ASSOCIATED COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

         THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION.

                   EXHIBITS TO THE PROXY STATEMENT/PROSPECTUS


    Exhibit A:    Agreement and Plan of Merger

    Exhibit A-1:  First Amendment to Agreement and Plan of Merger

    Exhibit B:    Sections 302A.471 and 302A.473 of the Minnesota Business
                  Corporation Act

    Exhibit C:    Riverside Acquisition Corp. and Subsidiary Financial
                  Statements and Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                                                                       EXHIBIT A






                          AGREEMENT AND PLAN OF MERGER




                                     BETWEEN




                              ASSOCIATED BANC-CORP


                                       AND



                           RIVERSIDE ACQUISITION CORP.




                                 March 10, 1999

                                TABLE OF CONTENTS

                                    ARTICLE I

                                   THE MERGER

SECTION 1.01.  The Merger..............................................................................A-7
SECTION 1.02.  Effective Time..........................................................................A-7
SECTION 1.03.  Effect of the Merger....................................................................A-8
SECTION 1.04.  Articles of Incorporation and Bylaws....................................................A-8
SECTION 1.05.  Directors and Officers..................................................................A-8
SECTION 1.06.  Conversion of Securities................................................................A-8
SECTION 1.07.  Exchange of Certificates...............................................................A-10
SECTION 1.08.  Stock Transfer Books...................................................................A-13
SECTION 1.09.  Anti-Dilution Adjustment...............................................................A-13


                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 2.01.  Organization and Qualification of the
                 Company; RBC; Subsidiary.............................................................A-14
SECTION 2.02.  Articles of Incorporation and Bylaws...................................................A-15
SECTION 2.03.  Capitalization.........................................................................A-15
SECTION 2.04.  Authority..............................................................................A-16
SECTION 2.05.  No Conflict; Required Filings and Consents.............................................A-16
SECTION 2.06.  Compliance; Permits....................................................................A-17
SECTION 2.07.  Banking Reports and Financial Statements...............................................A-18
SECTION 2.08.  Absence of Certain Changes or Events...................................................A-19
SECTION 2.09.  Absence of Litigation..................................................................A-19
SECTION 2.10.  Employee Benefit Plans.................................................................A-20
SECTION 2.11.  Employment Contracts; Material Contracts...............................................A-23
SECTION 2.12.  Registration Statement.................................................................A-23
SECTION 2.13.  Title to Property......................................................................A-23
SECTION 2.14.  Compliance with Environmental Laws.....................................................A-24
SECTION 2.15.  Absence of Agreements..................................................................A-26
SECTION 2.16.  Taxes..................................................................................A-26
SECTION 2.17.  Insurance..............................................................................A-27
SECTION 2.18.  Absence of Adverse Agreements..........................................................A-28
SECTION 2.19.  Internal Controls and Records..........................................................A-28
SECTION 2.20.  Loans..................................................................................A-28

SECTION 2.21.  Labor Matters..........................................................................A-29
SECTION 2.22.  Brokers................................................................................A-29
SECTION 2.23.  Accounting and Tax Matters.............................................................A-29
SECTION 2.24.  Year 2000 Compliance...................................................................A-30
SECTION 2.25.  Full Disclosure........................................................................A-30
SECTION 2.26.  Votes Required.........................................................................A-30

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF ASSOCIATED


SECTION 3.01.  Organization and Qualification.........................................................A-30
SECTION 3.02.  Articles of Incorporation and Bylaws...................................................A-31
SECTION 3.03.  Capitalization.........................................................................A-31
SECTION 3.04.  Authority..............................................................................A-31
SECTION 3.05.  No Conflict; Required Filings and Consents.............................................A-32
SECTION 3.06.  Compliance; Permits....................................................................A-32
SECTION 3.07.  Securities Reports; Financial Statements...............................................A-33
SECTION 3.08.  Absence of Certain Changes or Events...................................................A-34
SECTION 3.09.  Absence of Litigation..................................................................A-34
SECTION 3.10.  Registration Statement.................................................................A-35
SECTION 3.11.  Absence of Agreements..................................................................A-35
SECTION 3.12.  Taxes..................................................................................A-36
SECTION 3.13.  Brokers................................................................................A-36
SECTION 3.14.  Accounting and Tax Matters.............................................................A-36
SECTION 3.15.  Full Disclosure........................................................................A-36
SECTION 3.16.  Absence of Adverse Agreements..........................................................A-37
SECTION 3.17.  Year 2000 Compliance...................................................................A-37

                                   ARTICLE IV

                            COVENANTS OF THE COMPANY

SECTION 4.01.  Affirmative Covenants..................................................................A-37
SECTION 4.02.  Negative Covenants.....................................................................A-38
SECTION 4.03.  Access and Information.................................................................A-42
SECTION 4.04.  Affiliates; Accounting and Tax Treatment...............................................A-42
SECTION 4.05.  Expenses...............................................................................A-43
SECTION 4.06.  Delivery of Shareholder List...........................................................A-43

                                    ARTICLE V

                             COVENANTS OF ASSOCIATED

SECTION 5.01.  Affirmative Covenants..................................................................A-44
SECTION 5.02.  Access and Information.................................................................A-44
SECTION 5.03.  Accounting and Tax Treatment...........................................................A-45


                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

SECTION 6.01.  Registration Statement.................................................................A-45
SECTION 6.02.  Meeting of Shareholders................................................................A-46
SECTION 6.03.  Appropriate Action; Consents; Filings..................................................A-46
SECTION 6.04.  Notification of Certain Matters........................................................A-47
SECTION 6.05.  Public Announcements...................................................................A-47
SECTION 6.06.  Environmental Matters..................................................................A-47
SECTION 6.07.  Employee Benefits......................................................................A-48
SECTION 6.08   Indemnification........................................................................A-48

                                   ARTICLE VII

                              CONDITIONS OF MERGER

SECTION 7.01.  Conditions to Obligation of Each Party to
                 Effect the Merger....................................................................A-50
SECTION 7.02.  Additional Conditions to Obligations of Associated.....................................A-51
SECTION 7.03.  Additional Conditions to Obligations of the Company....................................A-55

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01.  Termination............................................................................A-57
SECTION 8.02.  Effect of Termination..................................................................A-60
SECTION 8.03.  Amendment..............................................................................A-60
SECTION 8.04.  Waiver.................................................................................A-60

                                   ARTICLE IX

                               GENERAL PROVISIONS

SECTION 9.01.  Non-Survival of Representations, Warranties
                 and Agreements.......................................................................A-61
SECTION 9.02.  Disclosure Schedules...................................................................A-61
SECTION 9.03.  Notices................................................................................A-61
SECTION 9.04.  Certain Definitions....................................................................A-62
SECTION 9.05.  Headings...............................................................................A-63
SECTION 9.06.  Severability...........................................................................A-63
SECTION 9.07.  Entire Agreement.......................................................................A-63
SECTION 9.08.  Assignment.............................................................................A-64
SECTION 9.09.  Parties in Interest....................................................................A-64
SECTION 9.10.  Governing Law..........................................................................A-64
SECTION 9.11.  Counterparts...........................................................................A-64


EXHIBITS

4.01(g)  Purchase and Sale of Securities
4.01(h)  Capital Requirements
4.04     Affiliate Letter
7.02(e)  Legal Opinion of Company Counsel
7.03(e)  Legal Opinion of Associated Counsel

                          AGREEMENT AND PLAN OF MERGER


      AGREEMENT AND PLAN OF MERGER, dated as of March 10, 1999 (the "Agreement"), between ASSOCIATED BANC-CORP, a Wisconsin corporation ("Associated") and RIVERSIDE ACQUISITION CORP., a Minnesota corporation ("Company").

                              W I T N E S S E T H:

      WHEREAS, the Company is a bank holding company which owns all of the common stock of Riverside Bancshares Corporation, a Minnesota corporation ("RBC"); and

      WHEREAS, RBC is a bank holding company which owns 99.92% of the common stock of Riverside Bank, a state banking association located in Minneapolis, Minnesota (the "Bank" or the "Subsidiary"); and

      WHEREAS, the Company upon the terms and subject to the conditions of this Agreement and in accordance with the Wisconsin Business Corporation Law ("Wisconsin Law") and the Minnesota Business Corporation Act ("Minnesota Law"), will merge with and into Associated (the "Merger"); and

      WHEREAS, the Company and its Board of Directors have determined that the Merger will enhance the ability of the Bank to better serve its existing depositors and customers and increase the financial strength of the Bank; and

      WHEREAS, the Board of Directors of the Company believes that the Merger with Associated will benefit the shareholders and the employees of the Company, RBC and the Subsidiary; and

      WHEREAS, the respective Boards of Directors of Associated and the Company have (i) determined that the Merger and the exchange of newly issued shares of Associated Common Stock (as defined in Section 1.06) for shares of Company Common Stock (as defined in Section 1.06) pursuant and subject to the terms and conditions of this Agreement are fair to and in the best interests of the respective corporations and their shareholders, and (ii) approved and adopted this Agreement and the transactions contemplated hereby; and

      WHEREAS, the Board of Directors of the Company has, subject to its fiduciary duties under applicable law, resolved to recommend approval of the Merger by the shareholders of the Company; and

      WHEREAS, Associated and the Company intend to effect a merger that qualifies for pooling-of-interests accounting treatment and as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Associated and the Company hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

      SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Wisconsin Law and Minnesota Law, at the Effective Time (as defined in Section 1.02), the Company shall be merged with and into Associated. As a result of the Merger, the separate corporate existence of the Company shall cease and Associated shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

      SECTION 1.02. Effective Time. The parties hereto shall cause the Merger to be consummated by filing Articles of Merger (the "Articles of Merger") with the Department of Financial Institutions of the State of Wisconsin and the Secretary of State of the State of Minnesota, in such form as required by, and executed in accordance with the relevant provisions of Wisconsin Law and Minnesota Law (a) after the satisfaction, or if permissible, waiver of conditions set forth in
Article VII, and (b) as promptly as possible within the thirty (30) day period commencing with the latest of the following dates:

            (i) The date of expiration of any applicable waiting period after approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHCA");

            (ii) Such date as may be prescribed by the Federal Reserve Board or any other agency or authority pursuant to applicable law, rules or regulations, prior to which consummation of the transaction described and referred to herein may not be effected;

            (iii) The date of the shareholders meeting of the Company to vote upon the Merger pursuant to Section 6.02;

            (iv) If the transaction contemplated by this Agreement is being contested in any legal proceeding and Associated or the Company has elected to contest the same, the date that such legal proceeding has been brought to a conclusion favorable, in the judgment of Associated and the Company, to the consummation of the transaction contemplated hereby; or

            (v) May 31, 1999.

      The date and time of the filing of the Articles of Merger or, on such later date or later time as specified in the Articles of Merger, is hereinafter referred to as the "Effective Time."

      SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Wisconsin Law and Minnesota Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Associated and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Associated and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

      SECTION 1.04. Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation and the Bylaws of Associated, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the Bylaws of the Surviving Corporation.

      SECTION 1.05. Directors and Officers. The directors of Associated immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of Associated immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

      SECTION 1.06. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Associated, the Company or the holders of any of the following securities:

            (a) in the event that the Daily Average Price (as defined below) is at least $32 but not greater than $38, each share of Common Stock of the Company, no par value (the "Company Common Stock") (all issued and outstanding shares of the Company Common Stock being hereinafter collectively referred to as the "Shares") issued and outstanding immediately prior to the Effective Time, (other than any Shares to be canceled pursuant to Section 1.06(b) and other than any Dissenting Shares, as defined in Section 1.06(c)) shall be converted, in accordance with Section 1.07, into the right to receive that number of shares (carried out to five decimal places and rounded up if the sixth decimal place is five or greater) of common stock, par value $.01 per share, of Associated ("Associated Common Stock") equal to 89,100,000 divided by the Daily Average Price divided by the number of Shares issued and outstanding immediately prior to the Effective Time. In the event the Daily Average Price is less than $32, each Share (other than any Shares to be canceled pursuant to Section 1.06(b) and other than any Dissenting Shares) shall, subject to Section 8.01(a)(xi), be converted, in accordance with Section 1.07, into the right to receive that number of shares (carried out to five decimal places and rounded up if the sixth decimal place is five or greater) of Associated Common Stock equal to 89,100,000 divided by 32 divided by the number of Shares issued and outstanding immediately prior to the Effective Time. In the event the Daily Average Price is greater than $38, each Share (other than any Shares to be canceled pursuant to Section 1.06(b) and other than any Dissenting Shares) shall, subject to Section 8.01(a)(xii), be converted, in accordance with Section 1.07, into the right to receive that number of shares (carried out to five decimal places and rounded up if the sixth decimal place is five or greater) of Associated Common Stock equal to 89,100,000 divided by 38 divided by the number of Shares issued and outstanding immediately prior to the Effective Time. The term "Daily Average Price" means the average of the closing prices of a share of Associated Common Stock as quoted on the NASDAQ National Market during the ten-day trading period ending on the third business day prior to the day on which the Effective Time occurs.

As of the Effective Time, all such Shares of the Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such Shares shall thereafter represent the right to receive a certificate representing shares of Associated Common Stock into which such Company Common Stock is convertible. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Associated Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 1.07, without interest. No fractional shares of Associated Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 1.07(e) hereof.

            (b) each Share held in the treasury of the Company and each Share owned by Associated or any direct or indirect wholly-owned subsidiary of

Associated immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

            (c) each Share of the Company Common Stock which shall be issued and outstanding as of the Effective Time and held by a shareholder who has not voted such Shares in favor of the Merger, who shall have delivered, prior to any vote on the Merger, a written demand for the fair value of such Shares in the manner provided in section 302A.473 of Minnesota Law and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to dissenters' rights, shall not be converted into and shall not become Associated Common Stock hereunder (all such shares of the Company Common Stock are hereinafter called "Dissenting Shares"), but the holders thereof shall be entitled only to such rights as are granted by section 302A.473 of Minnesota Law. The Company shall give Associated prompt notice upon receipt by the Company of any written notice from any such shareholder of the Company ("Dissenting Shareholder"). The Company agrees that prior to the Effective Time, it will not, except with the prior written consent of Associated, voluntarily make any payment with respect to, or settle or offer to settle, any demand for fair value under section 302A.473 of Minnesota Law. Each Dissenting Shareholder who becomes entitled, pursuant to the provisions of applicable law, to payment for his or her Shares of the Company Common Stock pursuant to sections 302A.471 and 302A.473 of Minnesota Law shall receive payment therefor from Associated (but only after the amount thereof shall be agreed upon or finally determined pursuant to the provisions of applicable law). If any Dissenting Shareholder shall fail to perfect or shall effectively withdraw or lose his or her right to appraisal and payment of his or her Shares of Company Common Stock, such Dissenting Shareholder shall forfeit the right to appraisal of such Shares and, at the Effective Time, such Shares shall be thereupon converted into Associated Common Stock in accordance with the provisions of Section 1.06(a) and, if applicable, cash under Section 1.07(e).

      SECTION 1.07. Exchange of Certificates.

            (a) Exchange Agent. As of the Effective Time, Associated shall deposit, or shall cause to be deposited, with a bank or trust company designated by Associated and acceptable to the Company (the "Exchange Agent"), and such deposit shall be solely for the benefit of the holders of Shares, for exchange in accordance with this Article I through the Exchange Agent, certificates representing the shares of Associated Common Stock together with an estimated amount of cash necessary to make payment in lieu of fractional shares (such certificates for shares of Associated Common Stock, and cash in lieu of fractional shares (if any), together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 1.06 in exchange for outstanding Shares.

            (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail or personally deliver to each holder of record (or his or her attorney-in-fact) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose Shares were converted into the right to receive shares of Associated Common Stock pursuant to Section 1.06 and cash in lieu of fractional shares (if any), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Associated may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Associated Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Associated Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article I (after taking into account all Shares then held by such holder) and cash in lieu of fractional shares (if any), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Associated Common Stock may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Certificates surrendered for exchange by any affiliate of the Company shall not be exchanged for certificates representing shares of Associated Common Stock until Associated has received a written agreement from such person as provided in Section 4.04 hereof. Until surrendered as contemplated by this Section 1.07, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Associated Common Stock and cash in lieu of any fractional shares of Associated Common Stock as contemplated by Section 1.07(e).

            (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Associated Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Associated Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.07(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Associated Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Associated Common Stock to which such holder is entitled pursuant to Section 1.07(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Associated Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Associated Common Stock.

            (d) No Further Rights in the Shares. All shares of Associated Common Stock issued upon conversion of the Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.07(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

            (e) No Fractional Shares. No certificates or scrip representing fractional shares of Associated Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interest will not entitle the owner thereof to vote or to any rights of a shareholder of Associated. Each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by the Daily Average Price.

            (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of the Company for six months after the Effective Time shall be delivered to Associated, upon demand, and any shareholders of the Company who have not theretofore complied with this Article I shall thereafter look only to Associated for payment of their claim for Associated Common Stock, any cash in lieu of fractional shares of Associated Common Stock and any dividends or distributions with respect to Associated Common Stock.

            (g) No Liability. Neither Associated or the Company shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

            (h) Withholding Rights. Associated shall be entitled to deduct and withhold from any cash consideration payable pursuant to this Agreement to any holder of Shares such amounts as Associated is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Associated, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Associated.

      SECTION 1.08. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of shares of the Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Associated for any reason shall be converted into shares of Associated Common Stock in accordance with this Article I.

      SECTION 1.09. Anti-Dilution Adjustment. If, subsequent to the date hereof and prior to the Effective Time, Associated shall pay a stock dividend or make a distribution on Associated Common Stock or other capital stock of Associated in shares of Associated Common Stock or any security convertible into Associated Common Stock or shall combine, subdivide, reclassify or recapitalize its stock, then in each such case, from and after the record date for determining the shareholders entitled to receive such dividend or distribution or the securities resulting from such combination or subdivision, an appropriate adjustment (if any) shall be made to the conversion formula set forth in Section 1.06 above, for purposes of determining the number of shares of Associated Common Stock into which the Company Common Stock shall be converted. For purposes hereof, the payment of a dividend in Associated Common Stock, or the distribution on Associated Common Stock in securities convertible into Associated Common Stock, shall be deemed to have effected an increase in the number of outstanding shares of Associated Common Stock equal to the number of shares of Associated Common Stock into which such securities shall be initially convertible without the payment by the holder thereof of any consideration other than the surrender for cancellation of such convertible securities. Notwithstanding the foregoing, this Section shall not apply to any shares of Associated Common Stock reserved for issuance under option plans of Associated as of the date of this Agreement.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the Disclosure Schedule attached hereto (the "Company Disclosure Schedule"), the Company hereby represents and warrants to Associated that:

      SECTION 2.01. Organization and Qualification of the Company; RBC; Subsidiary. The Company and RBC are corporations duly organized and validly existing under the laws of the State of Minnesota. The Bank is a duly organized and validly existing state banking association under the laws of the State of Minnesota. The Bank is and has been the only subsidiary of RBC. RBC and the Bank are and have been the only direct or indirect subsidiaries of the Company. The Company, RBC and the Subsidiary each has the requisite corporate power and authority and are in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Company Approvals") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and Company Approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on the Company, RBC and the Subsidiary, taken as a whole. The term "Material Adverse Effect" as used in this Agreement shall mean any change or effect that is or is reasonably likely to be materially adverse to a party's business, operations, properties (including intangible properties), condition (financial or otherwise), assets or liabilities (including contingent liabilities) except that a Material Adverse Effect shall not be deemed to have occurred as a result of any change or effect resulting from a change in law, rule, regulation, generally accepted accounting principle or regulatory accounting principle, in each case, affecting financial institutions or their holding companies generally. The Company has not received any notice of proceedings relating to the revocation or modification of any Company Approvals. The Company and RBC are each duly qualified or licensed as a foreign corporation to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by them or the nature of their activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on the Company, RBC and the Subsidiary, taken as a whole. The Company and RBC are registered with the Federal Reserve Board as one bank holding companies under the BHCA. Neither the Company nor RBC holds any interest, either directly or indirectly, in any other entity except, in the case of the Company, RBC and the Subsidiary, and, in the case of RBC, the

Subsidiary. The Bank holds no interest, either directly or indirectly, in any other entity.

      SECTION 2.02. Articles of Incorporation and Bylaws. The Company has heretofore furnished to Associated complete and correct copies of the Articles of Incorporation and the Bylaws, as amended or restated, of the Company, RBC and the Subsidiary and such Articles of Incorporation and Bylaws of the Company, RBC and the Subsidiary are in full force and effect and neither the Company, RBC nor the Subsidiary is in violation of any of the provisions of its Articles of Incorporation or Bylaws.

      SECTION 2.03. Capitalization.

            (a) Capitalization of the Company. The authorized capital stock of the Company consists of 100,000 shares of Common Stock, no par value. As of the date of this Agreement, (i) 25,000 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, and all of which have been issued in compliance with applicable securities laws, and
(ii) no shares of Common Stock are held in the Company's treasury. Except as set forth in the Company's Disclosure Schedule at Section 2.03(a), as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in the Company. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

            (b) Capitalization of RBC. The authorized capital stock of RBC consists of 25,000 shares of Common Stock, par value $1 per share. As of the date of this Agreement, (i) 25,000 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and all of which have been issued in compliance with applicable securities laws and
(ii) no shares of Common Stock are held in RBC's treasury. Except as set forth in the Company's Disclosure Schedule at Section 2.03(b), as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of RBC or obligating RBC to issue or sell any shares of capital stock of, or other equity interests in RBC. There are no obligations, contingent or otherwise, of RBC to repurchase, redeem or otherwise acquire any shares of the capital stock of RBC or to provide funds to or make any investment (in the form a loan, capital contribution or otherwise) in any other entity. The Company owns all of RBC's Common Stock.

            (c) Capitalization of the Bank. The authorized capital stock of the Bank consists of 15,000 shares of Common Stock, par value $50 per share. As of the date of this Agreement, (i) 15,000 shares of the Bank's Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, and all of which have been issued in compliance with applicable securities laws, and (ii) except as reflected on the Company's Disclosure Schedule at Section 2.03(c), the RBC owns all of the Bank's Common Stock. As of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Bank or obligating the Bank to issue or sell any shares of capital stock of, or other equity interests in the Bank. There are no obligations, contingent or otherwise, of the Bank to repurchase, redeem or otherwise acquire any shares of the Bank's Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

         SECTION 2.04. Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the voting power of all the outstanding shares of the Company Common Stock, in accordance with Minnesota Law and the Company's Articles of Incorporation and Bylaws and the filing of the appropriate merger documents required by Minnesota Law and Wisconsin Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Associated, constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms.

         SECTION 2.05. No Conflict; Required Filings and Consents.

            (a) To the knowledge of the Company, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Articles of

Incorporation or Bylaws of the Company, RBC or the Subsidiary, (ii) conflict with or violate any domestic (federal, state or local) or foreign law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company, RBC or the Subsidiary, or by which their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company, RBC or the Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company, RBC or the Subsidiary is a party or by which the Company, RBC or the Subsidiary or any of their respective properties are bound or affected, except for any such breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on the Company, RBC and the Subsidiary, taken as a whole.

            (b) To the knowledge of the Company, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange of 1934, as amended (the "Exchange Act"), state securities or blue sky laws ("Blue Sky Laws"), BHCA, the banking laws and regulations of the State of Minnesota (the "BL") and of the State of Wisconsin, the filing and recordation of appropriate merger or other documents as required by Wisconsin Law and Minnesota Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and would not have a Material Adverse Effect on the Company, RBC and the Subsidiary, taken as a whole.

         SECTION 2.06. Compliance; Permits. To the knowledge of the Company, neither the Company, RBC nor the Subsidiary is in conflict with, or in default or violation of, (a) any Law applicable to the Company, RBC or the Subsidiary or by which any of their respective properties are bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company, RBC or the Subsidiary is a party or by which the Company, RBC or the Subsidiary or any of their respective properties are bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company, RBC and the Subsidiary, taken as a whole.

         SECTION 2.07.  Banking Reports and Financial Statements.

            (a) The Company, RBC and the Subsidiary have timely filed all forms, reports and documents together with any amendments required to be made with respect thereto that were required to be filed with the Federal Reserve Board, the Minnesota Department of Commerce Financial Examinations Division and any other applicable federal or state securities or banking authorities (all such reports and statements and amendments thereto are collectively referred to as the "Company Reports"). The Company Reports, including all Company Reports filed after the date of this Agreement, (i) were or will be prepared in accordance with the requirements of applicable law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company Reports, including any Company Reports filed since the date of this Agreement and prior to or on the Effective Time, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of the Company, RBC and the Subsidiary as of the respective dates thereof and the consolidated results of their operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

            (c) Except as and to the extent set forth on the consolidated balance sheet of the Company, RBC and the Subsidiary as of December 31, 1998, including all notes thereto (the "Company Balance Sheet"), neither the Company, RBC nor the Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except (i) for liabilities or obligations incurred in the ordinary course of business since December 31, 1998, that would not, individually or in the aggregate have a Material Adverse Effect on the Company, RBC and the Subsidiary, taken as a whole, or (ii) as otherwise reflected in the reports referred to in Section 2.07(a) hereof.

      SECTION 2.08. Absence of Certain Changes or Events. Except as disclosed in the Company Reports filed prior to the date of this Agreement, since December 31, 1998, to the date of this Agreement, the Company, RBC and the Subsidiary have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 1998, there has not been
(a) any change in the financial condition, results of operations or business of the Company, RBC or the Subsidiary having a Material Adverse Effect on the Company, RBC and the Subsidiary, taken as a whole, (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company, RBC or the Subsidiary having a Material Adverse Effect on the Company, RBC and the Subsidiary, taken as a whole, (c) any change by the Company, RBC or the Subsidiary in its accounting methods, principles or practices, except for compliance with applicable new requirements of the Financial Accounting Standards Board, (d) any revaluation by the Company, RBC or the Subsidiary of any of its material assets in any material respect, (e) except in the ordinary course of business, any entry by the Company, RBC or the Subsidiary into any commitment or transaction material to the Company, RBC and the Subsidiary, taken as a whole, (f) any declaration, setting aside or payment of any dividends or distributions in respect of shares of the Company Common Stock or any redemption, purchase or other acquisition of any of its securities or any of the securities of RBC or the Subsidiary, or (g) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in compensation payable or to become payable to any officers or key employees of the Company, RBC or the Subsidiary.

      SECTION 2.09. Absence of Litigation. Except as disclosed in the Company Disclosure Schedule at Section 2.09 or in the Company Reports filed prior to the date of this Agreement: (a) neither the Company, RBC nor the Subsidiary is subject to any continuing order of, or written agreement or memorandum of understanding with, or continuing material investigation by, any federal or state banking authority or other governmental entity, or any judgment, order, writ, injunction, decree or award of any governmental entity or arbitrator, including, without limitation, cease-and-desist or other orders of any bank regulatory authority, (b) there is no claim of any kind, action, suit, litigation, proceeding, arbitration, investigation, or controversy affecting the Company, RBC or the Subsidiary pending or, to the knowledge of the Company, threatened, except for matters which (i) as of the date of this Agreement individually seek damages not in excess of $20,000 and (ii) otherwise will not have, and cannot reasonably be expected to have, a Material Adverse Effect on the Company, RBC and the Subsidiary, taken as a whole, and (c) there are no uncured material violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to the Company, RBC or the Subsidiary as a result of the examination by any bank regulatory authority.

      SECTION 2.10. Employee Benefit Plans.

            (a) The Company Disclosure Schedule at Section 2.10 lists all "employee pension benefit plans," as such term is defined in section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA"), maintained, sponsored or contributed to by the Company, RBC or the Subsidiary (the "Pension Plans"). The term "Pension Plan" shall include the trusts and other funding vehicles related to the Pension Plans. The term "Pension Plan" shall also include any terminated "employee pension benefit plan" previously maintained, sponsored or contributed to by the Company, RBC or the Subsidiary which, as of the Effective Time, has not distributed all of its assets in full satisfaction of accrued benefits and/or obligations.

            (b) The Company Disclosure Schedule at Section 2.10 lists all "employee welfare benefit plans," as defined in ERISA section 3(1), maintained, sponsored or contributed to by the Company, RBC or the Subsidiary (the "Welfare Plans"). The term "Welfare Plan" shall include the trusts and other funding vehicles related to the Welfare Plans. The term "Welfare Plans" shall also include any terminated employee welfare benefit plan previously maintained, sponsored or contributed to by the Company, RBC or the Subsidiary which, as of the Effective Time, has not distributed all of its assets and/or satisfied all of its obligations.

            (c) The Company Disclosure Schedule at Section 2.10 lists all plans or programs to provide fringe benefits to the Company's, RBC's and the Subsidiary's employees (other than Pension Plans and Welfare Plans) including, but not limited to, vacation, sick leave, severance pay, nonqualified deferred compensation plans and other insurance plans or benefits (the "Fringe Benefit Plans").

            (d) The Company has furnished or otherwise made available to Associated true and complete copies of the documents governing each of the Pension Plans and Welfare Plans as in effect at the Effective Time.

            (e) The Company has furnished or otherwise made available to Associated true and complete copies of the documents governing each Fringe Benefit Plan.

            (f) The Company has no announced or unannounced plan to change any Pension Plan, Welfare Plan or Fringe Benefit Plan that would materially affect any Pension Plan, Welfare Plan or Fringe Benefit Plan. As of the Effective Time, neither the Company, RBC nor the Subsidiary has made any material modification, within the meaning of ERISA section 102 and the regulations thereunder, to any existing Pension Plan, Welfare Plan or Fringe Benefit Plan which is not set forth in the Pension Plan, Welfare Plan or Fringe Benefit Plan documents provided or otherwise made available to Associated.

            (g) For purposes of this section 2.10 the "Company" shall include the Company, RBC, the Subsidiary and all members of any controlled group of corporations (within the meaning of Code section 414(b), relevant Treasury Regulations and Pension Benefit Guaranty Corporation regulations issued pursuant to ERISA section 4001), any group of trades or businesses under common control (within the meaning of Code section 414(c), relevant Treasury Regulations and Pension Benefit Guaranty Corporation regulations issued pursuant to ERISA section 4001) and any affiliated service group (within the meaning of Code section 414(m), relevant Treasury Regulations and proposed Treasury Regulations) of which Company, RBC or the Subsidiary is a member.

            (h) Neither the Company, RBC nor the Subsidiary has ever been obligated to contribute to any multiemployer plan within the meaning of ERISA section 3(37).

            (i) To the knowledge of the Company, the Pension Plans, Welfare Plans and Fringe Benefit Plans including the trusts and other funding vehicles related to the Pension Plans, Welfare Plans and Fringe Benefit Plans have been administered in all respects in compliance with the applicable requirements of ERISA, the Code, the plan documents and all other applicable rules, regulations and laws. The Pension Plans, Welfare Plans and Fringe Benefit Plans, including the trusts or other funding vehicles related to the Pension Plans, Welfare Plans and Fringe Benefit Plans, meet all applicable requirements, in form and in operation, for favorable tax treatment under the Code. All required contributions pursuant to the Pension Plans, Welfare Plans and Fringe Benefit Plans for all periods prior to the Effective Time have been made or will be made prior to the Effective Time. There are no pending or, to the knowledge of the Company, threatened claims, lawsuits or arbitrations which have been asserted or instituted against the Pension Plans, Welfare Plans or Fringe Benefit Plans or any fiduciaries thereof with respect to their duties to the Pension Plans, Welfare Plans or Fringe Benefit Plans, including the assets of any of the trusts under any Pension Plans, Welfare Plans or Fringe Benefit Plans. No representations or communications with respect to participation, eligibility for benefits, vesting, benefit accrual or coverage under the Pension Plans, Welfare Plans or Fringe Benefit Plans have been made to the Company's, RBC's or the Subsidiary's employees other than those which are in accordance with the terms of such Pension Plans, Welfare Plans or Fringe Benefit Plans in effect immediately prior to the Effective Time.

            (j) There are no outstanding issues with respect to the Pension Plans, Welfare Plans or Fringe Benefit Plans pending before the Internal Revenue Service, Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC"). Each Pension Plan has been amended to conform to applicable law, including Taxpayer Reform Act of 1986, Omnibus Reconciliation Act of 1989, Unemployment Compensation Amendments of 1992 and Omnibus Reconciliation Act of 1993 and has received a favorable determination letter from the Internal Revenue Service with respect to these laws. With respect to each Pension Plan, Welfare Plan and Fringe Benefit Plan, all reporting and disclosure requirements have been met for all years.

            (k) With respect to each Pension Plan, Welfare Plan and Fringe Benefit Plan, the Company has furnished or otherwise made available to Associated any written descriptions regarding adopted administrative procedures that may have established a precedent upon which participants, beneficiaries or alternate payees may rely.

            (l) With respect to any Welfare Plan which is a "group health plan" as defined in Code section 4980B, the Company, RBC and the Subsidiary have materially complied with the continuation coverage requirements of Code section 4980B for any periods prior to the Effective Time.

            (m) With respect to each Pension Plan, Welfare Plan and Fringe Benefit Plan, the Company has furnished or otherwise made available to Associated copies of any investment management agreements, fiduciary insurance policies, fidelity bonds, rules, regulations or policies of the trustees or any committee thereunder, all of which are true and complete.

            (n) Since December 31, 1974, no fiduciary of the Pension Plans or Welfare Plans has engaged in any "prohibited transaction" (as defined in ERISA section 406 or Code section 4975) nor has any fiduciary breached any fiduciary responsibility, as described in Part 4 of Title I of ERISA with respect to such Pension Plans or Welfare Plans.

            (o) The Company has no knowledge of the occurrence of any event with respect to any Pension Plan which could result in a liability of the

Company, RBC or the Subsidiary or any member of the Company's controlled group to the PBGC, other than the timely payment of premiums pursuant to section 4007 of ERISA. All required PBGC premiums have been paid for the periods through the Effective Time.

            (p) No Welfare Plan or Fringe Benefit Plan provides any form of post-retirement health benefits to retired employees of the Company, RBC or the Subsidiary, other than benefits required to be provided pursuant to Code section 4980B.

      SECTION 2.11. Employment Contracts; Material Contracts. As of the date of this Agreement, neither the Company, RBC nor the Subsidiary is a party to or bound by (a) any employment or consulting contract, (b) any contract or commitment for capital expenditures in excess of $20,000.00 for any one (1) project, or (c) contracts or commitments for the purchase of materials or supplies or for the performance of services over a period of more than 60 days from the date of this Agreement requiring a payment or aggregate payments in excess of $20,000 per annum.

      SECTION 2.12. Registration Statement. None of the information supplied or to be supplied by the Company for inclusion in (a) the Registration Statement (as defined in Section 6.01), (b) the Prospectus (as defined in Section 6.01), or (c) any other document to be filed with the Securities and Exchange Commission (the "SEC") or other regulatory authority in connection with the transactions contemplated hereby, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and at the Effective Time, and with respect to the Prospectus, when mailed and at the time of the Meeting (as provided in Section 6.02), shall be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.

      SECTION 2.13. Title to Property. The Company Disclosure Schedule at
Section 2.13 correctly identifies all real property owned and leased by the Company, RBC and the Subsidiary. The Company, RBC and the Subsidiary have good and defensible title to all of their properties and assets, real and personal, tangible and intangible free and clear of all mortgage liens, and free and clear of all other liens, charges and encumbrances except liens for taxes not yet due and payable, pledges to secure deposits and such minor imperfections of title, if any, as to not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on the Company, RBC and the Subsidiary, taken as a whole; and all leases pursuant to which the Company, RBC or the Subsidiary leases from others real or personal property including, without limitation, leases for branch offices, are in good standing, valid and effective in accordance with their respective terms, and there is not or there has not occurred, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company, RBC or the Subsidiary has not taken adequate steps to prevent such a default from occurring). The Company's, RBC's and the Subsidiary's buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted. None of the buildings, structures or appurtenances owned or leased by the Company, RBC or the Subsidiary for their operation or maintenance as now operated or maintained, contravenes any zoning ordinances or other administrative regulations (whether or not permitted because of prior non-conforming use) or violates any restrictive covenant or any provision of law, the effect of which would materially interfere with or prevent the continued use of such properties for the purposes for which they are now being used or would materially and adversely affect the value thereof.

      SECTION 2.14. Compliance with Environmental Laws.

            (a) The term "Company's Property" shall mean any real property and improvements currently owned, leased, used, operated or occupied by the Company, RBC or the Subsidiary. The term "Company's Property" shall also include any real property or improvements acquired by foreclosure, properties which the Bank has a present right to acquire upon foreclosure and which are owned by customers of the Bank who have received written notification of default and properties held or operated in a fiduciary or managerial capacity;

            (b) The term "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any applicable Environmental Law or Environmental Permit;

            (c) The term "Environmental Laws" shall mean all federal, state and local laws including statutes, regulations and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants or process wastewater or the disposal of solid or hazardous substances/waste or otherwise relating to the environment or hazardous substances or employee health and safety.

            (d) The term "Environmental Permits" shall mean all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

            (e) The term "Hazardous Substances" shall mean all hazardous and toxic substances, wastes and materials; any pollutants or contaminants (including, without limitation, petroleum products, asbestos and raw materials which include hazardous constituents); and any other similar substances or materials which are regulated under applicable Environmental Laws.

            (f) The Environmental Permits (if any) are in full force and effect and constitute all permits, licenses, approvals and consents relating to Environmental Laws or Hazardous Substances required for the conduct of the Company's, RBC's and the Subsidiary's businesses and the use of the Company's Property (as presently conducted and used) in compliance with applicable Environmental Laws.

            (g) The Company, RBC or the Subsidiary has filed all notices, reports, returns and other filings required to be filed with respect to the Company's Property under Environmental Laws and the Environmental Permits except where the failure to do so would not have a Material Adverse Effect on the Company's, RBC's and the Subsidiary's businesses or financial condition, taken as a whole. The Company, RBC and/or the Subsidiary has made no environmental filings after January 1, 1997.

            (h) To the knowledge of the Company, the business of the Company, RBC and the Subsidiary and the Company's Property have been and are being operated by the Company, RBC and Subsidiary in accordance with all applicable Environmental Laws and Environmental Permits. Neither the Company, RBC nor the Subsidiary has received any written notice nor does the Company, RBC or the Subsidiary have knowledge that the Company's Property is not in material compliance with all Environmental Laws and Environmental Permits. No proceeding for the suspension, revocation or cancellation of any Environmental Permit is pending or, to the knowledge of the Company, threatened.

            (i) There are no actions pending, or to the knowledge of the Company, threatened against the Company, RBC or the Subsidiary (naming the Company, RBC or the Subsidiary), which in any case assert or allege (i) the Company, RBC or the Subsidiary violated any Environmental Law or Environmental Permit or are in default with respect to any Environmental Permit or any order, writ, judgment, variance, award or decree of any government authority; (ii) the Company, RBC or the Subsidiary is required to clean up or take


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

remedial or other response action due to the presence, disposal, discharge or other release of any Hazardous Substance on the Company's Property or elsewhere; or (iii) the Company, RBC or the Subsidiary is required to contribute to the cost of any past, present or future cleanup or remedial or other response action which arises out of or is related to the generation, transportation, disposal, discharge or other release or any Hazardous Substance by the Company, RBC, the Subsidiary or others. The Company, RBC, the Subsidiary and the Company's Property are not subject to any deed or well notice/restriction, use condition, notice, claim, lien, judgment, stipulation, order, decree or agreement arising under Environmental Laws or the Environmental Permits.

            (j) With respect to the period during which the Company, RBC or the Subsidiary occupied the Company's Property, (i) no Hazardous Substances have been treated, recycled or disposed of by the Company, RBC or the Subsidiary (intentionally or unintentionally) on, under or at the Company's Property; (ii) there has been no release or threatened release by the Company, RBC or the Subsidiary of any Hazardous Substance on or from the Company's Property; (iii) to the knowledge of the Company, there have been no activities on the Company's Property which would subject Associated, RBC, the Subsidiary or any subsequent occupier of the Company's Property to claims, use restrictions prohibiting or restricting present use, damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or common law theory of liability.

      SECTION 2.15. Absence of Agreements. Neither the Company, RBC nor the Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter which restricts materially the conduct of its business (including any contract containing covenants which limit the ability of the Company, RBC or the Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, the Company, RBC or the Subsidiary may carry on its business), or in any manner relates to its capital adequacy, its credit policies or its management nor has the Company, RBC or the Subsidiary been advised that any federal, state or governmental agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

      SECTION 2.16. Taxes. The Company, RBC and the Subsidiary have timely filed all Tax Returns (as defined below) required to be filed by them, and the Company, RBC and the Subsidiary have timely paid and discharged all Taxes

(as defined below) due in connection with or with respect to the filing of such Tax Returns and have timely paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which the Company is maintaining reserves adequate for their payment. To the knowledge of the Company, the liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, charges, fees levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation, (a) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (b) customs duties, imposts, charges, levies or other similar assessments of any kind, and
(c) interest, penalties and additions to tax imposed with respect thereto, and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service (the "IRS") or any other governmental entity or taxing authority or agency, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns. Neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings, court proceedings or otherwise, or, to the knowledge of the Company, threatening to assert against the Company, RBC or the Subsidiary any deficiency or claim for additional Taxes. Neither the Company, RBC nor the Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. There are no tax liens on any assets of the Company, RBC or the Subsidiary except liens for current Taxes not yet due. Neither the Company, RBC nor the Subsidiary has received a ruling or entered into an agreement with the IRS or any other governmental entity or taxing authority or agency that would have a Material Adverse Effect on the Company, RBC and the Subsidiary, taken as a whole, after the Effective Time. The accruals and reserves for taxes reflected in the Company Balance Sheet are adequate to cover all Taxes accruable by the Company, RBC and the Subsidiary on a consolidated basis through the date thereof (including Taxes being contested) in accordance with generally accepted accounting principles. Except as may be set forth in the Company Disclosure Schedule at Section 2.16, no agreements relating to allocating or sharing of Taxes exist between the Company, RBC and/or the Subsidiary.

         SECTION 2.17. Insurance. Complete and correct copies of all material policies of fire, product or other liability, workers' compensation, directors and officers, financial institutions bond, errors and omissions and all other similar forms of insurance owned or held by the Company, RBC and the Subsidiary have been delivered or made available to Associated. Subject to expirations and renewals of insurance policies in the ordinary course of business, all such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retrospective premiums which may be payable with respect to workers' compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy. Such policies are and shall remain valid, outstanding and enforceable policies, and will not be terminated prior to the Effective Time. To the knowledge of the Company, the insurance policies to which the Company, RBC or the Subsidiary are parties are sufficient for compliance with all material requirements of law and all material agreements to which the Company, RBC and the Subsidiary are parties and will be maintained by the Company, RBC and the Subsidiary until the Effective Time. Neither the Company, RBC nor the Subsidiary has been refused any insurance with respect to any material assets or operations, nor has coverage been limited in any respect material to their operations by any insurance carrier to which they have applied for any such insurance or with which they have carried insurance during the last five (5) years.

      SECTION 2.18. Absence of Adverse Agreements. Neither the Company, RBC nor the Subsidiary is a party to any agreement or instrument or any judgment, order or decree or any rule or regulation of any court or other governmental agency or authority which materially and adversely affects or could reasonably be expected to materially and adversely affect in the future the financial condition, results or operations, assets, business or prospects of the Company, RBC and the Subsidiary, taken as a whole, except for such judgments, orders, decrees, rules or regulations affecting financial institutions and their holding companies generally.

      SECTION 2.19. Internal Controls and Records. The Company, RBC and the Subsidiary maintain books of account which accurately and validly reflect, in all material respects, all loans, mortgages, collateral and other business transactions and maintain accounting controls sufficient to ensure that all such transactions are (a) in all material respects, executed in accordance with its management's general or specific authorization, and (b) recorded in conformity with generally accepted accounting principles. There is no amendment to any lending agreement, collateral document or security which is not fully reflected in the books and records of the Company, RBC and the Subsidiary.

      SECTION 2.20. Loans. Except as disclosed in the Company Disclosure Schedule at Section 2.20, (a) as of the date of this Agreement, the Bank is not a party to any written or oral loan agreement, note or borrowing arrangement which has been classified as "substandard," "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by the Company, RBC or the Bank or banking regulators; (b) neither the Company, RBC nor the Subsidiary is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, with any director or executive officer of the Company, RBC or the Subsidiary, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; and (c) neither the Company, RBC nor the Subsidiary is a party to any written or oral loan agreement, note or borrowing arrangement in violation of any law, regulation or rule of any governmental authority, which violation could have a Material Adverse Effect on the Company, RBC and the Subsidiary, taken as a whole.

      SECTION 2.21. Labor Matters. Except as will not cause a Material Adverse Effect to the Company, RBC and the Subsidiary, taken as a whole, (a) the Company, RBC and the Subsidiary are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice; (b) there is no unfair labor practice complaint against the Company, RBC or the Subsidiary pending before the National Labor Relations Board; (c) there is no labor strike, dispute, slowdown, representation campaign or work stoppage actually pending or threatened against or affecting the Company, RBC or the Subsidiary; (d) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor has been asserted against the Company, RBC or the Subsidiary; and (e) neither the Company, RBC nor the Subsidiary is experiencing any material work stoppage.

      SECTION 2.22. Brokers. Except as set forth in the Company's Disclosure Schedule at Section 2.22, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, RBC or the Subsidiary.

      SECTION 2.23. Accounting and Tax Matters.

            (a) To the knowledge of the Company, neither the Company nor any of its affiliates has taken or agreed to take any action that would prevent Associated from accounting for the business combinations to be effected by the Merger as a pooling-of-interests or would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

            (b) To the knowledge of the Company, there is no plan or intention on the part of shareholders of the Company who will receive Associated Common Stock to sell or otherwise dispose of an amount of Associated Common Stock to be received in the Merger which would reduce their ownership of Associated Common Stock to a number of shares having in the aggregate a value at the time of the Merger of less than fifty percent (50%) of the total value of the Company's Common Stock outstanding immediately prior to the Merger.

      SECTION 2.24. Year 2000 Compliance. The Company has furnished or made available to Associated true and correct copies of the Bank's Year 2000 Policy; Year 2000 Testing Plan for Mission Critical Systems; Year 2000 Business Resumption Contingency Plan; Year 2000 Remediated Systems Contingency Plan; Year 2000 Customer Risk Summary Evaluation; minutes of the meetings of the Bank's Year 2000 Committee; and reports to the Bank's Board of Directors regarding Year 2000 testing.

      SECTION 2.25. Full Disclosure. No statement contained in this Agreement, including the Company Disclosure Schedule, or any certificate furnished or to be furnished by or at the direction of the Company to Associated in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

      SECTION 2.26. Votes Required. The affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF ASSOCIATED

      Except as set forth in the Disclosure Schedule attached hereto (the "Associated Disclosure Schedule"), Associated hereby represents and warrants to the Company that:

      SECTION 3.01. Organization and Qualification. Associated is a bank holding company duly organized and validly existing under the laws of the State of Wisconsin. Associated is registered with the Federal Reserve Board as a bank holding company under the BHCA. Associated and each of its subsidiaries has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (the "Associated Approvals") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including appropriate authorizations from the Federal Reserve Board, except where the failure to be so organized and existing or to have such power, authority and Associated Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Associated and its subsidiaries, taken as a whole. Associated has not received any notice of proceedings relating to the revocation or modification of any such Associated Approvals. Associated is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Associated.

      SECTION 3.02. Articles of Incorporation and Bylaws. Associated has heretofore furnished to the Company a complete and correct copy of its Articles of Incorporation and the Bylaws, as amended or restated. Such Articles of Incorporation and Bylaws are in full force and effect. Associated is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

      SECTION 3.03. Capitalization. The outstanding capital stock of Associated is, and the shares of Associated Common Stock to be issued pursuant to the Merger, when so issued, will be, duly authorized, validly issued, fully paid and non-assessable (except as provided in section 180.0622(2)(b) of Wisconsin Law).

      SECTION 3.04. Authority. Associated has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Associated and the consummation by Associated of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Associated and no other corporate proceedings on the part of Associated are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby. This Agreement has been duly and validly executed and delivered by Associated and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Associated enforceable in accordance with its terms.

      SECTION 3.05. No Conflict; Required Filings and Consents.

            (a) To the knowledge of Associated, the execution and delivery of this Agreement by Associated does not, and the performance of this Agreement by Associated shall not, (i) conflict with or violate the Articles of Incorporation or Bylaws of Associated, (ii) conflict with or violate any Laws applicable to Associated or its subsidiaries or by which its or their properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Associated or any subsidiary of Associated pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Associated or any subsidiary of Associated is a party or by which Associated or any subsidiary of Associated or any of their properties are bound or affected, except for any such breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on Associated and its subsidiaries, taken as a whole.

            (b) To the knowledge of Associated, the execution and delivery of this Agreement by Associated does not, and the performance of this Agreement by Associated shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the BHCA, the BL, the banking laws and regulations of the State of Wisconsin, the filing and recordation of appropriate merger or other documents as required by Wisconsin Law and Minnesota Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Associated from performing its obligations under this Agreement, and would not have a Material Adverse Effect on Associated.

      SECTION 3.06. Compliance; Permits. To the knowledge of Associated, neither Associated nor any of its subsidiaries is in conflict with, or in default or violation of (a) any Law applicable to Associated or any subsidiary of Associated or by which its or their property is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Associated or any subsidiary of Associated is a party or by which Associated or any subsidiary of Associated or any of its or their properties are bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect on Associated and its subsidiaries, taken as a whole.

      SECTION 3.07. Securities Reports; Financial Statements.

            (a) As of the date of this Agreement, Associated has delivered to the Company in the form filed with the SEC (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1995, 1996 and 1997, respectively, (ii) all definitive proxy statements relating to Associated's meetings of shareholders (whether annual or special) held since December 31, 1995, (iii) all Reports on Form 8-K filed by Associated with the SEC since December 31, 1995,
(iv) its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998, (v) all other reports or registration statements (other than Reports on Form 10-Q and registration statements on Form S-8) filed by Associated with the SEC since December 31, 1995 and (vi) all amendments and supplements to all such reports and registration statements filed by Associated with the SEC since December 31, 1995 (collectively, the "Associated SEC Reports"). The Associated SEC Reports, including all Associated SEC Reports filed after the date of this Agreement, (i) were or will be prepared in all material respects in accordance with the requirements of applicable law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Associated SEC Reports, including any Associated SEC Reports filed since the date of this Agreement and prior to or on the Effective Time, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of Associated and its subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

            (c) Except as and to the extent set forth on the consolidated balance sheet of Associated and its subsidiaries as of December 31, 1997, including all notes thereto (the "Associated Balance Sheet"), neither Associated nor its subsidiaries have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except for liabilities or obligations incurred in the ordinary course of business since December 31, 1997, that would not, individually or in the aggregate, have a Material Adverse Effect on Associated and its subsidiaries, taken as a whole.

            (d) Neither Associated nor any of its subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Associated SEC Reports filed prior to the date of this Agreement

      SECTION 3.08. Absence of Certain Changes or Events. Except as disclosed in the Associated SEC Reports filed prior to the date of this Agreement and except for the restructuring charges described in the Associated Disclosure Schedule at
Section 3.08, since December 31, 1997, to the date of this Agreement, Associated and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 1997, there has not been (a) any change in the financial condition, results of operations or business of Associated or its subsidiaries having a Material Adverse Effect on Associated and its subsidiaries, taken as a whole, (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of Associated or its subsidiaries having a Material Adverse Effect on Associated and its subsidiaries, taken as a whole, (c) any change by Associated in its accounting methods, principles or practices, (d) any revaluation by Associated of any of its material assets in any material respect, or (e) to the date of this Agreement, any entry by Associated or any of its subsidiaries into any commitment or transaction material to Associated and its subsidiaries, taken as a whole.

      SECTION 3.09. Absence of Litigation. Except as disclosed in the Associated Disclosure Schedule at Section 3.09 or in the Associated SEC Reports filed prior to the date of this Agreement, (a) neither Associated nor any of its subsidiaries is subject to any continuing order of, or written agreement or memorandum of understanding with, or continuing material investigation by, any federal or state banking authority or other governmental entity or any judgment, order, writ, injunction, decree or award of any governmental entity or arbitrator, including, without limitation, cease and desist or other orders of any bank regulatory authority, (b) there is no claim, action, suit, litigation, proceeding, arbitration, investigation, or controversy of any kind affecting Associated or any of Associated's subsidiaries pending or, to the knowledge of Associated, threatened, except for matters which (i) as of the date of this Agreement individually seek damages not in excess of $100,000 and (ii) otherwise will not have, and cannot reasonably be expected to have, a Material Adverse Effect on Associated and its subsidiaries taken as a whole, and (c) there are no uncured material violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to Associated or any of Associated's subsidiaries as a result of an examination by any bank regulatory authority.

      SECTION 3.10. Registration Statement. None of the information supplied or to be supplied by Associated for inclusion in (a) the Registration Statement (as defined in Section 6.01) (b) the Prospectus (as defined in Section 6.01), or (c) any other document to be filed with the SEC or other regulatory authority in connection with the transactions contemplated hereby, at the respective time such documents are filed and, in the case of the Registration Statement, when it becomes effective and at the Effective Time, and with respect to the Prospectus, when mailed and at the time of the Meeting (as provided in Section 6.02), shall be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. All documents filed with the SEC or other regulatory authority by Associated in connection with the Merger shall comply as to form in all material respects with the provisions of applicable law.

      SECTION 3.11. Absence of Agreements. Neither Associated nor any of its subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter which restricts materially the conduct of its or their business (including any contract containing covenants which limit the ability of Associated or any subsidiary of Associated to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or any method by which, Associated or any subsidiary of Associated may carry on its business (other than as may be required by Law or applicable regulatory authorities)), or in any manner relates to its or their capital adequacy, credit policies or management, except for those the existence of which has been disclosed to the Company pursuant to Sections 3.07 and 3.08, nor has Associated or any of its subsidiaries been advised that any federal, state or governmental agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as may be disclosed by Associated in the Associated Disclosure Schedule at Section 3.11.

      SECTION 3.12. Taxes. Associated and its subsidiaries have timely filed all Tax Returns required to be filed by them, and Associated and its subsidiaries have timely paid and discharged all Taxes due in connection with or with respect to the filing of such Tax Returns and have timely paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which Associated is maintaining reserves adequate for their payment. To the knowledge of Associated, the liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. For purposes of this Section 3.12, references to Associated and its subsidiaries include former subsidiaries of Associated for the periods during which any such corporations were owned, directly or indirectly, by Associated. Neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits or administrative proceedings, court proceedings or otherwise, or, to the knowledge of Associated, threatening to assert against Associated or any of its subsidiaries any deficiency or claim for additional Taxes. Neither Associated nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. There are no tax liens on any assets of Associated or any of its subsidiaries except liens for current Taxes not yet due. Neither Associated nor any of its subsidiaries has received a ruling or entered into an agreement with the IRS or any other governmental entity or taxing authority or agency that would have a Material Adverse Effect on Associated and its subsidiaries, taken as a whole, after the Effective Time. The accruals and reserves for taxes reflected in the Associated Balance Sheet are adequate to cover all Taxes accruable through the date thereof (including Taxes being contested) in accordance with generally accepted accounting principles.

      SECTION 3.13. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Associated.

      SECTION 3.14. Accounting and Tax Matters. To the knowledge of Associated, neither Associated nor any of its affiliates has taken or agreed to take any action that would prevent Associated from accounting for the business combinations to be effected by the Merger as a pooling-of-interests or would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

      SECTION 3.15. Full Disclosure. No statement contained in this Agreement, including the Associated Disclosure Schedule, or any certificate furnished or to be furnished by or at the direction of Associated to the Company, in or pursuant to the provisions of this Agreement, contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in the light of the circumstances under which it has been made, in order to make the statements herein or therein not misleading.

      SECTION 3.16. Absence of Adverse Agreements. Neither Associated nor any of its subsidiaries is a party to any agreement or instrument or any judgment, order or decree or any rule or regulation of any court or other governmental agency or authority which materially and adversely affects or could reasonably be expected to materially and adversely affect in the future the financial condition, results or operations, assets, business or prospects of Associated and its subsidiaries, taken as a whole, except for such judgments, orders, decrees, rules or regulations affecting financial institutions and their holding companies generally.

      SECTION 3.17. Year 2000 Compliance. Associated has furnished or made available to the Company true and correct copies of Associated's Year 2000 Policy; Year 2000 Testing Plan for Mission Critical Systems; Year 2000 Customer Risk Summary Evaluation; minutes of the meetings of Associated's Year 2000 Committee; and reports to Associated's Board of Directors regarding Year 2000 testing.

                                   ARTICLE IV

                            COVENANTS OF THE COMPANY


      SECTION 4.01. Affirmative Covenants. The Company hereby covenants and agrees with Associated that prior to the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Associated shall have been obtained and except as otherwise contemplated herein, it will and it will cause RBC and the Subsidiary to:

            (a) operate its business only in the usual, regular and ordinary course consistent with past practices;

            (b) use reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with customers;

            (c) use reasonable efforts to maintain and keep its properties in as good repair and condition as at present, ordinary wear and tear excepted;

            (d) use reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it;

            (e) perform in all material respects all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

            (f) comply with and perform in all material respects all obligations and duties imposed upon it by all applicable laws;

            (g) purchase and sell securities and other investments in accordance with the guidelines set forth in Exhibit 4.01(g);

            (h) comply with the capital requirements set forth on Exhibit
4.01(h);

            (i) with respect to the Subsidiary, maintain as of December 31, 1998 and thereafter an aggregate loan loss reserve of not less than 1.75% of period ending loans (excluding overdrafts less than 30 days old);

            (j) deliver to Associated promptly after issuance the Company's audited consolidated financial statements as of December 31, 1998; and

            (k) on or before March 31, 1999, cause RBC to purchase all of the outstanding Bank Common Stock not owned as of the date hereof by RBC.

      SECTION 4.02. Negative Covenants. Except as specifically contemplated by this Agreement or the Company Disclosure Schedule, from the date of this Agreement until the Effective Time, the Company shall not do, or permit RBC or the Subsidiary to do, without the prior written consent of Associated, any of the following:

            (a) (i) grant any general increase in compensation to its employees as a class, or to its officers or directors, except in accordance with past practice or as required by Law or increases which are not material, (ii) effect any change in retirement benefits to any class of employees or officers (unless any such change shall be required by applicable law) which would increase its retirement benefit liabilities, (iii) adopt, enter into, amend or modify any employee benefit plan or make any adjustments pursuant to any employee benefit plan, or (iv) enter into or amend any employment, severance or similar agreements or arrangements with any directors or officers, other than as is consistent with the normal severance policies of the Company, RBC and the Subsidiary in effect on the date of this Agreement;

            (b) declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock other than distributions from Subsidiary to RBC and from RBC to the Company;

            (c) except as contemplated by Section 4.01(k), (i) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) merge with or into any other corporation or bank, permit any other corporation or bank to merge into it or consolidate with any other corporation or bank, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any assets or stock of any corporation, bank or other business; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practice; or (v) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

            (d) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of its capital stock (including shares held in treasury) or any rights, warrants or options to acquire, any such shares.

            (e) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it, RBC or the Subsidiary to take any such action; provided, however, that (i) the Company may, upon the request of one or more of its shareholders, register transfers of Shares of Company Common Stock and (ii) the Company's Board of Directors may provide (or authorize the provision of) information to, and may engage in (or authorize) such negotiations or discussions with, any person, directly or through representatives, if [a] the Board of Directors, after having consulted with independent counsel (which may be or include Kaplan, Strangis and Kaplan, P.A.), has determined in good faith that providing such information or engaging in such negotiations or discussions is reasonably required in order to properly discharge the directors' fiduciary duties in accordance with Minnesota Law, [b] prior to furnishing such information to such person or engaging in such negotiations or discussions, the Company provides Associated with at least seven days' notice to the effect that it is furnishing information to, or entering into negotiations or discussions with, such person, and [c] prior to furnishing such information to such person, the Company has received from such person an executed confidentiality agreement in customary form. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving the Company, RBC or the Subsidiary: (i) any merger, consolidation, share exchange or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of ten percent or more of assets in a single transaction or series of transactions, excluding from the calculation of the percentage hereunder any such transactions undertaken in the ordinary course of business and consistent with past practice;
(iii) any sale of ten percent or more of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock); (iv) any tender offer or exchange offer for ten percent or more of outstanding shares of capital stock; (v) any solicitation of proxies in opposition to approval by the Company's shareholders of the Merger; (vi) the filing of an acquisition application (or the giving of acquisition notice) whether in draft or final form under the BHCA or the Change in Bank Control Act with respect to the Company, RBC or the Subsidiary; (vii) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock of the Company; or (viii) any public announcement of a proposal, plan or intention to do any of the foregoing.

            (f) propose or adopt any amendments to the corporate charter or Bylaws in any way materially adverse to Associated;

            (g) except in their fiduciary capacities for the account of customers, purchase any shares of Associated Common Stock;

            (h) change any of its methods of accounting in effect at December 31, 1998, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1998, except as may be required by law or generally accepted accounting principles;

            (i) subject to section 4.01(i), change any lending, investment, liability management or other material policies concerning the business or operations of the Company, RBC or the Subsidiary in any material respect; organize any new subsidiaries or enter into any new non-banking line of business whether or not permissible under applicable federal or state law, or make any material changes in its operations;

            (j) (i) incur or assume any material obligation or liability (except deposit liabilities and repurchase agreements in the ordinary course of business), including without limitation any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument and whether or not being incurred to reduce other existing liabilities, or make any loan (not including any loan renewal of a loan not then classified as "substandard," "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by the Company, RBC, the Subsidiary or banking regulators) in an amount greater than $1,000,000, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingent or otherwise) for the obligations of any other person or entity; (iii) mortgage, license, pledge or grant a security interest in any of its material assets or allow to exist any material lien thereon; except (A) for liabilities and obligations (including corporate debt issuances) incurred in the ordinary course of business consistent with past practices and in amounts not material to the Company, RBC or the Subsidiary; and (B) as may be required under existing agreements to which the Company, RBC or the Subsidiary is a party; (iv) acquire assets (including equipment) in excess of $400,000 in the aggregate (excluding loans to customers and repurchase agreements permitted in (i) above, investments permitted under Section 4.01(g) and federal fund sales)); (vi) pay, discharge, or satisfy any debts or claims not in the ordinary course of business and consistent with past practices; (vii) settle any claim, action, suit, litigation, proceeding, arbitration, investigation or controversy of any kind, for any amount in excess of $100,000 or in any manner which would restrict in any material respect the operations or business of the Company, RBC or the Subsidiary; (viii) purchase any new financial product or instrument which involves entering into a contract with a term of six months or longer (excluding loans to customers and repurchase agreements permitted in (i) above, investments permitted under Section 4.01(g), customer deposits and federal fund sales)); or
(ix) take any action or fail to take any action which individually or in the aggregate can be expected to have a Material Adverse Effect on the Company, RBC and the Subsidiary, taken as a whole; or (x) incur or pay legal or accounting, broker or investment banking fees in connection with the transaction contemplated hereby in excess of an aggregate of $250,000; or

            (k) agree in writing or otherwise to do any of the foregoing.

      SECTION 4.03. Access and Information.

            (a) Prior to the Effective Time and upon reasonable notice, and without unreasonable disruption to the business carried on by the Company, RBC or the Subsidiary, the Company shall (and shall cause its Subsidiary to) afford to Associated's officers, employees, accountants, legal counsel and other representatives access, during normal business hours, to all its properties, books, contracts, commitments and records (other than the portion of Company board of director minutes or other materials which discuss merger proposals). Prior to the Effective Time, the Company shall (and shall cause , RBC and the Subsidiary to) furnish promptly to Associated (i) a copy of each Company Report filed by it (to the extent permitted by Law) after the date of this Agreement and prior to the Effective Time pursuant to the requirements of federal or state securities laws, the BHCA, any other federal or state banking laws or any other applicable laws promptly after such documents are available, (ii) the monthly consolidated financial statements of the Company, RBC and the Subsidiary; (iii) a summary of any action taken by the Board of Directors, or any committee thereof, of the Company, RBC and the Subsidiary; and (iv) all other information concerning the business, properties and personnel of the Company, RBC or the Subsidiary as Associated may reasonably request.

            (b) Any information provided to Associated by the Company, RBC or the Subsidiary, whether prior to or subsequent to the date of this Agreement, shall be kept confidential by the representatives of Associated (and shall be used by them only in connection with this Agreement and the transactions contemplated hereby) except to the extent that (i) it was already known to such representatives when received, (ii) it hereafter becomes lawfully obtainable from other sources, or (iii) it is required to be disclosed by Associated in any document required to be filed with any government authority or agency. Upon any termination of this Agreement pursuant to Article VIII hereof, Associated agrees to promptly return all information and documents that it has obtained from the Company in connection herewith.

      SECTION 4.04. Affiliates; Accounting and Tax Treatment. Within thirty (30) days after the date of this Agreement, (a) the Company shall deliver to Associated a letter identifying all persons who are then "affiliates" of the Company, including, without limitation, all directors and executive officers of the Company for purposes of Rule 145 promulgated under the Securities Act and
(b) the Company shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and required to cause the Merger to qualify for pooling-of-interests accounting treatment, and shall use reasonable efforts to obtain from each person identified in such letter a written agreement, substantially in the form attached hereto as Exhibit 4.04. The Company shall use reasonable efforts to obtain from any person who becomes an affiliate of the Company after the Company's delivery of the letter referred to above, and on or prior to the Effective Time, a written agreement substantially in the form attached hereto as Exhibit 4.04 as soon as practicable after attaining such status. The Company will use its reasonable best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment and as a reorganization under Section 368(a)(1)(A) of the Code.

      SECTION 4.05. Expenses.

            (a) Except as provided in Section 8.02, below, and subject to
Section 4.02(j)(x), all Expenses (as defined below) incurred by Associated and the Company shall be borne solely and entirely by the party which has incurred the same, except that the parties shall share equally in the expense of printing and filing the Registration Statement and the Prospectus and all SEC and other regulatory filing fees incurred in connection herewith. Notwithstanding the foregoing, the Company's portion of such printing and filing expenses and fees shall not, under any circumstances, exceed $25,000.

            (b) "Expenses" as used in this Agreement shall include all out-of-pocket expenses (including without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby.

      SECTION 4.06. Delivery of Shareholder List. The Company shall deliver to Associated or its designee, from time to time prior to the Effective Time, a true and complete list setting forth the names and addresses of the shareholders of the Company, their holdings of stock as of the latest practicable date, and such other shareholder information as Associated may reasonably request.

                                    ARTICLE V

                             COVENANTS OF ASSOCIATED

      SECTION 5.01. Affirmative Covenants. Associated hereby covenants and agrees with the Company that prior to the Effective Time, unless the prior written consent of the Company shall have been obtained, and except as otherwise contemplated herein it will:

            (a) maintain its corporate existence in good standing and maintain all books and records in accordance with accounting principles and practices as utilized in Associated's financial statements applied on consistent basis;

            (b) conduct its business in a manner that does not violate any law, except for possible violations which individually or in the aggregate do not, and insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on Associated and its subsidiaries, taken as a whole; and

            (c) will, to the best of its reasonable ability and in all material respects, (i) comply with applicable Blue Sky Laws and regulations, the Securities Act, and the Exchange Act, (ii) remain qualified under the Exchange Act and the rules and regulations thereunder, and (iii) maintain the listing of shares of Associated Common Stock on the Nasdaq Stock Market's National Market.

      SECTION 5.02. Access and Information.

            (a) After the date of this Agreement and prior to the Effective Time, upon reasonable notice, Associated shall (and shall cause each of its subsidiaries to) furnish promptly to the Company (i) a copy of each Associated SEC Report filed by it or received by it (to the extent permitted by law) after the date of this Agreement and prior to the Effective Time pursuant to the requirements of federal or state securities laws, the BHCA, any other federal or state banking laws or any other applicable laws promptly after such documents are available, and (ii) all other information concerning the business, properties and personnel of Associated or its subsidiaries as the Company may reasonably request.

            (b) Any information provided to the Company by Associated whether prior to or subsequent to the date of this Agreement shall be kept confidential by the representatives of the Company (and shall be used by them only in connection with this Agreement and the transactions contemplated hereby) except to the extent that (i) it was already known to such representatives when received, (ii) it hereafter becomes lawfully obtainable from other sources, or
(iii) it is required to be disclosed by the Company in any document required to be filed with any government authority or agency. Upon any termination of this Agreement pursuant to Article VIII hereof, the Company agrees to promptly return all information and documents that it has obtained from Associated in connection herewith.

      SECTION 5.03. Accounting and Tax Treatment. Associated will use its reasonable best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment and as a reorganization under Section 368(a)(1)(A) of the Code.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

      SECTION 6.01. Registration Statement. As promptly as practicable after the execution of this Agreement, Associated shall prepare and file a registration statement on Form S-4 (the registration statement together with the amendments thereto are defined as the "Registration Statement" and the prospectus contained therein are defined as the "Prospectus") with the SEC covering the Associated Common Stock to be issued in the Merger (subject to the immediately following sentence), with a view toward permitting the Registration Statement to become effective as soon as reasonably practicable. Associated does not undertake to file post-effective amendments to Form S-4 or to file a separate registration statement to register the sale of Associated Common Stock by affiliates of the Company pursuant to Rule 145 promulgated under the Securities Act. The Company will furnish to Associated all information concerning the Company, RBC and the Subsidiary required to be set forth in the Registration Statement and Associated will provide the Company and its counsel the opportunity to review and approve such information as set forth in the Registration Statement and Prospectus. Associated and the Company will each render to the other its full cooperation in preparing, filing, prosecuting the filing of, and amending the Registration Statement such that it comports at all times with the requirements of the Securities Act and the Exchange Act. Specifically, but without limitation, each will promptly advise the other if at any time before the Effective Time any information provided by it for inclusion in the Registration Statement appear to have been, or shall have become, incorrect or incomplete and will furnish the information necessary to correct such misstatements or omissions. As promptly as practicable after the effective date of the Registration Statement, the Company will mail to its shareholders (a) a notice of the Company's shareholders meeting described in

Section 6.02 below and the Prospectus, and (b) as promptly as practicable after approval thereof by Associated, such other supplementary proxy materials as may be necessary to make the Prospectus comply with the requirements of the Securities Act and the Exchange Act. Except as provided above and except with the prior written consent of Associated, the Company will not mail or otherwise furnish or publish to shareholders of the Company any proxy solicitation material or other material relating to the Merger that constitutes a "prospectus" within the meaning of the Securities Act. Associated shall also take any reasonable action required to be taken under any applicable Blue Sky Laws in connection with the issuance of the shares of Associated Common Stock to be issued as set forth in this Agreement and the Company, RBC and the Subsidiary shall furnish all information concerning the Company, RBC and the Subsidiary, and the holders of the Company's Common Stock and other assistance as Associated may reasonably request in connection with such action.

      SECTION 6.02. Meeting of Shareholders. The Company and its officers and directors shall: (a) cause the Company's shareholders meeting (the "Meeting") to be duly called and held as soon as practicable to consider and vote upon the Merger and any related matters in accordance with the applicable provisions of applicable law, (b) submit this Agreement to the Company's shareholders together with a recommendation for approval by the Board of Directors of the Company, and
(c) use their best efforts to obtain the approval and adoption of the Merger by the requisite percentage of the Company's shareholders; provided, however, that the Company's Board of Directors may fail to make the recommendation, or to seek to obtain the shareholder approval, or withdraw, modify or change any such recommendation, if the Board of Directors, after having consulted with independent counsel (which may be or include Kaplan, Strangis and Kaplan, P.A.), has determined in good faith that such action is reasonably required in order to properly discharge the directors' fiduciary duties in accordance with Minnesota Law.

      SECTION 6.03. Appropriate Action; Consents; Filings. The Company and Associated shall use all reasonable efforts to (a) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by this Agreement; (b) obtain all consents, licenses, permits, waivers, approvals, authorizations or orders required under Law (including, without limitation, all foreign and domestic (federal, state and local) governmental and regulatory rulings and approvals and parties to contracts) in connection with the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby and thereby, including, without limitation, the Merger; and (c) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (i) the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, (ii) any applicable federal or state banking laws and (iii) any other applicable law; provided that Associated and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and Associated shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all reasonable efforts to take all such necessary action.

      SECTION 6.04. Notification of Certain Matters. The Company shall give prompt notice to Associated, and Associated shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, and (b) any failure of the Company or Associated, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      SECTION 6.05. Public Announcements. Associated and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation and with mutual consent of both parties, except as may be required by law or any listing agreement with the National Association of Securities Dealers.

      SECTION 6.06. Environmental Matters. In the event DPRA Incorporated (the "Environmental Consultant") discovers or determines (a) that the Company's Property does not comply in all material respects with all Environmental Laws;
(b) that material capital improvements may reasonably be required to maintain compliance with all Environmental Laws; (c) that there are material contingent liabilities affecting the Company's Property arising under Environmental Laws or under Environmental Permits; or (d) the existence of any environmental condition

(including, without limitation, a spill, discharge or contamination) the result of which, in the opinion of the Environmental Consultant, requires reporting, notification, investigative or remedial action pursuant to any applicable Environmental Law or may be the basis for the assertion of any third party claims, including the claims of government entities, Associated shall promptly provide the Company with written notice thereof. Associated shall obtain from the Environmental Consultant a written environmental evaluation of the Company's Property with respect to the foregoing matters as soon as reasonably practicable after the date hereof.

      SECTION 6.07. Employee Benefits. As of the Effective Time, the employees of the Company, RBC and the Bank (the "Company Employees") shall continue employment with the Surviving Corporation, in the same positions and at the same level of wages and/or salary and without having incurred a termination of employment or separation from service; provided, however, except as may be specifically required by applicable law or any contract, the Surviving Corporation shall not be obligated to continue any employment relationship with any Company Employee for any period of time. To the extent any employee benefit plan, program or policy of Associated or its subsidiaries is made available to the employees of the Surviving Corporation: (i) service with the Company (or any subsidiary of the Company) by any Company Employee prior to the Effective Time shall be credited in determining such employee's eligibility, vesting and benefit levels, and (ii) with respect to any welfare benefit plans in which such employees may become eligible to participate, Associated shall cause such plans to provide credit for any co-payments or deductibles by such employees and waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that have not been satisfied under any welfare plans maintained by the Company for Company Employees prior to the Effective Time, effective upon the Effective Time.

      SECTION 6.08 Indemnification.

            (a) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers and directors and employees of the Company, RBC and the Bank (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of (with the approval of the Surviving Corporation, which will not be unreasonably withheld) or otherwise in connection with, any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on the fact that such person is or was such a director, officer or employee and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), in each case to the fullest extent that such Indemnified Parties would have been indemnified by the Company or RBC under Minnesota Law (subject to limitations, if any, in the Company's or RBC's articles of incorporation or by-laws) or by the Bank under applicable law (subject to limitations, if any, in the Bank's articles of incorporation and by-laws), as the case may be, had the transactions contemplated by this Agreement not been consummated (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by Minnesota law (subject to limitations, if any, in the Company's or RBC's articles of incorporation or by-laws) in the case of the Company and RBC and applicable law (subject to limitations, if any, in the Bank's articles of incorporation or by-laws) in the case of the Bank).

            (b) Any Indemnified Party wishing to claim indemnification under this Section 6.08 upon learning of any such Claim, shall notify the Surviving Corporation (although the failure to so notify the Surviving Corporation shall not relieve it from any liability that the Surviving Corporation may have under this Section 6.08, except to the extent such failure prejudices the Surviving Corporation). The Surviving Corporation shall have the right to assume the defense thereof and if such right is exercised, the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or there is a conflict of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to the Surviving Corporation and, in such case, the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that (i) the Surviving Corporation shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties except to the extent that local counsel, in addition to such parties' regular counsel, is reasonably necessary or desirable in order to effectively defend against such action or proceeding, (ii) the Surviving Corporation and the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, which consent will not be unreasonably withheld or delayed and provided further that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine and such determination shall have become final and not subject to further appeal, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. No Indemnified Party shall consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release, in form and substance reasonably satisfactory to such Indemnified Party and the Surviving Corporation, from all liability in respect of such claim or litigation for which such Indemnified Party would be entitled to indemnification hereunder.

            (c) The Surviving Corporation shall use its reasonable best efforts to cause to be maintained in effect for not less than one year after the Effective Time (except to the extent not generally available in the market) directors' and officers' liability insurance and fiduciary insurance that is substantially equivalent in coverage to the Company's current insurance; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of 150% of the last annual premium paid prior to the date of this Agreement and in such case shall purchase as much comparable coverage as possible for such amount.

            (d) This Section 6.08 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs and personal representatives and shall be binding on the Surviving Corporation and its respective successors and assigns.

                                   ARTICLE VII

                              CONDITIONS OF MERGER

      SECTION 7.01. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

            (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, on or prior to the Effective Time, have been initiated or, to the knowledge of Associated or the Company, threatened by the SEC. Associated shall have received all other federal or state securities permits and other authorizations necessary to issue Associated Common Stock in exchange for the Company Common Stock and to consummate the Merger.

            (b) Shareholder Approvals. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company.

            (c) Regulatory Approvals. The Merger shall have been approved by the Federal Reserve Board, the Minnesota Department of Commerce Financial Examination Division, and all other required regulatory agencies, which approvals shall not contain any condition which is not reasonably satisfactory to Associated or the Company, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approvals shall have been satisfied and all waiting periods relating to such approvals shall have expired.

            (d) Nasdaq Listing. The shares of Associated Common Stock that are to be issued to the shareholders of the Company upon consummation of the Merger shall have been authorized for listing on the Nasdaq Stock Market's National Market, subject to notice of issuance.

            (e) No Order. No federal or state governmental or regulatory authority or other agency or commission, or federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect restricting, preventing or prohibiting consummation of the transactions contemplated by this Agreement.

      SECTION 7.02. Additional Conditions to Obligations of Associated. The obligations of Associated to effect the Merger are also subject to the following conditions:

            (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be complete and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) as of the Effective Time as though made at the Effective Time with the same force and effect as if made on and as of the Effective Time (except that where a representation or warranty that expressly speaks as of a date other than the Effective Date, such representation or warranty need only be true as of such date). Associated shall have received a certificate of the President of the Company to that effect.

            (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

            (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company.

            (d) No Challenge. There shall not be pending any action, proceeding or investigation before any court or administrative agency or by any government agency or any other person (i) challenging or seeking material damages in connection with the Merger or the conversion of the Company Common Stock into Associated Common Stock pursuant to the Merger, or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by Associated or its subsidiaries of all or any portion of the business or assets of the Company, RBC or the Subsidiary, which in either case is reasonably likely to have a Material Adverse Effect on either the Company, RBC and the Subsidiary, taken as a whole, or Associated and its subsidiaries, taken as a whole.

            (e) Opinion of Counsel. Associated shall have received from Kaplan, Strangis and Kaplan, P.A. or other independent counsel for the Company reasonably satisfactory to Associated, an opinion dated the Effective Time, in form and substance reasonably satisfactory to Associated, covering the matters set forth in Exhibit 7.02(e) hereto, which opinion shall be based on such assumptions and containing such qualifications and limitations as are appropriate and reasonably satisfactory to Associated.

            (f) Tax Opinion. Associated shall have received from Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., an opinion (i) dated on or about the date that is two business days prior to the date the Notice of Meeting/ Prospectus is first mailed to shareholders of the Company, (ii) which shall not have been withdrawn or modified in any material respect prior to the Effective Time, (iii) to the effect that:

                  [a] the Merger will qualify as a reorganization within the meaning of section 368(a)(1)(A) of the Code;

                  [b] the Company and Associated will each be party to a reorganization within the meaning of Section 368(b) of the Code;

                  [c] no gain or loss will be recognized by any shareholder of the Company upon consummation of the Merger (except with respect to cash received in lieu of a fractional share interest in Associated Common Stock); and

                  [d] the aggregate income tax basis of Associated Common Stock received by the shareholders of the Company pursuant to the Merger will be the same as the aggregate tax basis of the Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

            (g) Pooling Opinions. Associated shall have received an opinion from KPMG LLP to the effect that the Merger qualifies for pooling-of-interests accounting treatment if consummated in accordance with this Agreement; in support of the KPMG LLP pooling opinion, KPMG LLP and Associated shall have received an opinion from McGladrey Pullen to the effect that the Company qualifies to have the Merger accounted for as a pooling-of-interests if consummated in accordance with this Agreement.

            (h) Affiliate Agreements. Associated shall have received from each person who is identified in the affiliate letter as an "affiliate" of the Company a signed affiliate agreement in the form attached hereto as Exhibit 4.04.

            (i) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any federal or state governmental entity which, in connection with the grant of any regulatory approval, imposes any condition or restriction upon the Company or Associated or their respective subsidiaries (or the Surviving Corporation or its subsidiaries after the Effective Time), including, without limitation, any requirement to raise additional capital, which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

            (j) Fractional Shares; Dissenters. The aggregate of (i) the fractional share interests in Associated Common Stock to be paid in cash pursuant to Section 1.07 of this Agreement and (ii) the shares of Associated Common Stock that would be issuable by virtue of the Merger with respect to shares of the Company's Common Stock outstanding on the record date for the meeting of the Company's shareholders to consider the Merger that will not be converted into Associated Common Stock due, directly or indirectly, to the exercise of dissenter's rights under Minnesota Law, shall not be more than 10% of the maximum aggregate number of shares of Associated Common Stock which could be issued as a result of the Merger.

            (k) Environmental Report. Associated shall have received from the Environmental Consultant a written environmental evaluation of the Company's Property evidencing that:

                  (i) The Company's Property complies in all material respects with all Environmental Laws;

                  (ii) No material capital improvements should reasonably be required to maintain compliance with all Environmental Laws; and

                  (iii) There are no material contingent liabilities affecting the Company's Property arising under Environmental Laws or under Environmental Permits;

            (l) Earnings. In the event the Effective Time occurs on or prior to October 31, 1999, the Company's and the Bank's consolidated after-tax earnings for the six months ending June 30, 1999 shall be at least $2,200,000 and $2,700,000, respectively, prior to the impact of the following adjustments, including the income tax effects thereof (collectively, the "Adjustments"): (i) the additional amount (if any) of loan loss reserve established as a result of
Section 4.01(i), (ii) all expenses incurred by the Company, RBC or the Bank in connection with or related to the Amended and Restated Phantom Stock Plan of RBC, (iii) all expenses incurred by the Company, RBC or the Bank in connection with or related to the purchase by RBC of all of the outstanding Bank Common Stock not owned as of the date hereof by RBC in accordance with Section 4.01(k) and (iv) all expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the Company and its affiliates and the printing and filing expenses incurred by the Company, RBC or the Bank pursuant to Section 4.05) incurred by the Company, RBC or the Bank in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby. In the event the Effective Time occurs after October 31, 1999, the Company's and the Bank's consolidated after-tax earnings for the nine months ending September 30, 1999 shall be at least $3,300,000 and $4,000,000, respectively, prior to the impact of the Adjustments.

            (m) Year 2000. Associated shall be reasonably satisfied that the Company, RBC and the Subsidiary have undertaken a Year 2000 compliance plan designed to comply with FFIEC guidelines, which plan shall include an assessment of the readiness of the Company's, RBC's and Subsidiary's systems (including systems critical to the provision of services to customers of the Subsidiary) and shall contain appropriate contingency plans to assure that all mission critical systems will function properly prior to Year 2000.

            (n) Community Reinvestment Act. The Bank shall have provided to Associated evidence that the Bank has achieved a satisfactory rating and performance under the Community Reinvestment Act.

            (o) Bank. Prior to the Effective Time, the Bank shall be a wholly-owned subsidiary of RBC.

      SECTION 7.03. Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

            (a) Representations and Warranties. Each of the representations and warranties of Associated contained in this Agreement shall be complete and correct in all material respects (except that where any statement in a representation or warranty expressly includes a statement of materiality, such statement shall be true and correct in all respects) as of the Effective Time as though made on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (except that where a representation or warranty that expressly speaks as of a date other than the Effective Date, such representation or warranty need only be true as of such date). The Company shall have received a certificate of the President of Associated to that effect.

            (b) Agreements and Covenants. Associated shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

            (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by Associated for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Associated.

            (d) No Challenge. There shall not be pending any action, proceeding or investigation before any court or administrative agency or by any government agency or any other person challenging or seeking material damages in connection with the Merger or the conversion of the Company Common Stock into the Associated Common Stock pursuant to the Merger.

            (e) Opinion of Counsel. The Company shall have received from Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. or other independent counsel for Associated reasonably satisfactory to the Company, an opinion dated the Effective Time, in form and substance reasonably satisfactory to the Company, covering the matters set forth in Exhibit 7.03, which opinions shall be based on such assumptions and contain such qualifications and limitations as are appropriate and reasonably satisfactory to the Company.

            (f) Tax Opinion. The Company shall have received from Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., an opinion (i) dated on or about the date that is two business days prior to the date the Notice of Meeting/Prospectus is first mailed to shareholders of the Company, (ii) which shall not have been withdrawn or modified in any material respect prior to the Effective Time, (iii) to the effect that:

                  [a] the Merger will qualify as a reorganization within the meaning of section 368(a)(1)(A) of the Code;

                  [b] the Company and Associated will each be party to a reorganization within the meaning of Section 368(b) of the Code;

                  [c] no gain or loss will be recognized by any shareholder of the Company upon consummation of the Merger (except with respect to cash received in lieu of a fractional share interest in Associated Common Stock); and

                  [d] the aggregate income tax basis of the Associated Common Stock received by the shareholders of the Company pursuant to the Merger will be the same as the aggregate tax basis of the Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.01.  Termination.

            (a) This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

                  (i) by mutual written consent of Associated and the Company;

                  (ii) by the Company or Associated (A) if there has been a breach in any material respect of any representation, warranty, covenant or agreement on the part of the Company, on the one hand, or Associated, on the other hand, respectively, set forth in this Agreement, or (B) if any representation or warranty of the Company, on the one hand, or Associated, on the other hand, respectively, shall be discovered to have become untrue in any material respect in either case such that the conditions set forth in Section 7.02(a) or Section 7.03(a) would not be satisfied and such breach or other condition has not been cured within 20 business days following receipt by the nonterminating party of notice of such breach or other condition; provided, however, this Agreement may not be terminated pursuant to this clause (ii) by the breaching party or party making any representation or warranty which shall have become untrue in any material respect;

                  (iii) by either Associated or the Company if any permanent injunction preventing the consummation of the Merger shall have become final and nonappealable;

                  (iv) by either Associated or the Company if the Merger shall not have been consummated before December 10, 1999, for a reason other than the failure of the terminating party to comply with its obligations under this Agreement;

                  (v) by either Associated or the Company if the Federal Reserve Board or the Minnesota Department of Commerce Financial Examination Division, or any other regulatory authority has denied approval of the Merger and neither Associated nor the Company has, within thirty (30) days after the entry of such order denying approval, filed a petition seeking review of such order as provided by applicable law;

                  (vi) by Associated, if all of the conditions set forth in
Section 7.02 are not satisfied on or before December 10, 1999;

                  (vii) by the Company, if all of the conditions set forth in
Section 7.03 are not satisfied on or before December 10, 1999;

                  (viii) by either Associated or the Company if all of the conditions set forth in Section 7.01 are not satisfied on or before December 10, 1999;

                  (ix) by Associated, if at any time prior to the Meeting described in Section 6.02, the Company's Board of Directors shall have failed to make its recommendation referred to in Section 6.02, or withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of Associated;

                  (x) by the Company, if the Company shall immediately thereafter enter into a definitive agreement with a third party providing for an Acquisition Transaction (as such term is defined below) on terms determined, in good faith, by the Board of Directors of the Company, after consultation with independent counsel (which may be or include Kaplan, Strangis and Kaplan, P.A.) and financial advisors to the Board, to be such that termination of this Agreement and entry into such third-party agreement is required in order to discharge properly the directors' duties in accordance with Minnesota Law. "Acquisition Transaction" means a transaction or series of transactions that, directly or indirectly, in substance constitutes a disposition of all or substantially all of the assets or business of the Company, RBC or the Subsidiary, taken as a whole, whether by means of (i) a merger or consolidation, share exchange or any similar transaction, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition or (iii) a purchase or other acquisition (including by way of a merger or consolidation, share exchange or otherwise) of securities representing 50% or more of the voting power of the Company or RBC or 50% or more of the Subsidiary; provided, however, in each of the situations described in clauses (i), (ii) or (iii), that the Acquisition Transaction shall represent consideration having an aggregate value (reasonably determined) to the Company or its shareholders in excess of the consideration to be received in the Merger;

                  (xi) by the Company, if the Determination Price is less than $28.50. If the Company makes an election to terminate this Agreement under this
Section 8.01(a)(xi), the Company shall, on or before the end of the second business day after the end of the Determination Period (as defined below), give ten days written notice thereof to Associated. If, during the seven-day period commencing with its receipt of such notice, Associated agrees, by notice in writing to the Company, that each Share (other than any Shares to be canceled pursuant to Section 1.06(b) and other than any Dissenting Shares) shall be converted, in accordance with Section 1.07, into the right to receive that number of shares (carried out to five decimal places and rounded up if the sixth decimal place is five or greater) of Associated Common Stock equal to 79,354,686 divided by the Daily Average Price divided by the number of Shares issued and outstanding immediately prior to the Effective Time, then no termination shall have occurred and this Agreement shall remain in full force and effect in accordance with its terms (except that the exchange ratio for the Shares shall have been so modified); or

                  (xii) by Associated, if the Determination Price is greater than $41.50. If Associated makes an election to terminate this Agreement under this Section 8(a)(xii), Associated shall, on or before the end of the second business day after the end of the Determination Period (as defined below), give ten days written notice thereof to the Company. If, during the seven-day period commencing with its receipt of such notice, the Company agrees, by notice in writing to Associated, that each Share (other than any Shares to be canceled pursuant to Section 1.06(b) and other than any Dissenting Shares) shall be converted, in accordance with Section 1.07, into the right to receive that number of shares (carried out to five decimal places and rounded up if the sixth decimal place is five or greater) of Associated Common Stock equal to 97,306,579 divided by the Daily Average Price divided by the number of Shares issued and outstanding immediately prior to the Effective Time, then no termination shall have occurred and this Agreement shall remain in full force and effect in accordance with its terms (except that the exchange ratio for the Shares shall have been so modified).

For purposes of this Section 8.01(a), "Determination Price" means the average of the closing prices of a share of Associated Common Stock as quoted on the NASDAQ National Market during the ten trading day period (the "Determination Period") ending (i) on the third business day prior to the day on which the Effective Time is to occur in accordance with the mutual agreement of the Company and Associated or, (ii) if the Company and Associated do not agree on the day on which the Effective Time is to occur, on the third business day prior to the day on which the thirty (30) day period described in Section 1.02 expires.

            (b) In the event of termination and abandonment by any party as provided above, written notice shall forthwith be given to the other party, which notice shall specifically describe the basis for such termination.

      SECTION 8.02. Effect of Termination.

            (a) If the Merger is not consummated as the result of termination of this Agreement caused otherwise than by breach of a party hereto, the Company and Associated each shall pay its own Expenses (as defined in Section 4.05 above) and this Agreement shall immediately terminate, except as set forth in
Section 9.01 hereof, and neither the Company nor Associated shall have any liability under this Agreement for damages or otherwise.

            (b) If termination of this Agreement shall have been caused by breach of this Agreement by any party hereto, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have breached this Agreement shall indemnify and reimburse the other party for its expenses.

            (c) Anything to the contrary notwithstanding, (i) if this Agreement [a] is terminated by Associated pursuant to Section 8.01(ix) or by the Company pursuant to Section 8.01(x) and [b] prior thereto or within twelve months after such termination the Company shall have entered into an agreement to engage in an Acquisition Transaction or (ii) if this Agreement is terminated by Associated solely due to the failure of the holders of Common Stock to approve the Merger at a Meeting as provided in Section 6.02, then the Company shall pay Associated a fee equal to $2,670,000. If such fee becomes payable under the circumstances described in clause (i) above, it shall be paid to Associated within two business days after the date of entering into such agreement for an Acquisition Transaction and if such fee becomes payable under the circumstances described in clause (ii) above, it shall be paid to Associated within two business days of termination of this Agreement.

      SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

      SECTION 8.04. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE IX
                               GENERAL PROVISIONS

      SECTION 9.01. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to
Article VIII, except that the agreements set forth in Article I shall survive the Effective Time indefinitely and those set forth in Sections 4.03(b), 4.05, 5.02(b), 6.07, 6.08, 8.02 and Article IX hereof shall survive termination indefinitely.

      SECTION 9.02. Disclosure Schedules. The schedules and information set forth in the Disclosure Schedules specifically refer to the Section (and paragraph, if applicable) of this Agreement to which such schedule and information is responsive. The Disclosure Schedules shall not vary, change or alter the literal meaning of the representations and warranties of the parties contained in this Agreement, other than creating exceptions thereto which are directly responsive to the language of the representations and warranties contained in this Agreement.

      SECTION 9.03. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) and shall be effective upon receipt:

            (a) If to Associated:

                       Associated Banc-Corp
                       112 North Adams Street
                       P.O. Box 13307
                       Green Bay, WI 54307-3307
                       Telecopier: (920) 433-3261
                       Attention:    Brian R. Bodager
                                     Chief Administrative Officer

                With a copy to:

                       Reinhart, Boerner, Van Deuren,
                       Norris & Rieselbach, s.c.
                       1000 North Water Street, Suite 2100
                       Milwaukee, WI 53202
                       Telecopier:  (414) 298-8097
                       Attention:    Richard W. Graber, Esq.

            (b) If to Company:

                       Riverside Acquisition Corp.
                       2655 Campus Drive
                       Plymouth, Minnesota 55441-2657
                       Telecopier:  (612) 559-7100
                       Attention: Gwen Stanley, Senior Vice President

                with a copy to:

                       Kaplan, Strangis and Kaplan, P.A.
                       5500 Norwest Center
                       90 South Seventh Street
                       Minneapolis, MN 55402
                       Telecopier:  (612) 375-1143
                       Attention:  James C. Melville, Esq.

      SECTION 9.04. Certain Definitions. For purposes of this Agreement, the term:

            (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the Company (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

            (b) "beneficial owner" with respect to any Shares, means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, [a] the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warranties or options, or otherwise, or [b] the right to vote pursuant to any agreement, arrangement or understanding, (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purposes of requiring, holding, voting or disposing of any Shares or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

            (c) "business day" means any day other than a day on which banks in Wisconsin are required or authorized to be closed;

            (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise; and

            (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the "Exchange Act).

      SECTION 9.05. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 9.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

      SECTION 9.07. Entire Agreement. This Agreement together with the Disclosure Schedules and Exhibits hereto and the Confidentiality Agreement dated January 15, 1999 between the Company and Associated constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

      SECTION 9.08. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Associated may assign all or any of its rights hereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder and the assignee agrees to be bound by the terms and conditions of this Agreement including the requirement of conversion and delivery of shares of Associated Common Stock pursuant to Section 1.06 hereof.

      SECTION 9.09. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for the right to receive the consideration payable pursuant to Article I and the right to indemnification under Section 6.08.

      SECTION 9.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

      SECTION 9.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      IN WITNESS WHEREOF, Associated and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                               ASSOCIATED BANC-CORP

                               By:     /s/ H. B. Conlon
                                  ---------------------------------------------
                               Name:  H. B. Conlon
                               Title: Chairman, and Chief Executive Officer


                               RIVERSIDE ACQUISITION CORP

                               By:     /s/ David E. Cleveland
                                  ---------------------------------------------
                               Name:        David E. Cleveland
                               Title:       President

                                                                     EXHIBIT A-1


                 FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER


            This First Amendment to Agreement and Plan of Merger dated as of June 24, 1999 between ASSOCIATED BANC-CORP., a Wisconsin corporation ("Associated") and RIVERSIDE ACQUISITION CORP., a Minnesota corporation ("Company").

                                    RECITALS

            A. Associated and the Company are parties to an Agreement and Plan of Merger dated March 10, 1999 (the "Agreement").

            B. Associated and the Company desire to amend the Agreement in the manner set forth below.

                                   AGREEMENTS

            In consideration of the foregoing and the mutual covenants and agreements contained herein and in the Agreement, and intending to be legally bound hereby, Associated and the Company hereby agree as follows:

            1. Amendment of Seventh Recital. The seventh recital of the Agreement is hereby amended to read as follows:

            WHEREAS, Associated and the Company intend to effect a merger that qualifies as a tax free reorganization under the Internal Revenue Code of 1986, as amended (the "Code").

            2. Amendment of Section 2.23. Section 2.23 of the Agreement is hereby amended to read as follows:

            SECTION 2.23. Tax Matters. To the knowledge of the Company, neither the Company nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

            3. Amendment of Section 3.14. Section 3.14 of the Agreement is hereby amended to read as follows:

            SECTION 3.14. Tax Matters. To the knowledge of Associated, neither Associated nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

            4. Amendment of Section 4.02(j)(x). Section 4.02(j)(x) of the Agreement is hereby amended to read as follows:

            (x) incur or pay legal or accounting, broker or investment banking fees in connection with the transaction comtemplated hereby in excess of an aggregate of $325,000; or

            5. Amendment of Section 4.04. Section 4.04 of the Agreement is hereby amended to read as follows:

            SECTION 4.04. Affiliates; Tax Treatment. Within thirty (30) days after the date of this Agreement, (a) the Company shall deliver to Associated a letter identifying all persons who are then "affiliates" of the Company, including, without limitation, all directors and executive officers of the Company for purposes of Rule 145 promulgated under the Securities Act and (b) the Company shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and shall use reasonable efforts to obtain from each person identified in such letter a written agreement substantially in the form attached hereto as Exhibit 4.04, as amended. The Company shall use reasonable efforts to obtain from any person who becomes an affiliate of the Company after the Company's delivery of the letter referred to above, and on or prior to the Effective Time, the written agreement substantially in the form attached hereto as Exhibit 4.04, as amended, as soon as practicable after attaining such status. The Company will use its reasonable best efforts to cause the Merger to qualify as a reorganization under Section 368(a)(1)(A) of the Code.

            6. Amendment of Section 5.03. Section 5.03 of the Agreement is hereby amended to read as follows:

            SECTION 5.03. Tax Treatment. Associated will use its reasonable best efforts to cause the Merger to qualify as a reorganization under
            Section 368(a)(1)(A) of the Code.

            7. Deletion of Section 7.02(g). Section 7.02(g) of the Agreement is hereby deleted in its entirety.

            8. Amendment of Section 7.02(h). Section 7.02(h) of the Agreement is hereby amended to read as follows:

            (h) Affiliate Agreements. Associated shall have received from each person who is identified in the affiliate letter as an "affiliate" of the Company a signed affiliate agreement in the form attached hereto as Exhibit 4.04, as amended.

            9. Amendment of Section 8.01(a). The dates referenced in sections 8.01(a)(iv), (vi), (vii) and (viii) of the Agreement are hereby changed from "December 10, 1999" to "October 25, 1999."

            10. Amendment to Exhibit 4.04. Exhibit 4.04 is amended to read in the form attached.

            11. Full Force and Effect. All remaining provisions of the Agreement remain unchanged and in full force and effect.

            12. Counterparts. This First Amendment to Agreement and Plan of Merger may be executed in counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.

                            [Signature page follows]

      IN WITNESS WHEREOF, Associated and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                               ASSOCIATED BANC-CORP

                               By:     /s/  H. B. Conlon
                                  ---------------------------------------------
                               Name:  H. B. Conlon
                               Title: Chairman, and Chief Executive Officer


                               RIVERSIDE ACQUISITION CORP

                               By:     /s/  David E. Cleveland
                                  ---------------------------------------------
                               Name:        David E. Cleveland
                               Title:       President

                                                                       EXHIBIT B

                 SECTIONS 302A.471 AND 302A.473 OF THE MINNESOTA
             BUSINESS CORPORATION ACT - DISSENTERS' APPRAISAL RIGHTS

302A.471.         Rights of dissenting shareholders.

         Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

         (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

         (1) alters or abolishes a preferential right of the shares;

         (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including provision respecting a sinking fund for the redemption or repurchase of the shares;

         (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

         (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

         (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

         (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

         (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

         (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

        Subdivision 2. Beneficial owners. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

         (b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

         Subdivision 3. Rights not to apply. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

         (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

         Subdivision 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.


302A.473.         Procedures for asserting dissenters' rights.

         Subdivision 1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

         (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

         (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

         (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section
549.09 for interest on verdicts and judgments.

         Subdivision 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

         Subdivision 3. Notice of dissent. If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

         Subdivision 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

         (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

         (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

         (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

         (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

         (b) in order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

         Subdivision 5. Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

         (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

         (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

         (3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

         (b) The corporation may withhold the remittance described in paragraph
(a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a) a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

         (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

         Subdivision 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

         Subdivision 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of 180 civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

         Subdivision 8. Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

         (b) If the court finds that the corporation has failed to Comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

         (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                                                                       Exhibit C

                  RIVERSIDE ACQUISITION CORP. AND SUBSIDIARIES

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATION

                             SELECTED FINANCIAL DATA
               (AMOUNTS IN THOUSANDS EXCEPT SHARE AND RATIO DATA)

                                            As of and for the three
                                                 months ended            As of and for the year ended
                                                   March 31,                     December 31,
                                            -----------------------  -------------------------------------
                                              1999*          1998*     1998          1997           1996
                                            --------       --------  ---------     ---------     ---------
Income statement data:
   Interest Income                          $  6,201       $  6,000  $  25,075     $  21,618     $  16,363
   Interest expense                            1,891          2,068      8,284         7,325         5,031
   Net Interest Income                         4,310          3,932     16,791        14,293        11,332

   Provision for loan losses                     190            250        974         1,425           991
   Other income                                  807            856      3,302         2,871         2,611
   Other expenses                              2,754          2,516     12,320         9,496         7,938
           Income before income taxes          2,173          2,023      6,798         6,243         5,014
   Income tax expense                            856            859      2,903         2,644         2,175
   Minority interest in consolidated              --             (1)        (5)           (9)          (15)
   earnings
           Net income                          1,316          1,162      3,890         3,589         2,824

Per common share data:
   Net income per share
          Basic and diluted                 $  52.65       $  46.49  $  155.61      $ 143.57    $   112.97

   Weighted average shares outstanding
          Basic and diluted                   25,000         25,000     25,000        25,000        25,000

Cash dividends per share                          --             --         --            --            --



                                                   March 31,                     December 31,
                                            -----------------------  -------------------------------------
                                              1999*          1998*     1998          1997           1996
                                            --------       --------  ---------     ---------     ---------
Balance sheet data:
   Total assets                             $335,550       $316,667  $ 339,455     $ 292,392     $ 248,892
   Loans, gross                              241,867        203,965    233,276       200,682       159,784
   Allowance for loan losses                   4,586          3,906      4,400         3,650         2,400
   Total deposits                            297,807        284,199    302,834       261,400       223,673
   Stockholders' equity                       24,994         20,860     23,669        19,641        15,853

* Unaudited

Management's Discussion and Analysis of Financial Condition and Results of Operations of Riverside Acquisition Corp. and its subsidiaries (the "Company") is intended as a review of significant factors affecting the Company's consolidated results of operations for the three months ended March 31, 1999 and 1998 and for the three-year period ended December 31, 1998 and the Company's consolidated financial condition as of March 31, 1999 and December 31, 1998 and 1997. This Discussion and Analysis should be read in conjunction with the Consolidated Financial Statements including the accompanying notes and the Selected Financial Data presented elsewhere in this Proxy Statement/ Prospectus.


                         CHANGES IN FINANCIAL CONDITION

Total Company assets at year end 1998 were $339,455,000. During 1998, assets increased by $47,063,000 or 16.1%. Slightly more than two-thirds of the increase was attributable to the growth in gross loans, which increased by $32,594,000 or 16.2% to $233,276,000 in 1998. The loan growth was primarily due to increased commercial real estate lending activity. During 1998 commercial real estate loans increased by $19,879,000 or 29.1% to $88,138,000.

28% of the total asset growth was attributable to growth in the Company's available for-sale securities holdings. During 1998 total securities increased by $13,184,000 or 27.1% to $61,884,000 as of December 31, 1998. Holdings of
corporate bonds and notes increased by $17,575,000, of which $11,956,000 was attributable to increases in holdings of short-term commercial paper which were acquired to fund anticipated seasonal deposit withdrawals after the 1998 year-end. Holdings of municipal bonds increased by $3,624,000 in 1998. Aggregate holdings of US Treasuries, US government agency notes and bonds, and US government agency mortgage-backed securities declined by $8,014,000 in 1998.

During 1998 non-earning assets increased by $5,049,000 to $34,600,000. Cash and cash equivalents increased by $2,959,000 to $22,110,000 during the period. Premises and equipment increased by $443,000 which reflected the assets acquired with the opening of the Plymouth location. Deferred taxes increased by $1,083,000 which principally reflected the deferred tax component of the increase in the accrued liability for the Company's phantom stock plan.

The increase in assets was primarily funded by an increase in total deposits. Total deposits increased from $261,400,000 at December 31, 1997 to $302,834,000 at December 31, 1998, an increase of $41,434,000 or 15.9%. Non-interest bearing demand deposits increased by $15,372,000 or 14.3% to $122,816,000. The majority of the increase was in commercial demand deposit accounts. Interest bearing deposit accounts increased by $26,062,000 or 16.9% to $180,018,000. Historically, the Company's deposits grow significantly during the last two months of the year. Of the $302,834,000 on deposit at year-end 1998, management estimates that approximately $10,000,000 was due to the seasonal upswing of deposit balances at year-end.

During 1998 other liabilities increased by $1,618,000. Within this category, short-term borrowings decreased by $994,000 of which $500,000 reflected a payment on a note from the Company to another financial institution. The largest component of the increase in other liabilities was an increase of $2,201,000 in the accrued liability under the Company's phantom stock plan.

Stockholders' equity increased by $4,028,000 to $23,669,000 as of December 31, 1998 as a result of increases of $3,890,000 in net income and $138,000 in accumulated other comprehensive income. No dividends were declared or paid.

During the period from December 31, 1998 to March 31, 1999, total Company assets declined by $3,905,000 or 1.2% to $335,550,000. During this period, net loans increased by $8,406,000, investments declined by $11,058,000, and deposits declined by $5,028,000. The decline in deposits was anticipated due to approximately $10,000,000 in expected withdrawals related to the seasonal upswing of deposits at year-end 1998. Management anticipated the decline in deposits and in late 1998 had invested in short-term securities to fund the anticipated cash outflows.

The increase in loan balances was predominantly in commercial and commercial real estate loans which increased by $5,626,000 or 5.3% and $4,442,000 or 5.0%, respectively, from December 31, 1998 to March 31, 1999.

The decline in investments of $11,058,000 was from maturing commercial paper and from principal paydowns on mortgage backed securities.

The decline in deposits during the first quarter of 1999 was primarily from a decrease in interest bearing deposits of $4,846,000 or 2.7%. NOW and money market accounts declined by $3,610,000, jumbo certificates of deposits declined by $3,696,000, and other time deposits increased by $2,006,000.

Stockholders equity increased by $1,325,000 from December 31, 1998 to March 31, 1999. The increase came from $1,316,000 of net income and the remainder from the change in other comprehensive income. No dividends were declared or paid.


                RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED
       MARCH 31, 1999 COMPARED WITH THE THREE MONTHS ENDED MARCH 31, 1998

Net income for the three months ended March 31, 1999 totaled $1,316,000, an increase of $154,000 or 13.3%. over the same three month period in 1998. The increase resulted primarily from an increase in net interest income and a lower loan loss provision offset by an increase in operating expenses.

Net interest income increased by $378,000 or 9.6%. The increase was divided between an increase in interest income of $200,000 and a decrease in interest expense of $177,000. Although the yield on loans declined by 86 basis points, the yield on interest bearing liabilities declined by 58 basis points and the loan to deposit ratio improved from an average of 76.6% to 81.3% and the ratio of average non-interest bearing deposits to average total deposits improved from 36.9% to 39.5%. The result was only a minor reduction in the net interest margin from 5.97% to 5.93% for the three month period ending March 31, 1998 and the three month period ending March 31, 1999, respectively.

The balance in the allowance for loan losses is based on management's evaluation of the loan portfolio. The adequacy of the allowance for loan losses is based on an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible which includes an evaluation based on prior loss experience, changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. During the three months ended March 31, 1999, net charge-offs totaled $4,000, an increase of $10,000 over net recoveries of $6,000 during the same period of 1998. Loan loss provisions in the three months ended March 31, 1999 totaled $190,000 and were made primarily to support loan growth.

Other income for the three months ended March 31, 1999 totaled $807,000 and was $49,000 less than during the same period of 1998. Income from premiums received on SBA loan sales were $63,000 less in the first quarter of 1999 as compared to the same period in 1998.

Operating expenses increased by $238,000 or 9.5% for the first three months of 1999 compared to the same period in 1998. Increases were seen in all three expense categories as salaries and employee benefits increased by $40,000 or 2.6%, occupancy expenses increased by $71,000 or 18.3%, and other expenses increased by $128,000 or 21.9%. The significant increase in occupancy expenses is primarily related to the additional expenses from opening the Plymouth office in February, 1998.

Income tax expense declined by $3,000 in the first three months of 1999 as compared to the same period in 1998. The decline was due to a lower tax rate at the subsidiary bank level as a result of an increase in non-taxable municipal bond holdings.


                    RESULTS OF OPERATIONS FOR THE YEARS ENDED
                        DECEMBER 31, 1998, 1997, AND 1996

Net income for 1998 totaled $3,890,000, an increase of $301,000 or 8.4% over the $3,589,000 earned in 1997. Net income in 1997 was $3,589,000 or a 27% increase ($765,000) over $2,824,000 for 1996. Net income per common stock share was $155.61 per share for 1998 compared to $143.57 per share for 1997 and $112.97 per share for 1996.

The increases in net income for 1998 and 1997 were largely due to the growth in earnings of the Company's subsidiary bank. Those earnings increased by $953,000 or 18.6% to $6,072,000 in 1998 and increased by $1,187,000 or 30.2% to
$5,119,000 from $3,932,000 in 1996 primarily as a result of asset growth.

Net interest income increased $2,498,000 or 17.5% to $16,791,000 in 1998 compared to $14,293,000 in 1997. The 1997 total represented an increase of $2,961,000 or 26.1% compared to 1996 net interest income of $11,332,000.

The Company's net interest margin declined to 5.98% in 1998 from 6.13% in 1997 and 6.44% in 1996. Management believes that the Company's net interest margin compares very favorably to the net interest margins of similarly situated financial institutions. The favorable net interest margin is largely a result of the Company's deposit composition. Non-interest bearing deposits constituted 40.6%, 41.1% and 43.8% of total deposits at December 31, 1998, 1997 and 1996, respectively. The decline in the net interest margin in 1998 is primarily the result of declining interest rates during the latter part of the year and competitive pressures to lower loan interest rates. During 1998, approximately 78% of total gross loans were variable rate loans that reprice immediately when the prime rate changes. The prime rate decreased by 75 basis points between September and November of 1998. Starting in 1997 and through 1998, the subsidiary Bank was experiencing competitive pressure to lower loan interest rates and to provide fixed rate loans. As a result the overall loan yield declined to 9.38% as of December 1998 compared to 10.15% as of December 1997 and 10.54% as of December 1996. The competitive pressure on loan rates also resulted in numerous payoffs on loans. The loan-to-deposit ratio averaged 76.2% in 1998 compared to 79.2% in 1997 and 76.1% in 1996. Contributing to the decline in the net interest margin in 1997 as compared to 1996, were a decrease in loan fees as a percentage of gross loans from .57% in 1996 to .48% in 1997, a decrease in the non-interest bearing to total deposit ratio from an average of 40.8% in 1996 to 37.9% in 1997, and an increase in the average yield on interest bearing deposits from 4.24% in 1996 to 4.50% in 1997. Market pressure to increase deposit rates was the largest contributing factor to the higher deposit yield. The net interest margin for the subsidiary Bank for the month of December 1998 was 5.88% compared to 6.12% for the month of December 1997 and 6.56% for the month of December 1996.

The allowance for loan losses is based on management's evaluation of the loan portfolio. The adequacy of the allowance for loan losses is based on an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible. Management's review includes an evaluation of prior loss experience, changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. During 1998, net charge-offs totaled $224,000, an increase of $49,000 over 1997 net charge-offs of $175,000. Net charge-offs in 1997 were $316,000 less than 1996 net charge-offs of $491,000. As a percentage of average gross loans, net charge-offs represented .11%, .10%, and .36% of average gross loans for 1998, 1997, and 1996, respectively.

The provisions for loan losses during 1998 aggregated $974,000 compared to $1,425,000 during 1997. The provisions for loan losses in 1997 were $434,000 higher than 1996 aggregate provisions of $991,000. The loan loss provision represented .46%, .78% and .73% of average gross loans during 1998, 1997 and 1996, respectively. The higher provisions in 1997 were partially due to an increase in the amount reserved on SBA loans. Significant increases in gross loans also contributed to the higher loan loss provisions in 1997 and 1996. Gross loans increased by $32,594,000 in 1998 compared to increases of $40,886,000 in 1997 and $38,518,000 in 1996. The allowance for loan losses as a percentage of gross loans was 1.89% as of December 31, 1998 compared to 1.82% as of December 31, 1997 and 1.50% as of December 31, 1996. Management believes that the reserve is adequate to absorb any current or future losses in the loan portfolio.

In 1998, aggregate non-interest income increased by $431,000 or 15.0% to $3,302,000 from $2,871,000 in 1997. Non-interest income increased in 1997 by $259,000 or 9.9% from $2,611,000 in 1996. Non-interest income consists of two categories - 1) service charges and other fees and 2) other income. Service charge income and other fees increased by $115,000 or 6.8% in 1998 and by $100,000 or 6.3% in 1997. Other income increased by $316,000 or 26.7% in 1998 and by $152,000 or 14.8% in 1997. Premiums received on sales of SBA loans was the biggest contributing factor to the increase in other income.

Operating expenses increased by $2,824,000 or 29.7% to $12,320,000 in 1998 compared to $9,496,000 in 1997. Operating expenses in 1997 increased by $1,558,000 or 19.6% compared to $7,938,000 in 1996. The efficiency ratio (total operating expenses as a percentage sum of the net interest income plus non-interest income) for 1998, 1997, and 1996 was 61.3%, 55.3%, and 56.9%,
respectively.

Operating expenses consist of three categories - 1) salaries and employee benefits, 2) occupancy and 3) other expenses. Totals by category for 1998, 1997, and 1996, dollar change and percent increases were:

                          1998      $ Chg    % Chg     1997     $ Chg    % Chg    1996
                        -------    -------  -------   -------   -------  -------  -------
                        (000's)    (000's)            (000's)   (000's)           (000's)
Operating Expenses
   Salaries and         $ 7,989    $ 2,181     37.6%  $ 5,808   $ 1,343     30.1% $ 4,465
   Employee Benefits
   Occupancy              1,770        312     21.4%    1,458       113      8.4%   1,345
   Other Expenses         2,561        331     14.8%    2,230       102      4.8%   2,128
                        -------    -------  -------   -------   -------  -------  -------
      TOTAL             $12,320    $ 2,824     29.7%  $ 9,496   $ 1,558     19.6% $ 7,938

Salaries and employee benefit expenses of the parent company contributed significantly to the increases each year. Phantom Stock Plan expense, included in salaries and employee benefits, of $2,201,000, $1,050,000 and $318,000 was incurred in each of the years ended December 31, 1998, 1997 and 1996, respectively. Payments under the phantom stock plan will be due and payable upon completion of the merger and the plan thereafter will be terminated. Consequently phantom stock plan expenses will not be a recurring item after the transaction. Salaries and employee benefit expenses, excluding the phantom stock plan accrual, increased by $1,030,000 or 21.6% in 1998 as compared to 1997. Increases were primarily due to an increase in the number of full time equivalent employees when the Company's fifth banking location was opened in 1998. The increase was also attributable to an increase in base compensation and individual performance incentives. Salaries and employee benefit expenses, excluding the phantom stock plan accrual, increased by $611,000 or 14.7% in 1997 as compared to 1996.

The increase in occupancy and other expenses in 1998 is largely attributable to the addition of the Company's fifth banking location.

The income tax provision increased by $259,000 or 9.8% from 1997 to 1998 while the increase from 1996 to 1997 was $469,000 or 21.6%. The income tax provisions were reduced by a deferred tax benefit of

$880,000 in 1998, $420,000 in 1997, and $127,000 in 1996 related to the phantom stock plan expense accruals.


                         LIQUIDITY AND CAPITAL RESOURCES

The concept of liquidity comprises the ability of an enterprise to maintain sufficient cash flow to meet its needs and obligations on a timely basis. Bank liquidity is generally considered in terms of the nature and mix of the institution's sources and uses of funds. Bank liquidity is provided from several asset categories and from certain liability categories. The asset side of the balance sheet provides liquidity through maturities of investment securities and repayment of loans. Cash and amounts due from correspondent banks, although available on a short-term basis for liquidity, are not available for any extended period of time as the balances are used to meet operating needs and reserve requirements at the Federal Reserve Bank. Primary asset sources of liquidity are unpledged investment securities categorized as available for sale and Federal funds sold. These categories totaled approximately $57,115,000 as of March 31, 1999, $68,535,000 as of December 31, 1998 and $57,949,000 as of
December 31, 1997.

The liability side of the balance sheet provides liquidity through borrowing capabilities which includes increasing deposits and/or other liabilities. In past periods of strong loan demand, the Company has been successful in generating deposits through special rate promotions on certificates of deposit. The Company is also able to meet liquidity needs by borrowing on its established correspondent bank federal fund borrowing lines. As of March 31, 1999, the Company had available $22,000,000 in federal fund borrowing lines and had $22,000,000 and $19,500,000 available as of December 31, 1998 and December 31, 1997, respectively.

The Company's only plans for major capital expenditures in 1999 are the expansion of its operations facility. Expenditures for the expansion are budgeted at approximately $237,000.

The Company has unusual liquidity demands compared to the commercial banking industry generally as its primary customer base is comprised of commercial accounts who often carry balances that exceed the $100,000 FDIC insurance limit. Management estimates that approximately 40% of total deposits are uninsured. Commercial customers also have a relatively higher demand for lines of credit. Undrawn lines of credit totaled $69,535,000, $67,841,000 and $57,122,000 as of March 31, 1999, December 31, 1998 and December 31, 1997, respectively. Lines of credit include revolving lines of credit, non-revolving lines of credit, overdraft protection lines on checking accounts, and available credit on credit cards. Revolving lines of credit were drawn to approximately 53%, 54% and 51% of their maximum available balance as of March 31, 1999, December 31, 1998 and December 31, 1997, respectively. Other contingent liabilities included $9,020,000, $10,641,000 and $8,605,000 in outstanding letters of credit as of March 31, 1999, December 31, 1998 and December 31, 1997, respectively.

Management believes that, in the current economic environment, the Bank's liquidity position is adequate. The Company mitigates its liquidity risk through careful monitoring of significant balance deposit and loan customers. There are no known trends, nor any known demands (other than with respect to certain Year 2000 issues), commitments, events or uncertainties that will result or are reasonably likely to result in a material increase or decrease in the Bank's liquidity.

                              EFFECTS OF INFLATION


The Company's consolidated financial statements and notes thereto have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.


                                    YEAR 2000

An issue affecting the Company is whether its computer systems and applications will recognize and process the Year 2000 and beyond. The Company is currently in various stages of the assessment, remediation and internal testing of the systems affected by this issue.

Management believes that it is devoting the necessary resources to timely address all Year 2000 issues over which it has control and all mission critical systems have been tested for Year 2000 compliance. The Company is also monitoring the adequacy and progress of its customers, suppliers, and others. However, there is no assurance that the customers, suppliers and others will resolve their own Year 2000 compliance issues.

Management has implemented a comprehensive communication strategy with its customer in order to assure the customers' of the steps the Company has taken to by Year 2000 compliant. Through this strategy and through one on one contact with customers, the liquidity risk associated with the Year 2000 issues should be mitigated.

Costs related to the Year 2000 issues are being expensed during the period in which they occurred. The financial impact to the Company of implementing the systems changes necessary to become Year 2000 compliant has not been and is not anticipated to be material to its business, operations, financial condition, liquidity and capital resources. However, there are uncertainties as to the future costs associated with the Year 2000 which may affect the Company's expectations. Factors that could influence the amount and timing of future costs include the amount of remediation required to upgrade or replace each of the affected programs or systems, and the success of the Company's customers and suppliers.


                         REGULATORY CAPITAL REQUIREMENTS

The Federal Reserve Board, the Company's primary regulator, has adopted risk-based capital regulations which require the Company to maintain a risk based capital/asset ratio of at least 8%. The Company's capital ratios and those of the Bank exceed the minimum ratios required by their respective regulators. The FDIC and Department of Commerce for the State of Minnesota examine and regulate the Bank.

Management is not aware of any pending regulatory requirements or recommendations that, if enacted, would have a material adverse impact on the Company's capital, liquidity, or results of operations.

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

For each period ended shown, the allowance for loan losses has been allocated to the following categories in amounts deemed reasonably necessary to provide for the possibility of losses being incurred within each category of loans as of the dates indicated:

                              December 31, 1998                December 31, 1997                 December 31, 1996
                       ------------------------------------------------------------------ ---------------------------------
                                          Percent of                       Percent of                        Percent of
                                         loans in each                    loans in each                    loans in each
Balance at end of       Allowance for     category to    Allowance for     category to     Allowance for    category to
period applicable to:    loan losses      total loans     loan losses      total loans      loan losses     total loans
---------------------- ---------------- -------------------------------- ---------------- ---------------- ---------------
                           (000's)                          (000's)                           (000's)
Commercial loans           $2,016             45.3%        $1,980              48.9%           $1,601            55.1%
Commercial real
estate loans                1,265             37.8            861              34.0               383            27.4
SBA loans                     731              7.7            563               6.4               255             7.5
Consumer loans                388              9.2            246              10.7               161            10.0
                           ------            -----         ------             -----            ------           ------
         Total             $4,400            100.0         $3,650             100.0            $2,400           100.00%
                           ======            =====         ======             =====            ======           ======

                               December 31, 1995
                        --------------------------------
                                          Percent of
                                         loans in each
Balance at end of       Allowance for     category to
period applicable to:    loan losses      total loans
----------------------  --------------- ----------------
                           (000's)
Commercial loans           $1,239             55.5%
Commercial real
estate loans                  294             24.1
SBA loans                     217              8.0
Consumer loans                150             12.4
                           ------            -----
         Total             $1,900            100.0%
                           ======            =====

SUMMARY OF LOAN LOSS EXPERIENCE

                                                                   As of and for the year ended December 31,
                                                          -------------------------------------------------------
                                                            1998        1997        1996        1995        1994
                                                          --------    --------    --------    --------    --------
                                                                            (Amounts in thousands)
Loan balance at year end                                  $233,276    $200,682    $159,796    $120,911    $ 99,472
                                                          --------    --------    --------    --------    --------

Balance of allowance for loan losses at beginning of         3,650       2,400       1,900       1,600       1,300
period

Loans charged off:
         Commercial loans                                       96         166         285         188          72
         Commercial real estate loans                           21           7         122          16          --
         SBA loans                                              92         126         176         275           5
         Consumer and other loans                               54           6          28          56           4
                                                          --------    --------    --------    --------    --------

Total loans charged off                                        263         305         611         535          81
                                                          --------    --------    --------    --------    --------

Recoveries of loans previously charged off:
         Commercial loans                                       18          23          60          97          33
         Commercial real estate loans                           --          --          55          --          --
         SBA loans                                              19          11           3           6           3
         Consumer and other loans                                2          96           2           9           4
                                                          --------    --------    --------    --------    --------
Total recoveries                                                39         130         120         112          40
                                                          --------    --------    --------    --------    --------
Net loans charged off                                          224         175         491         423          41
                                                          --------    --------    --------    --------    --------

Additions to allowance for loan losses charged to              974       1,425         991         723         341
                                                          --------    --------    --------    --------    --------
         operating expense

Balance of allowance for loan losses at end of period     $  4,400    $  3,650    $  2,400    $  1,900    $  1,600
                                                          ========    ========    ========    ========    ========

Average loan balances for the year                        $212,768    $181,619    $135,569    $111,572    $ 93,578

Ratio of net charge-offs during period to average loans       0.11%       0.10%       0.36%       0.38%       0.04%


LOAN COMPOSITION

The following table summarizes the loan composition at the end of each period:

                                                           December 31,
                                   ------------------------------------------------------------
                                     1998         1997         1996         1995         1994
                                   --------     --------     --------     --------     --------
                                                      (Amounts in thousands)
Commercial loans                   $105,610     $ 98,114     $ 87,865     $ 67,118     $ 54,812
Commercial real estate loans         88,138       68,259       43,857       29,147       21,083
SBA loans                            18,087       12,834       12,056        9,651        7,429
Consumer and other loans             21,441       21,475       16,018       14,995       16,148
                                   --------     --------     --------     --------     --------
                                   $233,276     $200,682     $159,796     $120,911     $ 99,472
Less:  allowance for loan losses      4,400        3,650        2,400        1,900        1,600
                                   --------     --------     --------     --------     --------
Loans, net                         $228,876     $197,032     $157,396     $119,011     $ 97,872
                                   ========     ========     ========     ========     ========

LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES AS OF DECEMBER 31, 1998

The following table summarizes the first available repricing period of the loan principal balances outstanding, including loans held for sale, as of December 31, 1998:

                                                                                 LOAN REPRICING PERIOD
                                                                                 ---------------------

                                                                                   After 1
                                                                    1 year         through       After 5
                                                                   or less         5 years         years        Total
                                                                   --------        -------       -------       --------
                                                                                (Amounts in thousands)
Fixed rate maturities
      Commercial  loans including SBA                              $ 10,896        $ 9,955       $   227       $ 21,078
      Real estate loans including commercial, consumer, and SBA       7,846         11,996         3,903         23,745
      Consumer loans and other                                        2,920          1,149           344          4,413
                                                                   --------        -------       -------       --------
         Subtotal fixed rate loans                                   21,662         23,100         4,474         49,236

Variable rate loans                                                 183,443             --            --        183,443
                                                                   --------        -------       -------       --------

Subtotal fixed and variable rate loans                              205,105         23,100         4,474        232,679

Nonaccrual loans                                                      1,275             22            --          1,297
                                                                   --------        -------       -------       --------

Total loans                                                        $206,380        $23,122       $ 4,474       $233,976
                                                                   ========        =======       =======       ========

PAST DUE AND NONPERFORMING LOANS AND ASSETS

The following table reflects as of the periods ended the aggregate amounts of loans past due and nonperforming:

                                                                       December 31,
                                                     --------------------------------------------------
                                                      1998       1997       1996       1995       1994
                                                     ------     ------     ------     ------     ------
                                                                   (Amounts in thousands)
Loans, excluding restructured loans:
      Loans contractually past due over 90 days      $   57     $    3     $    3     $  465     $  137
      Nonaccrual loans                                1,265        813        465        553        215
Restructured loans not in compliance with terms:
      Loans contractually past due 30 - 89 days          --         --         --          1         --
      Loans contractually past due over 90 days          --         --         --         --         --
      Nonaccrual loans                                   32         39        120         --         --
Other real estate owned                                 414         --         --         --         --
                                                     ------     ------     ------     ------     ------
           Total                                     $1,768     $  855     $  588     $1,019     $  352
                                                     ======     ======     ======     ======     ======

If interest on the nonaccrual loans had been earned, such income would have approximated $68,000, $48,000, and $61,000 for the years ended December 31, 1998, 1997 and 1996.

Loans are normally placed on non-accrual status when they become contractually past due 90 days or more as to interest or principal payments. Previously accrued and uncollected interest on such loans is reversed, and income is recorded only to the extent that interest payments are substantially received in cash and a determination has been made that the principal balance of the loan is collectible. If collectibility of the principal is in doubt, payments received are applied to loan principal.

                           RIVERSIDE ACQUISITION CORP.
                                 AND SUBSIDIARY


                          CONSOLIDATED FINANCIAL REPORT


                           DECEMBER 31, 1998 AND 1997

                                    CONTENTS

-----------------------------------------------------------------------
INDEPENDENT AUDITOR'S REPORT                                      C-13
-----------------------------------------------------------------------
FINANCIAL STATEMENTS

   Consolidated balance sheets                                    C-14

   Consolidated statements of income                              C-15

   Consolidated statements of stockholders' equity                C-16

   Consolidated statements of cash flows                          C-18

   Notes to consolidated financial statements              C-19 - C-34
-----------------------------------------------------------------------

                          INDEPENDENT AUDITOR'S REPORT

To the Audit Committee and
    the Board of Directors
Riverside Acquisition Corp. and Subsidiary
Minneapolis, Minnesota

We have audited the accompanying consolidated balance sheets of Riverside Acquisition Corp. and Subsidiary as of December 31, 1998 and 1997, and the consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Riverside Acquisition Corp. and Subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period December 31, 1998, in conformity with generally accepted accounting principles.



St. Paul, Minnesota
January 21, 1999, except Note 16, as to which the date is March 10, 1999

RIVERSIDE ACQUISITION CORP. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

                                                                           MARCH 31,               December 31
                                                                             1999         -----------------------------
ASSETS                                                                    (UNAUDITED)         1998             1997
------------------------------------------------------------------       ------------     ------------     ------------
Cash and cash equivalents (Notes 2 and 10)                               $ 21,845,594     $ 22,110,341     $ 19,151,459
Certificates of deposit                                                        95,000           95,000          392,000
Available-for-sale securities (Note 3)                                     50,825,293       61,883,746       48,699,374
Federal funds sold (Note 10)                                               12,775,000       13,300,000       14,500,000
Loans held for sale (Note 4)                                                  811,875          700,163        2,216,624
Loans, net (Notes 5, 10, and 12)                                          237,281,484      228,875,895      197,032,372
Premises and equipment, net (Note 6)                                        2,468,835        2,490,692        2,047,992
Deferred income taxes (Note 8)                                              3,310,878        3,268,586        2,186,010
Accrued interest receivable and other assets                                2,519,298        2,997,604        1,967,145
Cost in excess of net assets acquired, net                                  3,616,589        3,732,977        4,198,530
                                                                         ============     ============     ============
                                                                         $335,549,846     $339,455,004     $292,391,506
                                                                         ============     ============     ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
    Deposits (Notes 3 and 7):
       Noninterest-bearing                                               $122,633,761     $122,815,861     $107,443,367
       Interest-bearing                                                   175,172,884      180,018,400      153,956,406
                                                                         ------------     ------------     ------------
                  TOTAL DEPOSITS                                          297,806,645      302,834,261      261,399,773

Short-term borrowings (Note 9)                                              6,369,396        6,694,269        7,688,741
Accrued interest payable and other liabilities (Notes 8 and 11)             6,380,152        6,235,899        3,623,544
                                                                         ------------     ------------     ------------
                  TOTAL LIABILITIES                                       310,556,193      315,764,429      272,712,058
                                                                         ------------     ------------     ------------

Commitments, Contingencies, and Credit Risk (Note 10)

Minority Interest in Subsidiary                                                    --           21,481           38,777
                                                                         ------------     ------------     ------------

Stockholders' Equity (Note 13)
    Common stock, par value $1 per share; 100,000 shares authorized;
    25,000 issued and outstanding                                              25,000           25,000           25,000
Additional paid-in capital                                                 10,393,550       10,393,550       10,393,550
Retained earnings                                                          14,286,274       12,970,038        9,079,868
Accumulated other comprehensive income                                        288,829          280,506          142,253
                                                                         ------------     ------------     ------------
                  TOTAL STOCKHOLDERS' EQUITY                               24,993,653       23,669,094       19,640,671
                                                                         ============     ============     ============
                                                                         $335,549,846     $339,455,004     $292,391,506
                                                                         ============     ============     ============

See Notes to Consolidated Financial Statements.

RIVERSIDE ACQUISITION CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

                                                          Three Months Ended March 31
                                                                  (Unaudited)                     Years Ended December 31
                                                         -----------------------------  ----------------------------------------
                                                             1999             1998          1998          1997          1996
-------------------------------------------------------  ------------     ------------  ------------  ------------  ------------
Interest income:
   Loans                                                 $  5,422,346     $  5,098,818  $ 21,263,717  $ 18,657,696  $ 14,013,082
   Certificates of deposit                                      1,523            3,682         9,855        33,545        13,335
   Securities                                                 719,045          683,641     3,059,782     2,512,668     1,869,667
   Federal funds sold                                          57,611          214,172       741,738       413,640       467,015
                                                         ------------     ------------  ------------  ------------  ------------
                                                            6,200,525        6,000,313    25,075,092    21,617,549    16,363,099
                                                         ------------     ------------  ------------  ------------  ------------
Interest expense:
   Deposits                                                 1,772,496        1,923,153     7,737,985     6,436,368     4,501,169
   Short-term borrowings                                      118,192          144,993       546,222       888,260       529,524
                                                         ------------     ------------  ------------  ------------  ------------
                                                            1,890,688        2,068,146     8,284,207     7,324,628     5,030,693
                                                         ------------     ------------  ------------  ------------  ------------

         NET INTEREST INCOME                                4,309,837        3,932,167    16,790,885    14,292,921    11,332,406

Provision for loan losses (Note 5)                            190,000          250,000       974,479     1,424,921       990,726
                                                         ------------     ------------  ------------  ------------  ------------
         NET INTEREST INCOME AFTER PROVISION FOR LOAN
           LOSSES                                           4,119,837        3,682,167    15,816,406    12,868,000    10,341,680
                                                         ------------     ------------  ------------  ------------  ------------

Other income:
   Service charges and other fees                             406,903          465,863     1,803,225     1,688,265     1,588,161
   Securities gains (losses), net                                  --               --            --            --        (6,776)
   Other income                                               400,050          390,253     1,498,804     1,182,501     1,030,059
                                                         ------------     ------------  ------------  ------------  ------------
                                                              806,953          856,116     3,302,029     2,870,766     2,611,444
                                                         ------------     ------------  ------------  ------------  ------------
Other expenses:
   Salaries and employee benefits (Note 11)                 1,584,986        1,545,151     7,989,611     5,808,431     4,464,613
   Occupancy expenses                                         459,209          388,046     1,769,887     1,458,105     1,345,044
   Other expenses                                             709,958          582,405     2,560,697     2,229,453     2,128,426
                                                         ------------     ------------  ------------  ------------  ------------
                                                            2,754,153        2,515,602    12,320,195     9,495,989     7,938,083
                                                         ------------     ------------  ------------  ------------  ------------

         INCOME BEFORE INCOME TAX EXPENSE AND MINORITY
           INTEREST IN EARNINGS OF SUBSIDIARY               2,172,637        2,022,681     6,798,240     6,242,777     5,015,041

Income tax expense (Note 8)                                   856,401          859,371     2,903,211     2,644,289     2,175,414
                                                         ------------     ------------  ------------  ------------  ------------
         INCOME BEFORE MINORITY INTEREST IN EARNINGS OF
           SUBSIDIARY                                       1,316,236        1,163,310     3,895,029     3,598,488     2,839,627

Minority interest in earnings of subsidiary                        --           (1,164)       (4,859)       (9,214)      (15,358)
                                                         ------------     ------------  ------------  ------------  ------------
         NET INCOME                                      $  1,316,236     $  1,162,146  $  3,890,170  $  3,589,274  $  2,824,269
                                                         ============     ============  ============  ============  ============

Earnings per share, basic and diluted                    $      52.65     $      46.49  $    155.61   $     143.57  $     112.97
                                                         ============     ============  ============  ============  ============


See Notes to Consolidated Financial Statements.

RIVERSIDE ACQUISITION CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

                                                                                     Common Stock
                                                            Comprehensive      -------------------------
                                                                Income           Shares        Par Value
--------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                                                          25,000     $  25,000
     Net income                                               $ 2,824,269               --            --
     Net change in unrealized gain (loss) on available-
       for-sale securities (Note 3)                              (135,624)              --            --
                                                              -----------
           COMPREHENSIVE INCOME                               $ 2,688,645
                                                              ===========      -----------     ---------
Balance, December 31, 1996                                                          25,000        25,000
     Net income                                               $ 3,589,274               --            --
     Net change in unrealized gain (loss) on available-
     for-sale securities (Note 3)                                 198,209               --            --
                                                              -----------
           COMPREHENSIVE INCOME                               $ 3,787,483
                                                              ===========      -----------     ---------
Balance, December 31, 1997                                                          25,000        25,000
     Net Income                                               $ 3,890,170               --            --
     Net change in unrealized gain (loss) on
       available-for-sale securities (Note 3)                     138,253               --            --
                                                              -----------
           COMPREHENSIVE INCOME                               $ 4,028,423
                                                              ===========      -----------     ---------
Balance, December 31, 1998                                                          25,000        25,000
     Net income (unaudited)                                   $ 1,316,236               --            --
     Net change in unrealized gain (loss) on
       available-for-sale securities (Note 3) (unaudited)           8,323               --            --
                                                              -----------
           COMPREHENSIVE INCOME                               $ 1,324,559
                                                              ===========      -----------     ---------
Balance, March 31, 1999 (unaudited)                                                 25,000     $  25,000
                                                                               ===========     =========

See Notes to Consolidated Financial Statements.

                                           Accumulated
          Additional                          Other
            Paid-In          Retained     Comprehensive
            Capital          Earnings     Income (Note 3)        Total
          ------------     ------------     ------------      ------------
          $ 10,393,550     $  2,666,325     $     79,668      $ 13,164,543
                    --        2,824,269               --         2,824,269

                    --               --         (135,624)         (135,624)

          ------------     ------------     ------------      ------------
            10,393,550        5,490,594          (55,956)       15,853,188
                    --        3,589,274               --         3,589,274
                    --               --          198,209           198,209

          ------------     ------------     ------------      ------------
            10,393,550        9,079,868          142,253        19,640,691
                    --        3,890,170               --         3,890,170

                    --               --          138,253           138,253

          ------------     ------------     ------------      ------------
            10,393,550       12,970,038          280,506        23,669,094
                    --        1,316,236               --         1,316,236
                    --               --            8,323             8,323

          ============     ============     ============      ============
          $ 10,393,550     $ 14,286,274     $    288,829      $ 24,993,653
          ============     ============     ============      ============

RIVERSIDE ACQUISITION CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       Three Months Ended March 31
                                                               (Unaudited)                     Years Ended December 31
                                                      ------------------------------  ------------------------------------------
                                                          1999              1998          1998           1997           1996
-------------------------------------------------     ------------      ------------  ------------   ------------   ------------
Cash Flows From Operating Activities
   Net income                                         $  1,316,236      $  1,162,146  $  3,890,170   $  3,589,274   $  2,824,269
   Adjustments to reconcile net income to net
     cash provided by (used in) operating
     activities:
     Net amortization and accretion of bond                (34,691)          (18,058)     (204,029)       (35,545)       (80,033)
     premiums and discounts
   Net (increase) decrease in loans held for sale         (111,712)        1,571,628     1,516,461     (1,956,502)       492,340
   Provision for loan losses                               190,000           250,000       974,479      1,424,921        990,726
   Depreciation                                            176,403           137,489       637,569        583,728        539,072
   Amortization                                            116,388           116,388       465,553        465,553        409,956
   Deferred income taxes                                   (42,292)          (88,030)   (1,174,722)      (940,745)      (399,586)
   Other                                                   140,275           407,476     1,564,490        592,848        616,549
                                                      ------------      ------------  ------------   ------------   ------------
         NET CASH PROVIDED BY (USED IN) OPERATING
           ACTIVITIES                                    1,750,607         3,539,039     7,669,971      3,723,532      5,393,293
                                                      ------------      ------------  ------------   ------------   ------------

Cash Flows From Investing Activities
   Net (increase) decrease in certificates of                   --           198,000       297,000        198,000       (495,000)
   deposit
   Cash flows from securities (Note 14)                 11,093,144        (2,866,219)  (12,749,974)   (10,229,137)    (9,785,717)
   Net (increase) decrease in federal funds sold           525,000        (6,100,000)    1,200,000     (1,850,000)    (2,175,000)
   Net (increase) decrease in loans                     (8,595,589)       (3,276,809)  (32,818,000)   (41,061,496)   (39,460,746)
   Purchases of premises and equipment                    (154,546)         (688,648)   (1,087,392)      (751,606)      (461,420)
   Proceeds from sales of premises and equipment                --                --         7,123         19,066         25,946
                                                      ------------      ------------  ------------   ------------   ------------
         NET CASH PROVIDED BY (USED IN) INVESTING
           ACTIVITIES                                    2,868,009       (12,733,676)  (45,151,245)   (53,675,173)   (52,351,937)
                                                      ------------      ------------  ------------   ------------   ------------

Cash Flows From Financing Activities
   Net increase (decrease) in deposits                  (5,027,616)       22,799,490    41,434,488     37,726,707     55,652,378
   Net increase (decrease) in short-term                   144,253          (516,063)     (994,332)       966,695         46,425
   borrowings
                                                      ------------      ------------  ------------   ------------   ------------
         NET CASH PROVIDED BY (USED IN) FINANCING
           ACTIVITIES                                   (4,883,363)       22,283,427    40,440,156     38,693,402     55,698,803
                                                      ------------      ------------  ------------   ------------   ------------

         INCREASE (DECREASE) IN CASH AND CASH
           EQUIVALENTS                                    (264,747)       13,088,790     2,958,882    (11,258,239)     8,740,159

Cash and Cash Equivalents
   Beginning                                            22,110,341        19,151,459    19,151,459     30,409,698     21,669,539
                                                      ============      ============  ============   ============   ============
   Ending                                             $ 21,845,594      $ 32,240,249  $ 22,110,341   $ 19,151,459   $ 30,409,698
                                                      ============      ============  ============   ============   ============

See Notes to Consolidated Financial Statements.

RIVERSIDE ACQUISITION CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
NATURE OF BUSINESS: Riverside Acquisition Corp. is a one-bank holding company whose wholly owned subsidiary, Riverside Bancshares Corporation, is the 100 percent owner of Riverside Bank (the Bank). Prior to March 1999, Riverside Bancshares Corporation was a 99.92 percent owner of Riverside Bank. During March 1999, Riverside Bancshares Corporation purchased the remaining 0.08 percent of shares of Riverside Bank, which were previously held by a minority shareholder. The Bank is a commercial bank with operations within the Twin Cities metro area, which provides retail and commercial loan and deposit services principally to customers within the seven-county metro area.

BASIS OF FINANCIAL STATEMENT PRESENTATION: The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the year. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change relates to the determination of the allowance for loan losses.

Effective January 1, 1998, the Bank adopted FASB Statement No. 130, which was issued in June 1997. Statement No. 130 establishes new rules for the reporting and display of comprehensive income and its components, but has no effect on the Bank's net income or total stockholders' equity. Statement No. 130 requires unrealized gains and losses on the Bank's available-for-sale securities, which prior to adoption were reported separately in stockholders' equity, to be included in comprehensive income. Prior-year financial statements have been reclassified to conform to the requirements of Statement No. 130.

PRINCIPLES OF CONSOLIDATION: The accompanying consolidated financial statements include the accounts of Riverside Acquisition Corp. (RAC), its wholly owned subsidiary, Riverside Bancshares Corporation, and its wholly owned subsidiary, Riverside Bank (collectively, the Company). All significant intercompany balances and transactions have been eliminated in consolidation.

CASH, CASH EQUIVALENTS, AND CASH FLOWS: For purposes of reporting cash flows, cash and cash equivalents includes cash on hand and amounts due from banks. Cash flows from loans, federal funds sold, deposits, and short-term borrowings are reported net.

CERTIFICATES OF DEPOSIT: Certificates of deposit at other financial institutions are stated at cost, which approximates market value.

AVAILABLE-FOR-SALE SECURITIES: Securities classified as available-for-sale are those debt securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses, net of the related deferred tax effect, are reported as increases or decreases in accumulated other comprehensive income. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

RIVERSIDE ACQUISITION CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
LOANS HELD FOR SALE: Loans held for sale are those loans that the Company has the intent to sell in the foreseeable future and are carried at the lower of aggregate cost or market value. The market value calculation includes consideration of all open positions. Gains and losses on sales of loans are recognized at trade dates and are determined by the difference between the sales proceeds and the carrying value of the loans. All sales are made without recourse. The Company continues to service these loans and recognizes a servicing fee over the lives of the loans. These servicing rights are also salable.

LOANS AND ALLOWANCE FOR LOAN LOSSES: Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on evaluation of the collectibility of loans and prior loan loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.

The Company considers a loan as impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans that have been separately identified for evaluation are measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment of those loans is based on the fair value of the collateral.

Interest on loans is recognized over the terms of the loans and is calculated using the simple-interest method on principal amounts outstanding. For impaired loans, accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful. Interest on these loans is recognized only when actually paid by the borrower if collection of the principal is likely to occur. Accrual of interest is generally resumed when the customer is current on all principal and interest payments and has been paying on a timely basis for a period of time.

PREMISES AND EQUIPMENT: Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is provided principally by declining balance methods over the estimated useful lives of the assets.

RIVERSIDE ACQUISITION CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
LOAN SERVICING: The Company generally retains the right to service certain loans sold to others. The cost allocated to the servicing rights retained has been recognized as a separate asset and is being amortized in proportion to and over the period of estimated net servicing income. Servicing rights are periodically evaluated for impairment based on the fair value of those rights.

COST IN EXCESS OF NET ASSETS ACQUIRED: Cost in excess of net assets acquired results from the 1995 acquisition of Riverside Bank and its holding company, Riverside Bancshares, by RAC and is being amortized over the expected period of benefit of 12 years.

OTHER REAL ESTATE OWNED: Other real estate owned (OREO) represents properties acquired through foreclosure or other proceedings. OREO is recorded at the lower of the carrying amounts of the related loans or fair value of the properties less estimated costs to sell and is included in other assets. Any write-down to fair value less estimated costs of disposal at the time of transfer to OREO is charged to the allowance for loan losses. Property is evaluated regularly to ensure that the recorded amount is supported by its current fair value less estimated costs of disposal. Subsequent write-downs are charged to other expenses.

INCOME TAXES: Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss or tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the amounts of assets and liabilities recorded for income tax and financial reporting purposes. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

EMPLOYEE BENEFIT PLAN: The Company provides a 401(k) plan which covers substantially all of the Company's employees who are eligible as to age and length of service. A participant may elect to make contributions of up to 15 percent of the participant's annual compensation.

PHANTOM STOCK PLAN: The Company has a phantom stock plan under which the Company has granted 1,280 phantom shares of stock to several key employees. The plan provides for a cash bonus award payable to each covered employee equal to the number of shares of phantom stock granted to the employee times the cash value per share. The cash value is either the sales value of one share of common stock in the event of a sale of the Company prior to December 31, 1999, or the appraised value per share if no such sale takes place prior to December 31, 1999. The annual expense recorded under the plan is the increase in the fair market value of one common share of stock times the number of phantom shares of stock granted.

ACCUMULATED OTHER COMPREHENSIVE INCOME: Accumulated other comprehensive income is comprised solely of the unrealized gain (loss) on available-for-sale securities.

RIVERSIDE ACQUISITION CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FAIR VALUE OF FINANCIAL INSTRUMENTS: The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, federal funds sold, available-for-sale securities, demand deposits, NOW and money market deposits, savings deposits, short-term borrowing, variable-rate long-term borrowing, accrued interest receivable, and accrued interest payable approximate their fair values.

Fair values of variable-rate loans that reprice frequently and that have experienced no significant change in credit risk are based on carrying values. Fair values of all other loans are estimated based on discounted cash flows using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality.

Fair values of fixed-rate time certificates are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregate expected monthly maturities.

Since the majority of the Company's off-balance sheet instruments consist of nonfee-producing, variable-rate commitments, the Company has determined they do not have a distinguishable fair value.

UNAUDITED FINANCIAL INFORMATION: The unaudited information furnished reflects all adjustments, consisting of normal recurring accruals, which are, in the opinion of management, necessary to a fair presentation of the financial position as of March 31, 1999, and the results of operations and cash flows for the three-month periods ended March 31, 1999 and 1998. The results of the three-month periods are not necessarily indicative of the results of the Company which may be expected for the entire year.

RECLASSIFICATIONS: Certain of the 1996 and 1997 amounts have been reclassified to conform with the 1998 presentation. These reclassifications had no effect on net income or stockholders' equity.

EMERGING ACCOUNTING STANDARDS: In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after June 15, 1999. The statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Company has not determined whether to adopt the new statement early. The statement will require the Company to recognize all derivatives on the consolidated balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of the new statement will have a significant effect on the Company's earnings or financial position.

RIVERSIDE ACQUISITION CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 2.  RESTRICTIONS ON CASH AND CASH EQUIVALENTS
The Company is required to maintain reserve balances, in cash or on deposit with the Federal Reserve Bank, based upon a percentage of deposits. The total average required reserve balances as of March 31, 1999, and December 31, 1998 and 1997, were none (unaudited), $9,226,000, and $7,233,000, respectively.

NOTE 3.  AVAILABLE-FOR-SALE SECURITIES
SUMMARY OF SECURITIES:

                                                                 March 31, 1999
                                                                   (Unaudited)
                                        -----------------------------------------------------------------
                                                             Gross            Gross
                                         Amortized        Unrealized        Unrealized          Fair
                                            Cost             Gains            Losses            Value
---------------------------------------------------------------------------------------------------------
U.S. Treasury securities                $  2,527,106     $     18,479      $     (5,515)     $  2,540,070
U.S. government corporations and
   agencies                               17,212,644           71,071            (9,876)       17,273,839
Mortgage-backed securities                 6,371,031           15,701            (3,631)        6,383,101
Obligations of states and political
   subdivisions                           16,524,331          374,246            (1,859)       16,896,718
Corporate bonds and notes                  7,708,800           27,212            (4,447)        7,731,565
                                        ============     ============      ============      ============
                                        $ 50,343,912     $    506,709      $    (25,328)     $ 50,825,293
                                        ============     ============      ============      ============


                                                                 December 31, 1998
                                        -----------------------------------------------------------------
                                                             Gross            Gross
                                         Amortized        Unrealized        Unrealized          Fair
                                            Cost             Gains            Losses            Value
---------------------------------------------------------------------------------------------------------

U.S. Treasury securities                $  1,997,439     $     21,857      $         --      $  2,019,296
U.S. government corporations and
   agencies                               17,314,836          100,862            (7,570)       17,408,128
Mortgage-backed securities                 7,504,670           10,048           (10,127)        7,504,591
Obligations of states and political
   subdivisions                           16,818,082          318,128           (11,572)       17,124,638
Corporate bonds and notes                 17,780,836           46,257                --        17,827,093
                                        ============     ============      ============      ============
                                        $ 61,415,863     $    497,152      $    (29,269)     $ 61,883,746
                                        ============     ============      ============      ============


                                                                December 31, 1997
                                        -----------------------------------------------------------------
                                                             Gross            Gross
                                         Amortized        Unrealized        Unrealized          Fair
                                            Cost             Gains            Losses            Value
---------------------------------------------------------------------------------------------------------
U.S. Treasury securities                $  3,495,088     $     14,024      $     (3,837)     $  3,505,275
U.S. government corporations and
   agencies                               22,271,736           71,243           (12,570)       22,330,409
Mortgage-backed securities                 9,139,770           12,771           (41,822)        9,110,719
Obligations of states and political
   subdivisions                           13,304,915          205,245            (9,548)       13,500,612
Corporate bonds and notes                    250,349            2,010                --           252,359
                                        ============     ============      ============      ============
                                        $ 48,461,858     $    305,293      $    (67,777)     $ 48,699,374
                                        ============     ============      ============      ============

RIVERSIDE ACQUISITION CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 3.     AVAILABLE-FOR-SALE SECURITIES (CONTINUED)

CONTRACTUAL MATURITIES:

                                                   March 31, 1999
                                                     (Unaudited)                         December 31, 1998
                                         ------------------------------------   ------------------------------------
                                             Amortized             Fair               Amortized           Fair
                                               Cost                Value                Cost              Value
--------------------------------------------------------------------------------------------------------------------
Due in one year or less                  $     7,881,676      $     7,916,493   $     18,447,167     $ 18,488,498
Due after one year through five years         31,952,458           32,310,349         31,066,127       31,418,167
Due after five years through ten years         4,138,747            4,215,350          4,397,899        4,472,490
                                         ---------------------------------------------------------------------------
                                              43,972,881           44,442,192         53,911,193       54,379,155

Mortgage-backed securities                     6,371,031            6,383,101          7,504,670        7,504,591
                                         ===========================================================================
                                         $    50,343,912      $    50,825,293   $     61,415,863      $61,883,746
                                         ===========================================================================


Anticipated maturities on mortgage-backed securities are not readily determinable since they may be prepaid without penalty.

Realized gains and losses were not significant to the results of operations for the three-month periods ended March 31, 1999 and 1998 (unaudited), or for the years ended December 31, 1998, 1997, and 1996.

PLEDGED SECURITIES: Available-for-sale securities with a carrying value of $6,485,000 (unaudited), $6,649,000, and $5,250,000 at March 31, 1999, and
December 31, 1998 and 1997, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

CHANGES IN THE UNREALIZED GAIN (LOSS) ON AVAILABLE-FOR-SALE SECURITIES:


                                                         Three Months
                                                        Ended March 31,           Years Ended December 31
                                                             1999         --------------------------------------
                                                          (Unaudited)             1998                1997
----------------------------------------------------------------------------------------------------------------
Balance, beginning                                         $ 280,506          $ 142,253             $ (55,956)
   Unrealized gain (loss) during the year                     13,498            230,369               331,139
   Deferred tax effect related to unrealized
      gain (loss)                                             (5,399)           (91,892)             (132,457)
   Minority interest                                             224               (224)                 (473)
                                                        ========================================================
Balance, ending                                            $ 288,829           $280,506              $142,253
                                                        ========================================================

RIVERSIDE ACQUISITION CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 4.  LOANS HELD FOR SALE

                                              March 31,                 December 31
                                                1999           ------------------------------
                                             (Unaudited)           1998              1997
---------------------------------------------------------------------------------------------
Balance, beginning                           $    700,163      $  2,216,624      $    260,122
   Loans transferred from loan portfolio               --                --         1,638,305
   Loans originated                             3,929,632        11,843,845        10,687,435
   Loans sold                                  (3,817,920)      (13,360,306)      (10,369,238)
                                             ------------      ------------      ------------
Balance, ending                              $    811,875      $    700,163      $  2,216,624
                                             ============      ============      ============

Total loans serviced                         $ 31,808,389      $ 29,643,132      $ 24,784,153

The gain recognized on the sale of loans held for sale was $215,000 (unaudited), $201,000 (unaudited), $712,000, $478,000, and $232,000 for the three months ended March 31, 1999, and 1998, and the years ended December 31, 1998, 1997, and 1996, respectively.

Loan servicing rights in the amounts of $73,000 (unaudited), $60,000 (unaudited), $182,000, $92,000, and $-0- were capitalized during the three months ended March 31, 1999 and 1998, and the years ended December 31, 1998, 1997, and 1996, respectively.

Loan servicing rights in the amounts of $285,000 (unaudited), $226,000, and $84,000 were capitalized as of March 31, 1999, and December 31, 1998 and 1997, respectively.

The Company recognized amortization expense of loan servicing rights in the amounts of $14,000 (unaudited), $6,000 (unaudited), $40,000, $8,000, and $-0-
for the three months ended March 31, 1999 and 1998, and the years ended December 31, 1998, 1997, and 1996, respectively.

There were no outstanding commitments to sell loans at March 31, 1999 (unaudited), or December 31, 1998 or 1997.


NOTE 5.  LOANS
COMPOSITION OF LOANS:

                                     March 31,                December 31
                                       1999         -----------------------------
                                   (Unaudited)          1998             1997
---------------------------------------------------------------------------------
Commercial                         $111,236,557     $105,610,111     $ 98,114,380
Commercial real estate               92,580,332       88,137,851       68,259,170
SBA loans                            18,437,997       18,087,360       12,833,914
Consumer and other loans             19,612,495       21,440,573       21,474,908
                                   ------------     ------------     ------------
                                    241,867,381      233,275,895      200,682,372

Less allowance for loan losses        4,585,897        4,400,000        3,650,000
                                   ------------     ------------     ------------
Loans, net                         $237,281,484     $228,875,895     $197,032,372
                                   ============     ============     ============

ALLOWANCE FOR LOAN LOSSES:

                                       Three Months Ended March 31
                                               (Unaudited)                 Years Ended December 31
                                       ----------------------------      ----------------------------
                                           1999             1998             1998             1997
                                       -----------      -----------      -----------      -----------
Balance, beginning                     $ 4,400,000      $ 3,650,000      $ 3,650,000      $ 2,400,000
   Provision charged to operations         190,000          250,000          974,479        1,424,921
   Loans charged off                        (9,323)          (1,811)        (263,410)        (305,227)
   Recoveries                                5,220            8,096           38,931          130,306
                                       -----------      -----------      -----------      -----------
Balance, ending                        $ 4,585,897      $ 3,906,285      $ 4,400,000      $ 3,650,000
                                       ===========      ===========      ===========      ===========

IMPAIRED LOANS:

                                                    March 31,            December 31
                                                      1999        -------------------------
                                                   (Unaudited)       1998          1997
-------------------------------------------------------------------------------------------
Loans receivable for which there is a related
   allowance for credit losses                     $1,282,297     $  963,439     $1,881,371
Loans receivable for which there is no related
   allowance for credit losses                             --             --             --
                                                   ----------     ----------     ----------
Total impaired loans                               $1,282,297     $  963,439     $1,881,371
                                                   ==========     ==========     ==========

Average balance                                    $1,257,169     $1,210,315     $  677,491
Related allowance for credit losses                   351,168        178,056        243,871

Cash received and recognized as interest income on impaired loans in 1998, 1997, and 1996 and during the three months ended March 31, 1999 (unaudited) and 1998 (unaudited), was insignificant.


NOTE 6.  PREMISES AND EQUIPMENT


                                   March 31,             December 31
                                     1999        -------------------------
                                  (Unaudited)       1998           1997
--------------------------------------------------------------------------
Leasehold improvements            $1,401,769     $1,400,465     $1,127,423
Equipment                          4,464,362      4,311,120      3,559,204
Construction in progress                  --             --         83,962
                                  ----------     ----------     ----------
                                   5,866,131      5,711,585      4,770,589

Less accumulated depreciation      3,397,296      3,220,893      2,722,597
                                  ==========     ==========     ==========
                                  $2,468,835     $2,490,692     $2,047,992
                                  ==========     ==========     ==========

RIVERSIDE ACQUISITION CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 7.  DEPOSITS

                                         March 31,             December 31
                                           1999          -----------------------------
                                        (Unaudited)          1998             1997
--------------------------------------------------------------------------------------
Demand deposits                         $122,633,761     $122,815,861     $107,443,367
NOW and money market accounts            111,763,697      115,373,756       98,317,671
Savings deposits                           4,035,340        3,581,395        3,215,461
Time certificates, $100,000 or more       23,830,166       27,525,880       23,826,339
Other time deposits                       35,543,681       33,537,369       28,596,935
                                        ------------     ------------     ------------
Total                                   $297,806,645     $302,834,261     $261,399,773
                                        ============     ============     ============

At March 31, 1999 (unaudited), and December 31, 1998, the scheduled annual maturities of time certificates are as follows:

                       March 31,
                         1999         December 31
                      (Unaudited)       1998
-------------------------------------------------

1 year or less        $51,684,254     $52,200,187
1 to 2 years            3,916,917       4,902,094
2 to 3 years            3,260,739       3,312,576
3 to 4 years              384,635         521,952
4 to 5 years              121,302         126,440
More than 5 years           6,000              --
                      ===========     ===========
                      $59,373,847     $61,063,249
                      ===========     ===========



NOTE 8.  INCOME TAXES
The cumulative tax effects of the primary temporary differences are shown in the following table:

                                                                 December 31
                                                        ----------------------------
                                                            1998             1997
                                                        -----------      -----------
Deferred tax assets:
   Loan loss allowances                                 $ 1,635,053      $ 1,363,957
   Deferred loan fees                                       123,631          149,132
    Deferred compensation                                 1,641,600          761,308
   Other                                                     64,055           10,920
                                                        -----------      -----------
Total deferred tax assets                                 3,464,339        2,285,317
                                                        -----------      -----------

Deferred tax liabilities:
   Unrealized gain on available-for-sale securities        (187,154)         (95,008)
   Other                                                     (8,599)          (4,299)
                                                        -----------      -----------
Total deferred tax liabilities                             (195,753)         (99,307)
                                                        ===========      ===========
Net deferred tax assets                                 $ 3,268,586      $ 2,186,010
                                                        ===========      ===========

RIVERSIDE ACQUISITION CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 8.  INCOME TAXES (CONTINUED)

The provision for income taxes charged to operations consists of the following:

                                                 Years Ended December 31
                                  --------------------------------------------------------
                                      1998                1997                 1996
                                  --------------      --------------       ---------------
Current tax expense               $    4,077,933      $     3,585,034      $     2,575,000
Deferred tax expense (benefit)        (1,174,722)            (940,745)            (399,586)
                                  --------------      --------------       ---------------
                                  $    2,903,211      $     2,644,289      $     2,175,414
                                  ==============      ===============      ===============

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate of 35 percent to pretax income as follows:

                                                             Years Ended December 31
                                                  ---------------------------------------------
                                                      1998             1997            1996
                                                  -----------      -----------      -----------
Computed "expected" federal tax expense           $ 2,379,384      $ 2,184,972      $ 1,755,264
Increase (decrease) in income taxes resulting
   from:
   State income taxes, net of federal tax
      benefit                                         537,138          438,149          408,247
   Tax-exempt interest income (net of
      disallowed expenses)                           (205,775)        (165,268)        (128,790)
   Goodwill                                           171,203          171,054          163,982
   Other                                               21,261           15,382          (23,289)
                                                  -----------      -----------      -----------
                                                  $ 2,903,211      $ 2,644,289      $ 2,175,414
                                                  ===========      ===========      ===========


NOTE 9.  SHORT-TERM BORROWING

                                                        March 31,                      December 31
                                                           1999            ------------------------------------
                                                       (Unaudited)             1998                 1997
------------------------------------------            ----------------     ----------------    ----------------
Demand note payable to bank, secured by
   common stock of Riverside Bank                     $      4,300,000     $      4,500,000    $      5,000,000
Repurchase agreements                                        2,069,396            2,194,269           2,464,224
Other                                                               --                   --             224,517
                                                      ================     ================    ================
                                                      $      6,369,396     $      6,694,269    $      7,688,741
                                                      ================     ================    ================


NOTE 10. COMMITMENTS, CONTINGENCIES, AND CREDIT RISK

CONTINGENCIES: In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the consolidated financial statements.

RIVERSIDE ACQUISITION CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 10.  COMMITMENTS, CONTINGENCIES, AND CREDIT RISK (CONTINUED)

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK: The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of amounts recognized on the consolidated balance sheets.

The Company's exposure to credit loss in the event of nonperformance by the other parties to the financial instruments for these commitments is represented by the contractual amounts of the instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. These commitments were as follows:

                                                        March 31,                      December 31
                                                           1999            ------------------------------------
                                                       (Unaudited)             1998                 1997
                                                      ----------------     ----------------    ----------------
Commitments to extend credit                          $     69,535,000     $     67,841,000    $     57,122,000
Standby letters of credit                                    9,020,000           10,641,000           8,605,000
                                                      ----------------     ----------------    ----------------
                                                      $     78,555,000     $     78,482,000    $     65,727,000
                                                      ================     ================    ================

COMMITMENTS TO EXTEND CREDIT: Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon in full, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. If deemed necessary upon extension of credit, the amount of collateral obtained is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, liquid collateral, and income-producing commercial properties.

STANDBY LETTERS OF CREDIT: Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary. At December 31, 1998, approximately 91.7 percent of the standby letters of credit were collateralized.

RIVERSIDE ACQUISITION CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 10.    COMMITMENTS, CONTINGENCIES, AND CREDIT RISK (CONTINUED)

LEASE COMMITMENTS: The Company leases its main company building, four branch locations, and an operations center. The leases expire at various times through the year 2013. The leases provide that the Company pay either property taxes, insurance, and maintenance costs or pay its share of the building's operating costs. The following is a schedule of approximate future minimum rental payments under these leases:

Years ending December 31:
   1999                                                    $      556,000
   2000                                                           567,000
   2001                                                           482,000
   2002                                                           477,000
   2003                                                           347,000
   Thereafter                                                   1,960,000
                                                           --------------
                                                           $    4,389,000
                                                           ==============

Total rent expense under these leases, including common space rental charges, for the three months ended March 31, 1999 and 1998, and the years ended December 31, 1998, 1997, and 1996, was approximately $192,000 (unaudited), $183,000
(unaudited), $779,000, $587,000, and $512,000, respectively.

FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK:

CONCENTRATIONS OVER INSURED LIMITS: The nature of the Company's business requires that it maintain amounts due from banks which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

CONCENTRATION BY GEOGRAPHIC LOCATION: The Company makes commercial, residential, and consumer loans to customers primarily in the Minneapolis-St. Paul metropolitan area. Although the Company's loan portfolio is diversified, a substantial portion of the Company's customers' abilities to honor their contracts is dependent upon the business economy in the Minneapolis-St. Paul metropolitan and surrounding areas. See also Note 4 for composition by loan type.

CONCENTRATION BY INDUSTRY: Included in the Company's loan portfolio are concentrations of loans related to real estate agents, brokers, and real estate holding companies. A majority of these loans outstanding are collateralized by commercial real estate. Total loans outstanding to borrowers within this industry approximated $61,751,000 at December 31, 1998.

RIVERSIDE ACQUISITION CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 10.    COMMITMENTS, CONTINGENCIES, AND CREDIT RISK (CONTINUED)

CONCENTRATION BY INSTITUTION: The Company has a substantial concentration of funds on deposit at Firstar Bank Minnesota, N.A., as follows:

                                                               March 31,
                                                                  1999       December 31,
                                                               (Unaudited)      1998
                                                              ------------  --------------
Federal funds sold                                            $ 12,775,000  $   13,300,000
Due from bank account, included in cash and cash equivalents       215,223         201,214
                                                              ------------  --------------
                                                              $ 12,990,223  $   13,501,214
                                                              ============  ==============


NOTE 11.  EMPLOYEE BENEFIT PLAN AND PHANTOM STOCK PLAN

EMPLOYEE BENEFIT PLAN: Contributions to the 401(k) plan were $57,100 (unaudited), $39,000 (unaudited), $161,700, $159,300, and $139,000 for the three months ended March 31, 1999 and 1998, and the years ended December 31, 1998, 1997, and 1996, respectively.

PHANTOM STOCK PLAN: As of March 31, 1999, and December 31, 1998 and 1997, $4,104,000 (unaudited), $4,104,000, and $1,903,000, respectively, was accrued under the phantom stock plan. Expense of $-0- (unaudited), $163,000 (unaudited), $2,201,000, $1,050,000, and $318,000 was expensed under this plan for the three months ended March 31, 1999 and 1998, and the years ended December 31, 1998, 1997, and 1996, respectively.


NOTE 12.  LOANS AND OTHER TRANSACTIONS WITH RELATED PARTIES

Shareholders of the Company, and officers and directors, including their families and companies of which they are principal owners, are considered to be related parties. These related parties were loan customers of, and had other transactions with, the Company in the ordinary course of business. In management's opinion, these loans and transactions were on the same terms as those for comparable loans and transactions with nonrelated parties.

LOANS: Total loans to related parties were approximately $794,000 (unaudited), $1,669,000, and $582,000 at March 31, 1999, and December 31, 1998 and 1997,
respectively.

LEASES: The Company also leases its corporate headquarters building from Riverside Investment Co., which is affiliated through common ownership. Expense from this lease totaled $29,007 (unaudited), $29,750 (unaudited), $119,000, $122,200, and $122,900 for the three months ended March 31, 1999 and 1998, and the years ended December 31, 1998, 1997, and 1996, respectively. This lease is included in the lease commitments disclosed in Note 10.

RIVERSIDE ACQUISITION CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 13.  REGULATORY CAPITAL REQUIREMENTS

The Company is subject to various regulatory capital requirements administered by the Company's primary federal regulatory agency. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of assets and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum ratios (set forth in the table below) of total and Tier I capital, and of Tier I capital to average assets (all as defined in the regulations). Management believes, as of December 31, 1998, that the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 1998, the most recent notification from the Company's primary regulator, the FDIC, categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Company's category.

                                                                                                 To Be Well Capitalized
                                                                     For Capital Adequacy       Under Prompt Corrective
                                             Actual                        Purposes                 Action Provisions
                                     --------------------------   ---------------------------  ---------------------------
                                         Amount        Ratio           Amount        Ratio          Amount        Ratio
                                     -------------    --------    --------------   ----------  --------------   ----------

As of December 31, 1998:
  Total capital (to
    risk-weighted
    assets):
    Consolidated                     $      22,994        8.6%    $       21,390       >8.0%   $          N/A         N/A
                                                                                       =
    Riverside Bank, N.A.                    29,871       11.3%            21,148       >8.0%           26,435      >10.0%
                                                                                       =                           =
  Tier I capital (to
    risk-weighted
    assets):
    Consolidated                            19,655        7.4%            10,624       >4.0%              N/A         N/A
                                                                                       =
    Riverside Bank, N.A.                    26,550       10.0%            10,620       >4.0%           15,930       >6.0%
                                                                                       =                            =
  Tier I capital (to average assets):
    Consolidated                            19,655        6.1%             9,666       >3.0%              N/A         N/A
                                                                                       =
    Riverside Bank, N.A.                    26,550        8.3%            12,795       >4.0%           15,994       >5.0%
                                                                                       =                            =

RIVERSIDE ACQUISITION CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 14.  ADDITIONAL CASH FLOW INFORMATION

                                  Three Months Ended March 31
                                          (Unaudited)                           Years Ended December 31
                                -------------------------------      ----------------------------------------------
                                      1999            1998               1998             1997             1996
----------------------------    ---------------    ------------      -------------    -------------   -------------
Cash flows from securities:
  Available-for-sale
    securities:
    Maturities                  $    17,994,822    $  5,505,439      $  30,138,309    $  10,796,588   $  10,057,896
    Sales                                                                                                   892,719
    Purchases                        (6,901,678)     (8,371,658)       (42,888,283)     (21,025,725)    (20,736,332)
                                ---------------    ------------      -------------    -------------   -------------
                                $    11,093,144    $ (2,866,219)     $ (12,749,974)   $ (10,229,137)  $  (9,785,717)
                                ===============    ============      =============    =============   =============

Supplemental disclosures of
  cash flow information:
  Cash payments for interest    $     2,077,665    $  2,018,004      $   7,983,563    $   7,252,240   $   4,855,364
  Cash payments for income
    taxes                               211,000         256,480          4,120,482        3,928,842       2,666,783
                                ===============    ============      =============    =============   =============


           FAIR VALUES OF FINANCIAL INSTRUMENTS AND INTEREST RATE RISK

The fair values of the Company's financial instruments are as follows:

                                    March 31, 1999
                                     (Unaudited)                      December 31, 1998                 December 31, 1997
                            ------------------------------     ----------------------------      -----------------------------
                                Carrying          Fair           Carrying         Fair             Carrying         Fair
                                 Amount           Value           Amount          Value             Amount          Value
----------------------------------------------------------     -----------------------------     -----------------------------
Financial assets:
  Cash and cash equivalents  $ 21,846,000     $ 21,846,000     $ 22,110,000     $ 22,110,000     $ 19,151,000     $ 19,151,000
  Certificates of deposit          95,000           95,000           95,000           95,000          392,000          392,000
  Federal funds sold           12,775,000       12,775,000       13,300,000       13,300,000       14,500,000       14,500,000
  Securities                   50,825,000       50,825,000       61,884,000       61,884,000       48,699,000       48,699,000
  loans held for sale             812,000          875,000          700,000          741,000        2,217,000        2,217,000
  loans                       237,281,000      235,413,000      228,876,000      229,455,000      197,039,000      196,903,000
  Accrued interest              1,729,000        1,729,000        1,874,000        1,874,000        1,693,000        1,693,000
    receivable
Financial liabilities:
  Deposits                    297,807,000      297,898,000      302,834,000      303,072,000      261,400,000      261,329,000
  Short-term borrowings         6,369,000        6,369,000        6,694,000        6,694,000        7,689,000        7,689,000
  Accrued interest payable        742,000          742,000          929,000          929,000          573,000          573,000

RIVERSIDE ACQUISITION CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 15. Fair Values of Financial Instruments and Interest Rate Risk (CONTINUED)

INTEREST RATE RISK: The Company assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of the Company's financial instruments will change when interest rate levels change, and that change may be either favorable or unfavorable to the Company. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed-rate obligations are more likely to prepay in a falling-rate environment and less likely to prepay in a rising-rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising-rate environment and less likely to do so in a falling-rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Company's overall interest rate risk.


NOTE 16. SUBSEQUENT EVENT

The Company entered into a merger agreement on March 10, 1999, which will result in the merger of the Company with and into Associated Banc-Corp and the conversion of the outstanding shares of stock into shares of common stock of Associated Banc-Corp, subject to certain closing conditions. The merger requires regulatory approval and is anticipated to close in the second half of 1999.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant is incorporated under the Wisconsin Business Corporation Law (the "WBCL"). Under Section 180.0851 of the WBCL, the Registrant shall indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding, if such person was a party to such proceeding because he or she was a director or officer of the Registrant. In all other cases, the Registrant shall indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was a director or officer of the Registrant; unless liability was incurred because he or she breached or failed to perform a duty owed to the Registrant and such breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858 of the WBCL provides that subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the Registrant's articles of incorporation, bylaws, a written agreement between the director or officer and the Registrant or a resolution of the Board of Directors or adopted by majority vote of the Registrant's shareholders.

         Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections
180.0850 to 180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

         The Registrant's Articles of Incorporation contains no provisions in relation to the indemnification of directors and officers of the Registrant.

         Article XI of the Registrant's Bylaws ("Article XI") authorizes indemnification of officers and directors of the Registrant consistent with the description of the indemnification provisions in Section 180.0851 of the WBCL as described above. Article XI provides that the Registrant shall indemnify a director, officer, employee or agent of the Registrant to the extent such individual has been successful on the merits or otherwise in the defense of any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal (including, but not limited to, any act or failure to act alleged or determined (i) to have been negligent, (ii) to have violated the Employee Retirement Income Security Act of 1974; or (iii) to have violated Sections 180.0832, 180.0833 and 180.1202 of the WBCL, or any successor thereto, regarding loans to directors, unlawful distributions and distributions of assets, which involves foreign, federal, state or local law and which is brought by or in the right of the Registrant or by any other person or entity, to which the director, officer, employee or agent was a party because he or she is a director, officer, employee or agent. In all other cases, the Registrant shall indemnify a director, officer, employee or agent of the Registrant against liability and expenses incurred by such person in a proceeding unless it shall have been proven by final judicial adjudication that such person breached or failed to perform a duty owed to the Registrant under the circumstances described above as set forth in Section 180.0851 of the WBCL. Article XI defines a "director, officer, employee or agent" as (i) a natural person who, is or was a director, officer, employee or agent of the Registrant, (ii) a natural person who, while a director, officer, employee or agent of the Registrant, is or was serving either pursuant to the Registrant's specific request or as a result of the nature of such person's duties to the Registrant as a director, officer, partner, trustee, member of any governing or decision making committee, employee or agent of another corporation or foreign corporation, partnership, joint venture, trust or other enterprise and (iii) a person who, while a director, officer, employee or agent of the Registrant, is or was serving an employee benefit plan because his or her duties to the Registrant also impose duties on, or otherwise involve services by, the person to the plan or to participants in or beneficiaries of the plan. Unless the context requires otherwise, Article XI indemnification extends to the estate or personal representative of a director, officer, employee or agent.

         All officers, directors, employees and agents of controlled subsidiaries of the Registrant shall be deemed for purposes of Article XI to be serving as such officers, directors, employees and agents at the request of the Registrant. The right to indemnification granted to such officers and directors by Article XI is not subject to any limitation or restriction imposed by any provision of the Articles of Incorporation or Bylaws of a controlled subsidiary. For purposes of Article XI, a "controlled subsidiary" means any corporation at least 80% of the outstanding voting stock of which is owned by the Registrant or another controlled subsidiary of the Registrant.

         Upon written request by a director, officer, employee or agent who is a party to a proceeding, the Registrant shall pay or reimburse his or her reasonable expenses as incurred if the director, officer, employee or agent provides the Registrant with: (i) a written affirmation of his or her good faith belief that he or she is entitled to indemnification under Article XI; and (ii) a written undertaking to repay all amounts advanced without interest to the extent that it is ultimately determined that indemnification under Article XI is prohibited. The Registrant shall have the power to purchase and maintain insurance on behalf of any person who is a director, officer, employee or agent against any liability asserted against or incurred by the individual in any such capacity arising out of his or her status as such, regardless of whether the Registrant is required or authorized to indemnify or allow expenses to the individual under Article XI.

         The right to indemnification under Article XI may be amended only by a majority vote of the shareholders and any reduction in the right to indemnification may only be prospective from the date of such vote.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)      Exhibits

Exhibit No.

         2(a) Agreement and Plan of Merger dated as of March 10, 1999 between the Registrant and Riverside Acquisition Corp., incorporated by reference to Exhibit A to the Proxy Statement/Prospectus of the Registrant and Riverside Acquisition Corp. (the "Proxy Statement/Prospectus").

         2(b) First Amendment to Agreement and Plan of Merger dated as of June __, 1999 between the Registrant and Riverside Acquisition Corp., incorporated by reference to Exhibit A-1 to the Proxy
                           Statement/Prospectus.

         3(a) Articles of Incorporation, as amended and restated, incorporated by reference to Exhibit 3(a) of the Registrant's Annual Report on Form 10-K filed for the year ended December 31, 1997, SEC File No. 0-5519.

         3(b)              Bylaws, as amended, incorporated by reference to
                           Exhibit 3(b) of the Registrant's Annual Report on Form 10-K filed for the year ended December 31, 1997, SEC File No. 0-5519.

         4 The Registrant has outstanding certain long term debt. None of such debt exceeds 10% of the total assets of the Registrant and its consolidated subsidiaries. Thus, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits to this Registration Statement. The Registrant agrees to furnish copies of such instruments to the Commission upon request.

         5 Opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. regarding legality of issuance of the Registrant's securities.

         8 Form of Opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. regarding certain federal income tax matters.

        10(a) The 1982 Incentive Stock Option Plan of the Registrant incorporated by reference to Exhibit 10 to Annual Report on Form 10-K for fiscal year ended December 31, 1987.

        10(b) The Restated Long-Term Incentive Stock Option Plan of the Registrant incorporated by reference to Exhibit 10 filed with the Registrant's registration statement (33-86790) on Form S-8 filed under the Securities Act of 1933.

        10(c) Change of Control Plan of the Registrant effective April 25, 1994 incorporated by reference to Exhibit 10(d) of the Registrant's Annual Report on Form 10-K for fiscal year ended December 31, 1994, SEC File No. 0-5519.

        10(d) Deferred Compensation Plan and Deferred Compensation Trust effective as of December 16, 1993, and Deferred Compensation Agreement of the Registrant dated December 31, 1994, incorporated by reference to
                           Exhibit 10(e) of the Registrant's Annual Report on Form 10-K for fiscal year ended December 31, 1994, SEC File No. 0-5519.

        11 Statement Re Computation of Per Share Earnings incorporated by reference to Exhibit 11 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and Exhibit 11 of the Registrant's Quarterly Report on Form 10-Q filed for the quarter ended March 31, 1999, SEC File No. 0-5519.

         21 List of Subsidiaries of the Registrant incorporated by reference to Exhibit 21 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, SEC File No. 0-5519.

         23(a)             Consent of KPMG LLP.

         23(b)             Consent of Ernst & Young LLP.

         23(c)             Consent of McGladrey & Pullen, LLP.

         23(d) Consent of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. incorporated by reference to Exhibit 5.

         24                Powers of Attorney.

(b) No financial statement schedules are required to be filed herewith pursuant to Item 21(b) or (c) of this Form.

ITEM 22. UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report to Section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Green Bay, State of Wisconsin, on this 7th day of July, 1999.

                                        ASSOCIATED BANC-CORP


                                        By: /s/ H.B. Conlon
                                            --------------------------------
                                            Harry B. Conlon,
                                            Chairman and Chief
                                            Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


             Signature                              Title                                Date
             ---------                              -----                                ----
/s/ H.B. Conlon                       Chairman, Chief Executive Officer
----------------------------------        and a Director (Principal                  July 7, 1999
Harry B. Conlon                               Executive Officer)


/s/ Joseph B. Selner                       Chief Financial Officer                   July 7, 1999
----------------------------------    (Principal Financial Officer and
Joseph B. Selner                        Principal Accounting Officer)

       *                                  President, Chief Operating                 July 7, 1999
----------------------------------          Officer and a Director
Robert C. Gallagher

       *                                 Vice Chairman and a Director                July 7, 1999
----------------------------------
John C. Seramur

       *                                           Director                          July 7, 1999
----------------------------------
Robert S. Gaiswinkler

       *                                           Director                          July 7, 1999
----------------------------------
Ronald R. Harder

       *                                           Director                          July 7, 1999
----------------------------------
John S. Holbrook, Jr.

             Signature                              Title                                Date
             ---------                              -----                                ----

       *                                           Director                          July 7, 1999
----------------------------------
William R. Hutchinson

       *                                           Director                          July 7, 1999
----------------------------------
Robert P. Konopacky

       *                                           Director                          July 7, 1999
----------------------------------
Dr. George R. Leach

       *                                           Director                          July 7, 1999
----------------------------------
John C. Meng

       *                                           Director                          July 7, 1999
----------------------------------
J. Douglas Quick

       *                                           Director                          July 7, 1999
----------------------------------
John H. Sproule

       *                                           Director                          July 7, 1999
----------------------------------
Ralph R. Staven

       *                                           Director                          July 7, 1999
----------------------------------
Norman L. Wanta


         *Harry B. Conlon hereby signs this registration statement on July 7, 1999 on behalf of each of the indicated persons for whom he is attorney-in-fact pursuant to a power of attorney filed herewith.

                                               *By: /s/     H.B. Conlon
                                                    ----------------------------
                                                            Harry B. Conlon